PART II – INFORMATION REQUIRED IN OFFERING CIRCULAR

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which the Final Offering Circular was filed may be obtained.

SUBJECT TO COMPLETION, DATED JUNE 1, 2020

PRELIMINARY OFFERING CIRCULAR

1521 Westbranch Drive, Suite 100

McLean, Virginia 22102

(703) 287-5800

www.gladstonecompanies.com

6.0% Senior Secured Bonds

The Gladstone Companies, Inc. is offering a maximum of $50,000,000 in the aggregate of its 6.0% senior secured bonds, or the “Bonds,” pursuant to this offering circular. No public market currently exists for our Bonds and we do not expect a public market to develop. The purchase price per Bond is $25, with a minimum purchase amount of $5,000. The Bonds will bear interest at a rate equal to 6.0% per year payable to the record holders of the Bonds monthly in arrears on the first day of each month, beginning on the first such date that follows the first full calendar month after the initial closing in the offering. The Bonds will mature on June 30, 2025. We may redeem the Bonds in whole or in part at any time or from time to time on or after June 30, 2023 (or at any time, if our Board of Directors determines, in its sole discretion, that the proceeds of this offering are insufficient for the intended use of proceeds) at the redemption price discussed under the caption “Description of Bonds—Optional Redemption”. Bondholders will have no right to put (that is, require us to redeem) any of the Bonds prior to their maturity date except in the case of a holder’s death, subject to notice, and other provisions contained in this offering circular. See “Description of Bonds—Redemption Upon Death”.

The Bonds will be secured by a senior blanket lien on the equity interest we hold in the Future Gladstone Funds which are raised with the proceeds of this offering, or the “collateral.” We expect to use a portion of the proceeds from this offering to launch one or more of the Future Gladstone Funds. The Bonds will rank pari passu, or equal, in right of payment with all of our other senior secured indebtedness from time to time outstanding (to the extent such future senior secured indebtedness is secured by our equity interest in the Future Gladstone Funds) and senior in right of payment to our future indebtedness from time to time outstanding that is expressly subordinated to the Bonds, senior to all of our unsecured indebtedness to the extent of the value of the Bonds’ security interest in our equity interest of the Future Gladstone Funds, and structurally junior to all existing and future indebtedness and other obligations of our subsidiaries.

The Bonds will be offered to prospective investors on a “reasonable best efforts” basis through Timbrel Capital, LLC, or our “managing broker-dealer.” Our managing broker-dealer may engage additional broker-dealers, or “selling group members,” who are members of the Financial Industry Regulatory Authority, Inc., or “FINRA,” to assist in the sale of the Bonds. At each closing date, the proceeds for such closing will be disbursed to us and Bonds relating to such proceeds will be issued to their respective purchasers. We expect to commence the sale of the Bonds as of the date on which the offering statement is declared qualified by the U.S. Securities and Exchange Commission, or the “SEC,” and will terminate on the date, or the “Termination Date,” that is the earlier of (1) June 30, 2023 (unless earlier terminated or extended by our Board of Directors) and (2) the date on which all $50,000,000 of our Bonds offered pursuant to this offering circular are sold.

Investing in our Bonds involves risks. Please read “Risk Factors” beginning on page 10 of this offering circular.

The SEC does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the SEC; however, the SEC has not made an independent determination that the securities offered are exempt from registration.

	Per Bond	Maximum Offering(1)
Offering price	$25.00	$50,000,000
Selling commissions(2)(3)	$1.50	$3,000,000
Dealer manager fee(2)(3)	$0.75	$1,500,000
Proceeds, before expenses, to us (4)	$22.75	$45,500,000

(1)	Assumes that all Bonds offered are sold.
(2)

The maximum selling commissions and the dealer manager fee will equal 6.0% and 3.0%, respectively, of aggregate gross proceeds in the offering. Each is payable to our managing broker-dealer. We or our affiliates also may provide permissible forms of non-cash compensation to registered representatives of our managing broker-dealer and to broker-dealers that are members of the FINRA and authorized by our managing broker-dealer to sell the Bonds, which we refer to as participating broker-dealers. The value of such items will be considered underwriting compensation in connection with the offering. The combined selling commissions, dealer manager fee and such non-cash compensation will not exceed 10.0% of the aggregate gross proceeds of this offering, which is referred to as FINRA’s 10.0% cap. Our managing broker-dealer will repay to us any excess payments made to our managing broker-dealer over FINRA’s 10.0% cap if the offering is terminated prior to obtaining the maximum offering proceeds. See “Plan of Distribution” in this offering circular. The selling commissions and the dealer manager fee may be reduced or eliminated with regard to Bonds sold to or for the account of certain categories of purchasers. See “Plan of Distribution” in this offering circular.

(3)

Our managing broker-dealer may reallow all or a portion of its selling commissions attributable to participating broker-dealers. In addition, our managing broker-dealer also may reallow a portion of its dealer manager fee earned on the proceeds raised by a participating broker-dealer, to such participating broker-dealer as a non-accountable marketing or due diligence allowance. The amount of the reallowance to any participating broker-dealer will be determined by the managing broker-dealer in its sole discretion.

(4)	Before deducting estimated offering expenses of $400,000 payable by us in connection with this offering.

The managing broker-dealer is not required to sell any specific number of Bonds or dollar amount of the Bonds, but will use its “reasonable best efforts” to sell the Bonds offered. There will be a minimum permitted purchase of $5,000, or 200 Bonds, but purchases of less than $5,000 may be made in our discretion in consultation with our managing broker-dealer. Should the offering continue beyond June 30, 2021 (which is the one-year anniversary of the qualification date of the offering statement of which this offering circular forms a part), we will further supplement the offering circular accordingly, if required. We may terminate this offering at any time, or may offer pursuant to a new offering statement, including a follow-on offering statement.

We will sell the Bonds through Depository Trust Company, or “DTC,” settlement, or “DTC Settlement,” or, under special circumstances, through Direct Registration System settlement, or “DRS Settlement.” See “Plan of Distribution.”

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

OFFERING CIRCULAR FORMAT IS BEING FOLLOWED.

Timbrel Capital, LLC

as Dealer Manager

The date of this offering circular is June 1, 2020

i

This offering circular is solely an offer with respect to our Bonds and is not an offer, directly or indirectly, of any securities of any of the Existing Gladstone Funds (as defined below) we advise, manage or sponsor or any funds we may advise, manage or sponsor in the future. An investment in our Bonds is not an investment in any of our funds, and the assets and revenues of the Existing Gladstone Funds are not directly available to us, our bondholders or our stockholders. In addition, interests in certain of our funds only may be offered privately to certain sophisticated and accredited investors on the basis of exemptions from the registration requirements of the federal securities laws.

This offering circular does not constitute an offer of, or an invitation to purchase, any of our Bonds in any jurisdiction in which such offer or invitation would be unlawful. We and the managing broker-dealer are offering to sell, and seeking offers to buy, our Bonds only in jurisdictions where such offers and sales are permitted.

You should rely only on the information contained in this offering circular. Neither we nor the managing broker-dealer have authorized anyone to provide any information or to make any representations other than those contained in this offering circular. Neither we nor the managing broker-dealer take any responsibility for, or can provide any assurance as to the reliability of, any other information that others may give you. The information in this offering circular is current only as of the date of this offering circular, regardless of the time of delivery of this offering circular or any sale of our Bonds.

Defined Terms

Except where the context requires otherwise, in this offering circular:

•

“Company,” “we,” “us” and “our” refer to The Gladstone Companies, Inc., formerly known as Gladstone Holding Corporation until a name change effective September 14, 2018, and its consolidated subsidiaries, including the Administrator Subsidiary, the Adviser Subsidiary and the Broker-Dealer Subsidiary;

•	“1940 Act” refers to the Investment Company Act of 1940, as amended;

•	“Administrator Subsidiary” refers to Gladstone Administration, LLC, a wholly-owned subsidiary of the Company that currently provides administrative services to the Existing Gladstone Funds;

•	“Adviser Subsidiary” refers to Gladstone Management Corporation, a wholly-owned subsidiary of the Company and a registered investment adviser that currently advises the Existing Gladstone Funds;

•	“BDC” refers to a business development company regulated under the 1940 Act;

•

“Broker-Dealer Subsidiary” refers to Gladstone Securities LLC, a wholly-owned subsidiary of the Company that is registered as a broker dealer with the SEC and is a member of FINRA and insured by the SIPC and provides certain investment banking, mortgage placement and dealer manager services to the Existing Gladstone Funds;

•	“Code” refers to the Internal Revenue Code of 1986, as amended;

•	“Existing Gladstone Funds” refers to GAIN, GLAD, GOOD and LAND, each of which is managed by the Adviser Subsidiary;

•	“Future Gladstone Funds” refers to the three new funds that we expect to launch and manage through the Adviser Subsidiary: Gladstone Retail, Gladstone Farming and Gladstone Partners;

•	“GAIN” refers to Gladstone Investment Corporation and its consolidated subsidiaries (Nasdaq: GAIN);

•	“GLAD” refers to Gladstone Capital Corporation and its consolidated subsidiaries (Nasdaq: GLAD);

•	“Gladstone BDCs” and “our BDCs” refers collectively to GAIN and GLAD;

•

“Gladstone Farming” refers to Gladstone Farming L.P., a limited partnership to be formed in Delaware that is expected to be a privately offered fund that invests in agricultural operations in the United States;

•

“Gladstone Partners” refers to Gladstone Partners L.P., a Delaware limited partnership that is expected to be a privately offered fund that will invest alone or co-invest in new portfolio companies with the Gladstone BDCs;

•	“Gladstone REITs” refers collectively to LAND and GOOD;

•	“Gladstone Retail” refers to Gladstone Retail Corporation, a corporation to be formed in Maryland that is expected to be a REIT that invests in retail properties;

•	“GOOD” refers to Gladstone Commercial Corporation and its consolidated subsidiaries (Nasdaq: GOOD);

ii

•	“LAND” refers to Gladstone Land Corporation and its consolidated subsidiaries (Nasdaq: LAND);

•	“lower middle market” generally refers to companies with annual EBITDA of $3 million to $20 million;

•	“our funds” refers to the Existing Gladstone Funds and/or the Future Gladstone Funds, as the context may require;

•	“REIT” refers to a real estate investment trust under Section 856 of the Code;

•	“SEC” refers to the U.S. Securities and Exchange Commission;

•

“senior executives” refers to our founders (David Gladstone and Terry Lee Brubaker), the presidents of the Existing Gladstone Funds (David A.R. Dullum, Robert (Bob) G. Cutlip and Robert (Bob) L. Marcotte), who are also our Executive Vice Presidents, the president of the Administrator Subsidiary (Michael LiCalsi), who is also our Executive Vice President of Administration, General Counsel and Secretary, and other key executive officers;

•	“SIPC” refers to the Securities Investor Protection Corporation; and

•

“TGC LTD” refers to The Gladstone Companies, Ltd., a Cayman Islands exempted company, controlled by our Chairman, President and Chief Executive Officer, David Gladstone, which currently owns all of our outstanding shares of common stock.

Performance Information Used In this Offering Circular

Except where the context requires otherwise, in this offering circular:

•	“assets under management” is defined as the sum of the total assets of the Existing Gladstone Funds;

•

“incentive fees” refers to performance-based fees that the Adviser Subsidiary earns for advisory services provided to our funds, and for the Existing Gladstone Funds, generally consist of two parts: an income-based incentive fee and a capital gains-based incentive fee;

•

“investment advisory fees” (also referred to throughout this offering circular as “base management fees”) refer to fees that the Adviser Subsidiary earns for advisory services provided to the Existing Gladstone Funds, which are generally based on a measure of adjusted gross assets for the Gladstone BDCs and LAND and a measure of adjusted stockholders’ equity for GOOD;

•	“EBITDA” refers to earnings before interest, taxes, depreciation and amortization;

•	“FFO” refers to funds from operations; and

•	“hurdle rate” refers to a specified minimum rate of return on investments that a fund must exceed in order for the Adviser Subsidiary to receive certain incentive fees.

Many of the terms used in this offering circular, including assets under management, may differ from the calculations of other asset managers and as a result this measure may not be comparable to similar measures presented by other asset managers. In addition, our definition of assets under management is not based on any definition of assets under management that is set forth in the agreements governing the funds that we manage.

iii

OFFERING CIRCULAR SUMMARY

This summary highlights information contained elsewhere in this offering circular and does not contain all the information you should consider before investing in our Bonds. You should read this entire offering circular carefully, especially the sections entitled “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” and the historical consolidated financial statements and the related notes thereto, before you decide to invest in our Bonds.

The Gladstone Companies, Inc.

Founded in 2001, we are a leading alternative asset manager with assets under management of approximately $2.9 billion as of December 31, 2019. Our assets under management are invested across a diverse range of alternative strategies, including private debt, private equity, real estate and real assets. We seek to deliver superior returns to stockholders through a careful, disciplined, value-oriented investment approach across multiple alternative asset classes, which we believe will generate diversified fee income. We believe that this investment approach across the Existing Gladstone Funds and Future Gladstone Funds has and will continue to provide long-term stability and predictability to our business, thereby mitigating the risks arising out of different economic cycles. Over the 19 years since the inception of GLAD, we have continued to cultivate strong relationships with investors in the Existing Gladstone Funds through our asset management business by providing objective and insightful solutions and practical advice to such funds. We believe our diversified businesses, coupled with our track record of investment performance, investment approach and investor relationships, position us to continue to perform well in a variety of market conditions, while growing our assets under management and developing complementary businesses.

As of December 31, 2019, we had 29 executive officers, managing directors and directors and also employed 41 other investment and administrative professionals through our Adviser Subsidiary and Administrator Subsidiary at our headquarters in McLean, Virginia (a suburb of Washington, D.C.) and our offices in New York, New York, Chicago, Illinois, Seattle, Washington, Dallas, Texas and Salinas, California. Our business is intellectual capital intensive, and we believe that the depth and breadth of the experience of our professionals is a key reason for our success.

The Existing Gladstone Funds, which we currently advise through the Adviser Subsidiary, specialize in investments in alternative asset classes:

•

GAIN is a BDC that primarily invests in debt and equity securities of lower middle market private businesses operating in the United States (including in connection with management buyouts, recapitalization or, to a lesser extent, refinancing of existing debt facilities);

•	GLAD is a BDC that primarily invests in debt securities of established private lower middle market companies in the United States;

•	GOOD is a REIT that focuses on acquiring, owning and managing primarily office and industrial properties in the United States; and

•	LAND is a REIT that focuses on acquiring, owning and leasing farmland in the United States.

We have grown assets under management through the Adviser Subsidiary from approximately $132.2 million as of September 30, 2001 to approximately $2.9 billion as of December 31, 2019, representing a compound annual growth rate, or CAGR, of 19%. Assets under management have doubled over the past five years primarily as a result of the ability of the Existing Gladstone Funds to raise additional capital and effectively deploy such capital in new investments. The growth of our assets under management is also partially due to the appreciation of certain investments over time and, to a limited extent, interest earned on certain investments and the redeployment of gains received upon the exit of investments.

In addition to the asset management services provided by the Adviser Subsidiary, our Broker-Dealer Subsidiary earns fees by generally providing investment banking, due diligence, dealer manager, mortgage placement, and other financial services to the Existing Gladstone Funds and certain portfolio companies of the Gladstone BDCs.

Each of the Existing Gladstone Funds is a permanent capital vehicle, which means that a significant portion of our revenue base is recurring. The long-term nature of our capital has enabled and continues to enable us to invest assets with a long-term focus over different points in a market cycle, which we believe is an important component in generating attractive returns. For the fiscal year ended June 30, 2019, approximately 37.1% of our total fee revenue was comprised of investment advisory and loan servicing fees. Investment advisory fees, which are generally based on the amount of invested capital in funds we manage, are generally more predictable and less volatile than incentive fees.

We primarily generate revenue from fees earned pursuant to advisory agreements, or, in each case, an Advisory Agreement, our Adviser Subsidiary has with each of the Existing Gladstone Funds. Each Existing Gladstone Fund pays a base management fee (which is based on a measure of adjusted gross assets in the case of the Gladstone BDCs and LAND and on a measure of stockholders’ equity in the case of GOOD) and performance-based incentive fees. The current base management fees paid to the Adviser Subsidiary by each of the Existing Gladstone Funds are summarized in the following table:

Investment Advisory Fees

GAIN	Annual fee of 2% of average gross assets(1)
GLAD	Annual fee of 1.75% of average gross assets(1)
GOOD	Annual fee of 1.5% of total adjusted stockholders’ equity(1)
LAND	Annual fee of 0.50% of Gross Tangible Real Estate (1)(2)

(1)	As defined in the applicable Advisory Agreement.
(2)	Prior to the quarter ended March 31, 2020, LAND’s base management fee was 2% of total adjusted common equity.

Incentive fees are earned by the Adviser Subsidiary pursuant to a given Advisory Agreement when an Existing Gladstone Fund meets certain income or realized capital gains thresholds. Incentive fees are recognized as income when all contingencies, including realization of specified minimum hurdle rates, have been exceeded. By their nature incentive fees are more variable in amount and the timing of their recognition than are investment advisory fees. Through December 31, 2019, the Adviser Subsidiary has earned both income-based incentive fees as well as capital gains-based incentive fees. The following tables summarizes the basis for the incentive fee arrangements payable to the Adviser Subsidiary by each of the Existing Gladstone Funds as of the date of this offering circular:

	Income-Based Incentive Fee	Capital Gains-Based Incentive Fee
GAIN	All of the pre-incentive fee net investment income generated quarterly in excess of a hurdle rate of 1.75% of net assets up to threshold of 2.1875% of net assets (7% to 8.75% annualized) and 20% of the pre-incentive fee net investment income generated quarterly in excess of such 2.1875% threshold (8.75% annualized)	20% of certain net realized capital gains.

GLAD	Prior to April 1, 2020, and beginning again April 1, 2021, all of the pre-incentive fee net investment income generated quarterly in excess of a hurdle rate of 1.75% of net assets up to a threshold of 2.1875% of net assets (7% to 8.75% annualized) and 20% of the pre-incentive fee net investment income in excess of such 2.1875% threshold (8.75% annualized). For the period from April 1, 2020 through March 31, 2021, all of the pre-incentive fee net investment income generated quarterly in excess of a hurdle rate of 2.00% of net assets up to a threshold of 2.4375% of net assets (8% to 9.75% annualized) and 20% of the pre-incentive fee net investment income in excess of such 2.4375% threshold (9.75% annualized)	20% of certain net realized capital gains.

GOOD	15% of Core FFO (as defined in the applicable Advisory Agreement) generated quarterly in excess of a hurdle rate of 2% of adjusted stockholders’ equity (8% annualized)	15% of certain net realized capital gains.

LAND	All of FFO generated quarterly in excess of a hurdle rate of 1.75% of total adjusted common equity up to a threshold of 2.1875% of total adjusted common equity (7% to 8.75% annualized), plus 20% of FFO in excess of such 2.1875% threshold (8.75% annualized)	15% of certain net realized capital gains.

In addition to fees received by our Adviser Subsidiary pursuant to the Advisory Agreements, our Adviser Subsidiary and our Broker-Dealer Subsidiary earn fees for providing investment banking, due diligence, dealer manager, mortgage placement, and other financial services. All fees received by our Administrator Subsidiary are reimbursement for the allocable portion of each Existing Gladstone Fund’s corporate overhead which primarily includes rent and the salaries and benefits expenses of the Administrator’s employees that serve the respective Existing Gladstone Fund; therefore, ultimately, we do not generate net income from the fees generated by the Administrator Subsidiary.

Our Business Model

We, through our subsidiaries, provide the following services: asset management, financial services, and administrative services.

Asset Management

Our Adviser Subsidiary is a leading alternative asset manager, currently managing the Existing Gladstone Funds, which are four publicly-traded, Nasdaq-listed companies that invest in alternative asset classes.

•

GLAD (BDC – Debt Securities of Private Companies): We are the adviser to GLAD, a BDC that primarily invests in debt securities of established private lower middle market companies in the U.S. GLAD was established in 2001 and is an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a BDC under the 1940 Act. In addition, it has elected to be treated as a regulated investment company, or RIC, for federal tax purposes under the Code. Pursuant to its Advisory Agreement, since GLAD’s inception through December 31, 2019, the Adviser Subsidiary earned an aggregate of approximately $128.1 million in investment advisory and loan servicing fees, or $75.3 million net of credits to our Adviser Subsidiary, and approximately $58.9 million in incentive fees, or $34.6 million net of credits to our Adviser Subsidiary. As of March 31, 2020, GLAD’s investment portfolio consisted of investments in 48 portfolio companies located in 24 states in 18 different industries, with an aggregate fair value of $398.3 million. The five largest investments at fair value as of March 31, 2020 totaled $130.6 million, or 32.8%, of its total investment portfolio.

•

GAIN (BDC – Debt and Equity Securities (including Buyouts) of Private Companies). We are the adviser to GAIN, a BDC that invests in debt and equity securities of lower middle market private businesses operating in the U.S. (including in connection with management buyouts, recapitalization or, to a lesser extent, refinancing of existing debt facilities). GAIN was established in 2005 and, like GLAD, is an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a BDC under the 1940 Act. In addition, it has elected to be treated as a RIC for federal tax purposes under the Code. Pursuant to its Advisory Agreement, since GAIN’s inception through December 31, 2019, the Adviser Subsidiary earned an aggregate of approximately $147.9 million in investment advisory and loan servicing fees, or $69.2 million net of credits to our Adviser Subsidiary, approximately $40.0 million in income-based incentive fees, or $39.7 million net of credits to our Adviser Subsidiary, and approximately $8.1 million in capital gains-based incentive fees. As of March 31, 2020, GAIN’s investment portfolio consisted of investments in 28 portfolio companies located in 17 states across 14 different industries with an aggregate fair value of $565.9 million. The five largest investments at fair value as of March 31, 2020 totaled $206.9 million, or 36.5%, of its total investment portfolio.

•

GOOD (REIT – Office and Industrial Properties): We are the adviser to GOOD, a diversified, national operation, with investments in a variety of sectors and geographic locations. GOOD was established in 2003 and is an externally-managed REIT focused on acquiring, owning, and managing primarily office and industrial properties. Pursuant to its Advisory Agreement, since GOOD’s inception through December 31, 2019, the Adviser Subsidiary earned an aggregate of approximately $42.8 million in investment advisory fees, or $42.4 million net of credits to our Adviser Subsidiary, and approximately $43.8 million in incentive fees, or $25.1 million net of credits to our Adviser Subsidiary. As of April 28, 2020, GOOD owned 122 properties totaling 15.1 million square feet in 28 states. As of March 31, 2020, GOOD’s investments in real estate, net, totaled $907.1 million.

•

LAND (REIT – Farmland): We are the adviser to LAND, a diversified, national operation, with investments in a variety of sectors and geographic locations. LAND was established in 2013 and is an externally-managed, natural resource REIT focused on acquiring, owning and leasing farmland. Pursuant to its Advisory Agreement, since LAND’s inception through December 31, 2019, the Adviser Subsidiary earned an aggregate of approximately $11.3 million in investment advisory fees, or $9.2 million net of credits to our Adviser Subsidiary, and approximately $1.7 million in incentive fees, or $0.8 million net of credits to our Adviser Subsidiary. As of March 31, 2020, LAND owned 113 farms comprised of 87,860 acres located across 10 states in the United States. LAND also owns several farm-related facilities, such as cooling facilities, packinghouses, processing facilities, and various storage facilities. As of March 31, 2020, LAND’s investments in real estate, net, totaled $799.5 million.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Financial Measures and Indicators” for additional information regarding the investment advisory and incentive fees for each Existing Gladstone Fund. For a more detailed review of each fund’s performance, see “Business—The Historical Investment Performance of Our Funds.”

Financial Services

Financial services generally include receiving transaction-based compensation or other compensation for providing advice on a variety of strategic and financial matters, such as mergers, acquisitions and divestitures, restructurings and reorganizations and capital raising and capital structure. We provide financial services through our Adviser Subsidiary and through our Broker-Dealer Subsidiary. The Broker-Dealer Subsidiary earns fees generated from providing dealer manager, investment banking, mortgage placement, and other services to us, the Existing Gladstone Funds and certain portfolio companies of GLAD and GAIN. We incur third-party securities trade costs associated with the Broker-Dealer Subsidiary that largely offset the associated securities trade commission revenue we earn.

Administrative Services

Our Administrator Subsidiary provides administrative services to the Existing Gladstone Funds as well as our Adviser Subsidiary and Broker-Dealer Subsidiary. Pursuant to administration agreements with the Existing Gladstone Funds, or the Administration Agreements, the Administrator Subsidiary allocates the costs of administrative services and overhead and receives administrative fee payments from the Existing Gladstone Funds. Additionally, the Administrator Subsidiary is responsible for producing the financial statements and asset valuations, and handling compliance, legal, and other duties for the Company, the Existing Gladstone Funds, and our subsidiaries.

Competitive Strengths

Diversified, National Alternative Asset Manager Delivering Significant Growth. Alternative asset management is the fastest growing segment of the asset management industry, and we are one of the leading mid-sized independent alternative asset managers in the U.S. Our asset management business is diversified across a broad variety of alternative asset classes and investment strategies and have national reach and scale. From the time our Adviser Subsidiary entered the asset management business in 2001 through December 31, 2019, the Existing Gladstone Funds have raised approximately $2.4 billion of capital. Our assets under management have grown from approximately $132.2 million as of September 30, 2001 to approximately $2.9 billion as of December 31, 2019, representing a CAGR of approximately 19%. We believe that the strength and breadth of our franchise, supported by our people, investment approach and track record of success, provide a distinct advantage when raising capital, evaluating opportunities, making investments, building value and realizing returns.

Stable Earnings Model. We believe we have a stable earnings model based on:

We manage permanent capital. As of December 31, 2019, 100% of our assets under management were in permanent capital vehicles with no fund termination or maturity. None of the Existing Gladstone Funds has a requirement to return capital to investors. This has enabled and continues to enable us to invest assets with a long-term focus over different points in a market cycle, which we believe is an important component in generating attractive returns. We believe our management of long-term capital also leaves us well-positioned during economic downturns, when the fundraising environment for alternative assets may be more challenging.

We have a diverse capital base. We have a well-balanced and diverse capital base, which we believe is the result of our demonstrated expertise across alternative capital vehicles. For our fiscal year ended June 30, 2019, approximately 24.5%, 39.0%, 20.1%, and 5.5% of our total fee revenue was generated from GLAD, GAIN, GOOD and LAND, respectively.

A significant portion of our revenue is generated from management fees. Management fees, which are generally based on the amount of invested capital in funds we manage, are generally more predictable and less volatile than performance-based fees. For our fiscal year ended June 30, 2019, approximately 37.1% of our total fee revenue was comprised of base management fees. For the fiscal years ended June 30, 2017, 2018 and 2019, base management fees averaged 41.4% of our total fee revenue.

Strong Middle Market Presence. Our core business of investing in alternative assets includes substantial exposure to the U.S. middle market, defined as U.S. businesses with $10 million to $1 billion in annual revenue. According to the National Center for The Middle Market, middle market businesses generated $6 trillion in accrued revenue which is 33% of the private sector GDP and employed 48 million people in the United States. In addition, according the National Center for the Middle Market’s fourth quarter 2019 report, the year-over-year revenue growth rate of middle market companies was 7.5% as compared to 4.3% for companies comprising the S&P 500. In addition, the projected revenue growth rate of middle market companies for the 12-month period ending December 31, 2020 is projected to be at 4.9% with an estimated 73% of middle market companies projecting increased revenue over the same period.

Strong Industry and Corporate Relationships. We believe that the strength of our relationships with investment banking firms, other financial intermediaries and leading businesses and corporate executives provides us with a competitive advantage in identifying transactions, securing investment opportunities and generating exceptional returns. As a result of these various relationships, we believe that we are less reliant on auction processes in making investments than many of our competitors, thereby providing us with a wider array of attractive investment opportunities.

Demonstrated Investment Track Record. Over our history we have established a record of generating attractive total returns across our asset management business, as shown in the table below. We believe that the average investment returns we have generated for investors in our funds through all types of economic conditions and all cycles of the equity and debt capital markets is a primary reason why we have been able to consistently grow our assets under management across all of our funds.

	As of December 31, 2019
	Number of Years	Total Percentage Return (1)
GLAD	1	49%
GAIN	1	56%
GOOD	1	26%
LAND	1	18%

GLAD	3	38%
GAIN	3	65%
GOOD	3	32%
LAND	3	30%

GLAD	5	95%
GAIN	5	195%
GOOD	5	85%
LAND	5	22%

(1)

The table above provides the total percentage return on a $100 investment in common stock of the Existing Gladstone Funds, assuming a reinvestment of all dividends, for one year, three years and five years, rounded to the nearest whole percent based on reported closing stock price as of December 31 of each year.

See “Business—The Historical Investment Performance of Our Funds” for information regarding the calculation of investment returns, valuation methodology and factors affecting our investment performance. The historical information presented above and elsewhere in this offering circular with respect to the investment performance of our funds is provided for illustrative purposes only. The historical investment performance of the Existing Gladstone Funds is no guarantee of future performance of the Existing Gladstone Funds or any other fund we may manage in the future.

Diverse Base of Longstanding Investors. Over the past 19 years of our asset management activities, we have built long-term relationships with many individual retail investors and their advisers, as well as U.S. based institutional investors, many of which invest in several of the Existing Gladstone Funds. Through the Existing Gladstone Funds, our senior executives have a long history of raising significant amounts of capital on a national basis across a broad range of asset classes, and we believe that the strength and breadth of our relationships with individual and institutional investors provide us with a competitive advantage in raising additional capital for the Existing Gladstone Funds as well as the Future Gladstone Funds.

Seasoned Management Team. Our executive officers and senior management average more than 28 years of experience in the business of the fund they help manage and are key drivers in the growth of our business. Our 29 executive officers, managing directors and directors have more than 800 years of combined business experience. This team is supported by approximately 41 other professionals with a variety of backgrounds in investment banking, leveraged finance, private equity, real estate, farmland, accounting, corporate and securities law, asset valuation, taxes, and other applicable disciplines. We believe that the extensive experience and financial acumen of our management and professionals provide us with a significant competitive advantage.

Distinct Advisory Perspective. We are not engaged in activities that might conflict with our role as a trusted financial advisor. We believe that this makes us particularly well-suited to represent boards and special committees in the increasing number of situations where they are looking to retain a financial advisor who is devoid of such conflicts. In addition, we believe that our ability to view financial advisory client assignments from both the client’s and an owner’s perspective often provides unique insights into how best to maximize value while also achieving our clients’ strategic objectives.

Demonstrated History of Legal and Regulatory Compliance. We have a proven track record of launching and managing publicly traded BDC and REIT vehicles, each of which is subject to distinctive compliance and regulatory challenges. Rigorous legal and compliance analysis of our businesses and investments is important to our culture and our history of regulatory and legal compliance across all of our vehicles is a core strength of our firm.

Growth Strategy

As we expand our business, we intend to apply the same core principles and strategies to which we have adhered since our inception:

Organically Grow Our Existing Funds. Alternative assets are experiencing increasing demand from a range of investors, which we and many industry participants believe is part of a long-term trend to enhance portfolio diversification and to meet desired return objectives. We have demonstrated our ability to deliver strong risk-adjusted investment returns in alternative assets throughout market cycles since our inception in 2001, and we believe each of our investment strategies are well positioned to benefit from long-term positive industry momentum. By continuing to deliver strong investment and operations management performance, we expect to grow the assets under management in the Existing Gladstone Funds by deepening and broadening relationships with our current high-quality investor base as well as attracting new investors.

Expand Our Product Offerings. We intend to grow our investment platform to include additional investment products that are complementary to the Existing Gladstone Funds. As we expand our product offerings, we expect to leverage the investor base of the Existing Gladstone Funds, and to attract new investors. Finally, we expect to leverage our direct origination platform, underwriting process and active credit management capabilities to grow related investment product offerings. There are a number of complementary strategies that we are currently pursuing across our investment groups. We intend to use most of the net proceeds from this offering to form one or more of the Future Gladstone Funds, which are the following three new funds that we intend to invest in and manage directly or through our subsidiaries:

•

Gladstone Retail. We intend to invest up to $20 million of the proceeds of this offering as seed capital in Gladstone Retail. Once launched, Gladstone Retail will seek to purchase and own retail properties, which we define as locations that are open to the public and provide a product or service.

•

Gladstone Farming. We intend to invest up to $20 million of the proceeds of this offering as seed capital in Gladstone Farming. Once launched, Gladstone Farming will seek to purchase agricultural operations across the United States that are focused on high-value crops such as organic vegetables, fruits and nuts and those of which may be converted to organic.

•

Gladstone Partners: We intend to invest up to $5 million of the proceeds of this offering as seed capital in Gladstone Partners, a Delaware limited partnership formed on February 4, 2003. Once launched, Gladstone Partners will seek to invest alone or co-invest in new portfolio companies with the Gladstone BDCs.

We intend to review other strategies in connection with establishing additional funds in the future; however, we currently have no plans for any new funds other than the Future Gladstone Funds.

Diversify and Grow Client Base. The growing demand for alternative assets provides an opportunity for us to attract new investors across a variety of channels. As we continue to expand our product offering and our geographic presence, we expect to be able to attract new investors to our funds. In addition to retail investors, which have historically comprised a significant portion of our assets under management, in recent periods we have extended our investment strategies and marketing efforts increasingly to institutional investors.

Recent Developments

We are closely monitoring and working with the portfolio companies of the Existing Gladstone Funds to navigate the significant challenges created by the COVID-19 pandemic and are focused on ensuring the safety of our personnel and of the employees of the portfolio companies of the Existing Gladstone Funds, while also managing our ongoing business activities. While we are closely monitoring all of these portfolio companies, the portfolios of the Existing Gladstone Funds continue to be diverse from a geographic and industry perspective. Through proactive measures and continued diligence, the management teams of these portfolio companies continue to demonstrate their ability to respond effectively and efficiently to the challenges posed by COVID-19 and related orders imposed by state and local governments. We believe that each of the Existing Gladstone Funds has sufficient levels of liquidity to support its existing portfolio companies, as necessary, and selectively deploy capital in new investment opportunities.

Protecting employees has been a priority since the onset of the COVID-19 pandemic. We performed stress-testing of our systems and processes, and the majority of our workforce has been operating under a remote-working model since March 2020, while maintaining consistent service levels to each of the Existing Gladstone Funds. Our business continuity plans have performed effectively and our cybersecurity policies have been applied consistently in the current environment.

As of March 31, 2020, our assets under management were approximately $3.0 billion. However, the full impact to our business of the COVID-19 pandemic and the resulting economic downturn remains unknown. Until such impacts are fully known, our estimates and assumptions may be subject to a high degree of volatility and there may be material variances in our semi-annual operating results during this period. For example, each of GLAD and GAIN records its assets at fair value. Each of these entities had a significant reduction in its gross assets as of March 31, 2020 as compared to its gross assets as of December 31, 2019. We expect that these reductions in gross assets will negatively impact the management fees that we receive from each of GLAD and GAIN for the fiscal year ending June 30, 2020 through the conclusion of the COVID-19 pandemic and potentially beyond depending on the pace of economic recovery. In addition, the incentive fees that we are entitled to receive from each of the Existing Gladstone Funds will be adversely affected to the extent that investment income (or its equivalent) is reduced whether as a result of the COVID-19 pandemic or other economic factors. By construct, we do not expect that management fees that we receive from LAND and GOOD will be adversely affected because those entities are not required to and do not, record their assets at fair value.

Organizational Structure

We were formed as a Delaware company on December 7, 2009. We are managed by our Board of Directors who are elected by TGC LTD, which owns all of our common stock. The sole shareholder of TGC LTD is currently David Gladstone. As the sole voting stockholder of the Company, TGC LTD has the right to elect and remove members of our Board of Directors, or Directors.

We conduct substantially all of our business activities through our subsidiaries, including the Adviser Subsidiary, the Broker-Dealer Subsidiary and the Administrator Subsidiary. We expect that our fee-generating asset management business generally will be operated through the Adviser Subsidiary. The administration services will generally be provided by the Administrator Subsidiary and financial services work will be completed by our Adviser Subsidiary or Broker-Dealer Subsidiary. A portion of our business also may be conducted by us directly or indirectly through new funds or partnerships. We expect that a substantial portion of our revenues will be derived from the Existing Gladstone Funds, which are publicly-traded entities that have elected to be taxed as RICs or REITs for U.S. federal income tax purposes.

Corporate Information

Our principal executive offices are located at 1521 Westbranch Drive, Suite 100, McLean, Virginia 22102, and our phone number is (703) 287-5800. Our website is www.gladstonecompanies.com. Information contained on or accessible through our website is not incorporated by reference into this offering circular and should not be considered a part of this offering circular.

THE OFFERING

Issuer	The Gladstone Companies, Inc.

Securities Offered	$50,000,000 aggregate principal amount of the Bonds.

Offering Price	$25 per Bond.

Minimum Investment	$5,000, but purchases of less than $5,000 may be accepted at our discretion in consultation with our managing broker-dealer.

Maturity Date	June 30, 2025

Interest Rate	6.0% per annum

Interest Payment Dates	The first day of each month, beginning on the first such date that follows the first full calendar month after the initial closing in the offering.

Record Dates for Interest Payments	The 23rd day of the month preceding the relevant interest payment date.

Security and Ranking

The Bonds will be secured by a senior blanket lien on the equity interest we hold in the Future Gladstone Funds which are raised with the proceeds of this offering, or the “collateral.” We expect to use a portion of the proceeds from this offering to launch one or more of the Future Gladstone Funds.

The Bonds will rank pari passu, or equal, in right of payment with all of our other senior secured indebtedness from time to time outstanding (to the extent such future senior secured indebtedness is secured by our equity interest in the Future Gladstone Funds) and senior in right of payment to our future indebtedness from time to time outstanding that is expressly subordinated to the Bonds, senior to all of our unsecured indebtedness to the extent of the value of the Bonds’ security interest in our equity interest of the Future Gladstone Funds, and structurally junior to all existing and future indebtedness and other obligations of our subsidiaries.

Use of Proceeds

We estimate that the net proceeds we will receive from this offering will be approximately $45,500,000 if we sell the maximum offering amount, after deducting estimated the maximum selling commissions and the dealer manager fee, but before offering expenses payable by us.

We intend to use the net proceeds for growth strategies, which are expected to include: (i) providing initial capital to launch one or more of the Future Gladstone Funds; (ii) using proceeds for working capital to supplement our existing line of credit; (iii) investing in other general partnership interests or other controlling interests in other new affiliated funds or other growth initiatives either directly or through our Adviser Subsidiary; (iv) providing additional capital to the Existing Gladstone Funds; and (v) for other general corporate purposes. See “Use of Proceeds.”

Redemption Upon Death

Within 45 days of the death of a Bondholder who is a natural person, the estate of such Bondholder, or legal representative of such Bondholder may request that we repurchase, in whole but not in part and without penalty, the Bonds held by such Bondholder by delivering to us a written notice requesting such Bonds be redeemed. In the event a Bond is held jointly by two or more natural persons, the estate or legal representative of either such Bondholder shall only have the right to request that the Company repurchase such Bond if each such Bondholder is deceased.

Upon receipt of redemption request in the event of death, we will designate a date for the redemption of such Bonds, which date shall not be later than the 15th day of the month next following the month in which we receive facts or certifications establishing to the reasonable satisfaction of the Company supporting the right to be redeemed. On the designated date, we will redeem such Bonds at a price per Bond that is equal to all accrued and unpaid interest, to but not including the date on which the Bonds are redeemed, plus the then outstanding principal amount of such Bond.

Optional Redemption

We may redeem some or all of the Bonds at any time, or from time to time, on or after June 30, 2023 at a redemption price equal to 100% of the principal amount of the Bonds to be redeemed, plus any accrued, but unpaid interest to, but excluding, the redemption date. See “Description of Bonds—Optional Redemption.”

In addition, we may redeem some or all of the Bonds at any time, or from time to time, in the event that the Board of Directors, in its sole discretion, determines that the proceeds of this offering are insufficient for the intended use of proceeds, if the intended use of proceeds is no longer viable, or such other determination that such a redemption is in our best interests. See “Description of Bonds—Optional Redemption.”

Sinking Fund	The Bonds will not be subject to any sinking fund. A sinking fund is a reserve fund accumulated over a period of time for the retirement of debt.

Events of Default	The indenture governing the Bonds will contain events of default, the occurrence of which may result in the acceleration of our obligations under the Bonds in certain circumstances. Events of default, other than payment defaults, will be subject to our right to cure within a certain number of days of such event of default. We will have the right to cure any payment default within 90 days before the trustee may declare a default and exercise the remedies under the indenture. See “Description of Bonds – Events of Default”.

Subscription Procedures

All investors not purchasing through DTC will be required to complete and execute a subscription agreement in the form filed as an exhibit to the offering statement of which this offering circular is a part. Purchasers acquiring Bonds to be held of record through DTC or its nominee will complete a limited order form. The subscription agreement is available from your registered representative or financial adviser and should be completed and delivered in accordance with the instructions in the subscription agreement. All subscriptions are irrevocable on the part of the investor. We anticipate we will have bi-monthly closings on the first and third Thursday of each month assuming there are funds to close. Once a subscription has been submitted and accepted by us, an investor will not have the right to request the return of its subscription payment prior to the next closing date. If subscriptions are received on a closing date and accepted by us prior to such closing, any such subscriptions will be closed on that closing date. If subscriptions are received on a closing date but not accepted by us prior to such closing, any such subscriptions will be closed on the next closing date.

You will be required to represent and warrant in your subscription agreement or order form that you are an accredited investor as defined under Rule 501 of Regulation D of the Securities Act of 1933, as amended, or the Securities Act, that your investment in the Bonds does not exceed 10% of your net worth or annual income, whichever is greater, if you are a natural person, or 10% of your revenues or net assets, whichever is greater, calculated as of the most recent fiscal year if you are a non-natural person. By completing and executing your subscription agreement or order form you will also acknowledge and represent that you have received a copy of this offering circular, you are purchasing the Bonds for your own account and that your rights and responsibilities regarding your Bonds will be governed by the indenture filed as an exhibit to the offering statement of which this offering circular is a part.

Form	The Bonds will be evidenced by global bond certificates deposited with a nominee holder or directly on the books and records of UMB Bank, National Association, or UMB Bank. It is anticipated that the nominee holder will be DTC, or its nominee, Cede & Co., for those purchasers purchasing through a DTC participant subsequent to the Bonds gaining DTC eligibility.

Liquidity	This is a Tier 2, Regulation A offering where the offered securities will not be listed on a registered national securities exchange upon qualification. This offering is being conducted pursuant to an exemption from registration under Regulation A of the Securities Act. After qualification, we may apply for these qualified securities to be eligible for quotation on an alternative trading system or over-the-counter market, if we determine that such market is appropriate given the structure of the Bonds and our company and our business objectives. There is no guarantee that the Bonds will be publicly listed or quoted or that a market will develop for them.

Governing Law	The indenture and the Bonds will be governed by the laws of the State of New York.

Risk Factors	See “Risk Factors” for a discussion of some of the risks you should carefully consider before deciding to invest in our Bonds.

RISK FACTORS

Investing in our Bonds involves a high degree of risk. You should consider and read carefully all of the risks and uncertainties described below, as well as other information included in this offering circular, including our consolidated financial statements and related notes, before making an investment decision. The risks described below are not the only ones facing us. The occurrence of any of the following risks or additional risks and uncertainties not presently known to us or that we currently believe to be immaterial could materially and adversely affect our business, financial condition or results of operations. In such case, the trading price of our Bonds could decline, and you may lose all or part of your original investment.

Risks Related to Our Business

Unfavorable market conditions could adversely affect our business in many ways, including by reducing the fees revenue and distributions received from our funds, if any, or reducing the ability of our funds to raise or deploy capital on favorable terms, or at all.

Our business is materially affected by conditions in the global financial markets and economic and political conditions throughout the world that are outside our control, such as interest rates, availability and cost of credit, inflation rates, economic uncertainty, changes in laws (including laws relating to taxation and asset managers), trade barriers, commodity prices, currency exchange rates and controls, national and international political circumstances (including wars, terrorist acts or security operations), natural disasters and/or pandemics. These factors are outside our control and may affect the level and volatility of asset prices or securities prices and the liquidity and the value of investments held by our funds, and we may not be able to or may choose not to manage our or our funds’ exposure to these conditions. In the event of a market downturn, including from the impact of the COVID-19 pandemic, each of our businesses and funds will be affected in different ways.

Our Existing Gladstone Funds could be affected by the inability to find suitable investments for the funds to effectively deploy capital, which could adversely affect our ability to raise new funds and thus our assets under management, or by reduced opportunities to exit and realize value from their investments, which could adversely affect incentive fees earned by our Adviser Subsidiary. In addition, during periods of adverse economic conditions, we and our funds could have difficulty accessing financial markets, which could make it more difficult or impossible for us to obtain funding for additional investments and harm our assets under management and operating results. Our profitability could also be adversely affected if we or the funds we manage are unable to scale back our costs within a time frame or amount sufficient to match decreases in revenue relating to changes in market and economic conditions.

During periods of difficult market conditions or slowdowns in a particular sector, companies in which our funds invest could experience decreased revenues, financial losses, difficulty in obtaining access to financing and increased funding costs. During such periods, these companies could also have difficulty in expanding their businesses and operations and be unable to meet their debt service obligations or other expenses as they become due (including obligations to our funds), increasing the risk of default with respect to debt investments held by our funds (including the Gladstone BDCs). As a result, a general market downturn, or a specific market dislocation, could result in lower investment returns for our funds, which would adversely affect our revenues and results of operations. Poor performance of our funds could result in lower base management and/or incentive fees earned by our Adviser Subsidiary and/or their ability to pay distributions on any investments we may hold in such funds, each of which could materially and adversely affect our business and results of operations.

Our business and that of the Existing Gladstone Funds has been, and in the future could be further, adversely affected by the recent coronavirus outbreak.

As of the date of this offering circular, there is an outbreak of a novel and highly contagious form of coronavirus (COVID-19), which the World Health Organization has declared to constitute a Public Health Emergency of International Concern. The outbreak of COVID-19 has resulted in numerous deaths, adversely impacted global commercial activity and contributed to significant volatility in certain equity and debt markets. The global impact of the outbreak is rapidly evolving, and many countries, including the U.S., have reacted by instituting quarantines, prohibitions on travel and the closure of offices, businesses, schools, retail stores and other public venues. Businesses are also implementing similar precautionary measures. Such measures, as well as the general uncertainty surrounding the dangers and impact of COVID-19, are creating significant disruption in supply chains and economic activity and are having a particularly adverse impact on transportation, hospitality, tourism, entertainment and other industries. As COVID-19 continues to spread, the potential impacts, including a global, regional or other economic recession, are increasingly uncertain and difficult to assess.

Any public health emergency, including any outbreak of COVID-19, SARS, H1N1/09 flu, avian flu, other coronavirus, Ebola or other existing or new epidemic diseases, or the threat thereof, could have a significant adverse impact on our businesses and the Existing Gladstone Funds and their portfolio companies and could adversely affect our results of operations.

The extent of the impact of any public health emergency, including the COVID-19 pandemic, on our and our businesses’ and funds’ operational and financial performance will depend on many factors, including the duration and scope of such public health emergency, the extent of any related travel advisories and restrictions implemented, the impact of such public health emergencies on overall supply and demand, goods and services, investor liquidity, consumer confidence and levels of economic activity and the extent of its disruption to important global, regional and local supply chains and economic markets, all of which are highly uncertain and cannot be predicted. For example, each of GLAD and GAIN records its assets at fair value. Each of these entities had a significant reduction in its gross assets as of March 31, 2020 as compared to its gross assets as of December 31, 2019. We expect that these reductions in gross assets will negatively impact the management fees that we receive from each of GLAD and GAIN for the fiscal year ending June 30, 2020 through the conclusion of the COVID-19 pandemic and potentially beyond. In addition, the incentive fees that we are entitled to receive from each of the Existing Gladstone Funds will be adversely affected to the extent that investment income (or its equivalent) is reduced whether as a result of the COVID-19 pandemic or otherwise. The COVID-19 pandemic has disrupted, and future public health emergencies may disrupt, the operations of the companies in which the Gladstone BDCs invest and the tenants of the Gladstone REITs. Certain of these companies and/or tenants have experienced a significant reduction of their business activities, including as a result of shutdowns requested or mandated by governmental authorities, in connection with the COVID-19 pandemic (and may experience similar outcomes in connection with future public health emergencies). We cannot estimate the impact that a public health threat could have on the companies in which the Gladstone BDCs invest or the tenants of the Gladstone REITs, but it could disrupt their businesses and their ability to make interest, lease or dividend payments and decrease the overall value of the Existing Gladstone Funds’ investments and leasehold interests, which could adversely impact their business, financial condition or results of operations, which would adversely affect our revenues and results of operations.

Further, the operations of our businesses, the Existing Gladstone Funds and their portfolio companies may be significantly impacted, or even temporarily or permanently halted, as a result of government quarantine measures, voluntary and precautionary restrictions on travel or meetings and other factors related to a public health emergency, including its potential adverse impact on the health of the Adviser Subsidiary’s and the Administrator Subsidiary’s personnel. As a result, there is a risk that this crisis could adversely impact the ability of our businesses and funds to source, manage and divest investments and to achieve their investment objectives, all of which could result in lower base management and/or incentive fees earned by our Adviser Subsidiary, which could materially and adversely affect our business and results of operations.

We depend highly on our senior executives, and the loss of their services would have a material adverse effect on our business, results and financial condition.

We depend on the efforts, skill, reputations and business contacts of our senior executives. Accordingly, our success will depend on the continued service of these individuals, who are not party to employment agreements (other than Messrs. Gladstone and Brubaker) and are not obligated to remain employed with us. The loss of the services of any of our senior executives could have a material adverse effect on our revenues, net income and cash flows and could harm our ability to maintain or grow assets under management in the Existing Gladstone Funds or raise additional funds in the future.

Our senior executives possess substantial experience and expertise and have strong business relationships with investors in our funds and other members of the business community. As a result, the loss of these personnel could jeopardize our relationships with investors in our funds, our clients and members of the business community and result in the reduction of assets under management or fewer investment opportunities. Further, if any of our senior executives were to join or form a competing firm, that event could have a material adverse effect on our business, results of operations and financial condition.

We derive a substantial portion of our revenues from the Advisory Agreements that may not be renewed or may be terminated on short notice or upon a change in control of the Adviser Subsidiary.

The boards of directors of the Existing Gladstone Funds annually review and approve the Advisory Agreements with our Adviser Subsidiary. With respect to the Gladstone REITs, the Advisory Agreements may be terminated without cause upon 120 days’ prior written notice to our Adviser Subsidiary and after the affirmative vote of at least two-thirds of such fund’s independent directors.

The Gladstone BDCs are (and any BDC or other fund regulated by the 1940 Act that we manage in the future will be) subject to certain provision of the 1940 Act. The 1940 Act requires the Advisory Agreement for each BDC must be approved annually by such funds’ board of directors (including a majority of the independent directors) following an initial two-year term. The board of directors of a BDC may refuse to reapprove an Advisory Agreement or may terminate an Advisory Agreement, without penalty, at any time, upon 60 days’ notice. In addition, the Advisory Agreement with each BDC can be terminated by the majority of such BDC’s stockholders.

In addition, as required by the 1940 Act, the Advisory Agreement of each Gladstone BDC terminates automatically upon its “assignment,” as interpreted under the 1940 Act. A change in control of the Adviser Subsidiary or a change in control of us, as the Adviser Subsidiary is wholly owned by us, could be deemed to create an assignment of such Advisory Agreements. All of our voting shares are owned by TGC LTD, which is wholly owned by Mr. Gladstone. We assume that Mr. Gladstone will continue to own more than 50% of our voting shares through his ownership of TGC LTD so long as he is employed by us. However, if Mr. Gladstone no longer holds 50% of our voting shares or of TGC LTD, or if another person were to own more than 25% of the voting shares of the Company or TGC LTD, whether due to a third-party purchase, Mr. Gladstone’s death or otherwise, an “assignment” would be deemed to occur. We cannot be certain that consents required for such assignment of the Advisory Agreements with the Gladstone BDCs will be obtained in advance of such a change of control.

Termination of any of the Advisory Agreements would affect the fees we earn from the relevant funds and the underlying portfolio companies, which would have a material adverse effect on our financial condition and results of operations.

Poor performance of our funds would cause a decline in our revenue, income and cash flow and could adversely affect our ability to raise capital for future funds.

When the Existing Gladstone Funds perform poorly, our revenue, income and cash flow declines because the value of our assets under management would decrease, which would result in a reduction in management fees, and our incentive fees would decrease, resulting in a reduction in the incentive fees we earn. Moreover, we could experience losses on our investments of our own principal (as a result of any ownership from time to time of shares in our funds) as a result of poor investment performance by our funds. Poor performance of our funds could make it more difficult for us to raise new capital, as investors might decline to invest in future funds or sell the shares they already own in the Existing Gladstone Funds. Investors and potential investors in our funds continually assess our funds’ performance, and our ability to raise capital for existing and future funds will depend on our funds’ continued satisfactory performance.

Our use of leverage to finance our business will expose us to substantial risks, just as our funds’ use of leverage to finance investments exposes them and us to substantial risks.

In the future we may use a significant amount of borrowings to finance our business operations. Our current line of credit contains, and we expect that any future credit agreements would contain, financial and operating covenants that may limit our ability to conduct our business. To the extent we service our debt from our cash flow, such cash will not be available for our operations or other purposes. The portion of our cash flow used to service those obligations could be substantial, which could make it difficult for us to meet our debt service requirements or force us to modify our operations. As such, if we do incur substantial indebtedness in the future, it may make it more difficult for us to withstand or respond to adverse or changing business, regulatory and economic conditions or to take advantage of new business opportunities or make necessary capital expenditures.

These risks are exacerbated by our funds’ use of leverage to finance investments. If we were to incur substantial leverage, coupled with our reliance on funds utilizing leverage to finance investments, it could also cause us to suffer a decline in the credit ratings assigned to our debt by rating agencies, to the extent our debt is rated, which might well result in an increase in our borrowing costs and could otherwise adversely affect our business in a material way, particularly if our credit ratings were to be below investment grade.

Cybersecurity risks and cyber incidents may adversely affect our business by causing a disruption to our operations, or the operations of our funds or the businesses in which they invest, compromise or corrupt of confidential information and/or damage to our business relationships, all of which could negatively impact our business, financial condition and operating results.

Maintaining our network security is of critical importance because our systems store highly confidential financial models, information about our funds and information about our funds’ portfolio companies. Although we have implemented, and will continue to implement, security measures, our technology platform may be vulnerable to intrusion, computer viruses or similar disruptive problems caused by cyber-attacks. A cyber incident is considered to be any adverse event that threatens the confidentiality, integrity or availability of our information resources or those of our funds or their portfolio companies. These incidents may be an intentional attack or an unintentional event and could involve gaining unauthorized access to our information systems for purposes of misappropriating assets, stealing confidential information, corrupting data or causing operational disruption. The result of these incidents may include disrupted operations, misstated or unreliable financial data, liability for stolen assets or information, increased cybersecurity protection and insurance costs, litigation and damage to our business relationships. As our reliance on technology has increased, so have the risks posed to our information systems, both internal and those provided to us by third-party service providers. We have implemented processes, procedures and internal controls to help mitigate cybersecurity risks and cyber intrusions, but these measures, as well as our increased awareness of the nature and extent of a risk of a cyber incident, do not guarantee that a cyber incident will not occur and/or that our financial results, operations or confidential information will not be negatively impacted by such an incident. In addition, any such incident, disruption or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, and regulatory penalties, disrupt our operations, and damage our reputations, resulting in a loss of confidence in our services, which could adversely affect our business.

We are dependent on information systems, and systems failures could significantly disrupt our business.

Our business is dependent on our and third parties’ communications and information systems. Any failure or interruption of those systems, including as a result of the termination of an agreement with any third-party service providers, could cause delays or other problems in our activities. Our financial, accounting, data processing, backup or other operating systems and facilities may fail to operate properly or become disabled or damaged as a result of a number of factors including events that are wholly or partially beyond our control and adversely affect our business. There could be:

•	sudden electrical or telecommunications outages;

•	natural disasters such as earthquakes, tornadoes and hurricanes;

•	disease pandemics;

•	events arising from local or larger scale political or social matters, including terrorist acts; and

•	cyber-attacks.

These events, in turn, could have a material adverse effect on our operating results and negatively affect our business.

Extensive regulation of our businesses affects our activities and creates the potential for significant liabilities and penalties. The possibility of increased regulatory focus could result in additional burdens on our business.

Our asset management business is subject to extensive regulation. In particular, we are subject to regulation by the SEC under the federal securities laws (including the 1940 Act and the Investment Advisers Act of 1940, as amended, or the Advisers Act). In addition, many of the activities that we or our funds engage in are subject to or potentially subject to (in the absence of certain exemptions that we rely on and must comply with) the jurisdiction and regulatory oversight of various other federal regulatory agencies (including the Commodity Futures Trading Commission and the Department of Labor), various self-regulatory organizations (including FINRA and the National Futures Association) and various state regulatory authorities.

The various legal statutes and regulatory rules to which we are subject are extremely complex, and compliance with them can be a time-consuming and difficult task. For example, the Advisers Act imposes numerous obligations on investment advisers, including record keeping, advertising and operating requirements, disclosure obligations and prohibitions on misleading or fraudulent activities. The Advisers Act also imposes an overriding fiduciary duty on investment advisers. The 1940 Act imposes similar obligations on BDCs, as well as additional detailed operational requirements that must be strictly adhered to by their investment advisers and other service providers. A failure to comply with the obligations imposed by the Advisers Act, the 1940 Act or other regulatory agencies could result in investigations, sanctions and reputational damage. In addition, we may from time to time rely on exemptions from various requirements of the 1940 Act and the U.S. Employee Retirement Income Security Act of 1974, as amended, in conducting our asset management activities. These exemptions are sometimes highly complex and may in certain circumstances depend on compliance by third parties whom we do not control. If for any reason these exemptions were to become unavailable to us, we could become subject to regulatory action or third-party claims and our business could be materially and adversely affected.

Many of these regulators, including U.S. and self-regulatory organizations, as well as state securities commissions in the U.S., are empowered to conduct investigations and administrative proceedings that can result in fines, suspensions of personnel or other sanctions, including censure, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer or investment adviser from registration or memberships. Even if an investigation or proceeding did not result in a sanction or the sanction imposed against us or our personnel by a regulator were small in monetary amount, the adverse publicity relating to the investigation, proceeding or imposition of these sanctions could harm our reputation and cause us to lose existing clients or fail to gain new asset management or financial advisory clients. Lastly, the requirements imposed by our regulators are designed primarily to ensure the integrity of the financial markets and to protect investors in our funds and are not designed to protect holders of our Bonds. Consequently, these regulations often serve to limit our activities.

In addition, the regulatory environment in which our funds operate may affect our business. The regulatory environment in which we operate is subject to further regulation. We may be adversely affected as a result of new or revised legislation or regulations imposed by the SEC, other U.S. or non-U.S. governmental regulatory authorities or self-regulatory organizations that supervise the financial markets. We also may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by these governmental authorities and self-regulatory organizations. It is impossible to determine the extent of the impact of any new laws, regulations or initiatives that may be proposed, or whether any of the proposals will become law. Compliance with any new laws or regulations could make compliance more difficult and expensive and affect the manner in which we conduct business.

Valuation methodologies for certain assets in our funds can be subject to significant subjectivity and the fair value of assets established pursuant to such methodologies may never be realized, which could result in significant losses for our funds and adversely impact our results of operations.

There are no readily ascertainable market prices for a large number of the investments held by our funds. We determine the value of each such investment based on its fair value. The fair value of investments held by a BDC or a REIT is determined using a number of methodologies described in the funds’ valuation policies. While we have made valuation determinations historically with the assistance of independent valuation firms, fair value measurements involve subjective judgments and estimates. Because there is significant uncertainty in the valuation of, or in the stability of the value of, illiquid investments, the fair values of such investments as reflected in a fund’s net asset value do not necessarily reflect the prices that would actually be obtained by us on behalf of the fund when such investments are realized. Realizations at values significantly lower than the values at which investments have been reflected in previously reported SEC filings would result in losses for the applicable fund, which in turn could result in a decline in base management fees and the loss of potential incentive fees earned by the Adviser Subsidiary. Also, a situation where asset values turn out to be materially different than values previously reported by the fund could cause investors to lose confidence in us, which would result in difficulty in raising additional funds or sales of stock in certain of our funds, which would adversely affect our ability to increase assets under management.

Our inability to retain and motivate our executive officers and other key personnel and to recruit, retain and motivate new executive officers and other key personnel could adversely affect our business, results and financial condition.

Our most important asset is our people, and our continued success and growth depend to a substantial degree on our ability to retain and motivate our executive officers and other key personnel and to strategically recruit, retain and motivate new talented personnel, including new executive officers. However, we may not be successful in our efforts to recruit, retain and motivate the required personnel as the market for qualified investment professionals is extremely competitive. There is no guarantee that the non-competition and non-solicitation agreements to which our executive officers are subject, together with our other arrangements with them, will prevent them from leaving us, joining our competitors or otherwise competing with us or that these agreements will be enforceable in all cases. In addition, these agreements will expire after a certain period of time, at which point each of our executive officers would be free to compete against us and solicit investors in our funds, clients and employees.

To recruit and retain existing and future executive officers and other key personnel, we may need to increase the level of compensation for certain individuals. Accordingly, as we promote or hire new executive officers and other key personnel over time, the level of compensation we pay is likely to increase, which would cause our total employee compensation and benefits expense to increase and adversely affect our profitability.

Employee misconduct could harm us by impairing our ability to attract and retain investors, portfolio companies and tenants and subjecting us to significant legal liability and reputational harm.

There is a risk that our employees could engage in misconduct that adversely affects our business and may result in litigation at the Existing Gladstone Funds. We are subject to a number of obligations and standards arising from our asset management business and our authority over the assets managed by the Existing Gladstone Funds. The violation of these obligations and standards by any of our employees would adversely affect the funds and us. Our business often requires that we deal with confidential matters of great significance to our funds and the portfolio companies or real estate properties in which our funds may invest. If our employees were improperly to use or disclose confidential information, we could suffer serious harm to our reputation, financial position and current and future business relationships. It is not always possible to detect or deter employee misconduct, and the extensive precautions we take to detect and prevent this activity may not be effective in all cases. If one of our employees were to engage in misconduct or were to be accused of such misconduct, our business and our reputation could be adversely affected. Negative impacts to our reputation could adversely affect our ability to attract investors and raise additional funds, the willingness of counterparties to do business with us or result in potential litigation against us. This could result in a loss of assets under management and related base management fees and adversely affect our business, results of operations and financial condition.

Our failure to appropriately address conflicts of interest could damage our reputation and adversely affect our businesses.

As we have expanded our business and as we continue to expand the number and scope of our businesses, we have confronted and will continue to confront potential conflicts of interest relating to such funds’ investment activities. Certain of the Existing Gladstone Funds (and Future Gladstone Funds) may have overlapping investment objectives, including funds that have different fee structures, and potential conflicts may arise with respect to our decisions regarding how to allocate investment opportunities (and related fees) among those funds. We may also cause different funds to invest in a single portfolio company. Furthermore, as the fair value of the investments held by our funds affects the calculation of the base management fees earned under the Advisory Agreements, conflicts of interest may exist in the valuation of our funds’ investments. In addition, our daily operations may create conflicts of interest. For example, a decision to receive material non-public information about a potential portfolio company while pursuing an investment opportunity for a particular fund gives rise to a potential conflict of interest when it results in our having to restrict the ability of other funds to take any action.

Though we believe we have appropriate means to resolve these conflicts, our judgment on any particular allocation or resolution of any other conflict could be challenged. If we fail to appropriately address any such conflicts, it could negatively impact our reputation, which could adversely affect our ability to attract investors and raise additional funds, the willingness of counterparties to do business with us or result in potential litigation against us. This could result in a loss of assets under management and related base management fees and adversely affect our business and financial condition.

Further, our management personnel serve various management roles in the respective Existing Gladstone Funds and may make decisions in favor of the Existing Gladstone Funds that are not in our interests. We expect that agreement and conflicts between us and the Existing Gladstone Funds will be subject to the review of our Board of Directors, but this mechanism may not protect us from the effects of conflicts.

The asset management business is intensely competitive.

The asset management business is intensely competitive, with competition based on a variety of factors, including investment performance, the quality of service provided to clients, brand recognition and business reputation. Our asset management business competes with a number of private equity funds, specialized investment funds, hedge fund sponsors, traditional asset managers, commercial banks, investment banks and other financial institutions, corporate buyers and other parties, including, primarily, other BDCs and REITs. A number of factors serve to increase our competitive risks:

•	many of our competitors in some of our businesses have greater financial, technical, marketing and other resources and more personnel than we do;

•

several of our competitors have recently raised funds, or are expected to raise funds, with significant amounts of capital, and many of those funds have similar investment objectives to our funds, which may create additional competition for investment opportunities and may reduce the size and duration of pricing inefficiencies that many alternative investment strategies seek to exploit;

•

some of these competitors may also have a lower cost of capital and access to funding sources that are not available to us or the funds that we manage, which may create competitive disadvantages for us with respect to investment opportunities;

•

some of our competitors may have higher risk tolerances, different risk assessments or lower return thresholds, which could allow them to consider a wider variety of investments and to bid more aggressively than us for investments that we want to make on behalf of our funds or through proprietary accounts;

•	our competitors that are corporate buyers may be able to achieve synergistic cost savings in respect of an investment, which may provide them with a competitive advantage in bidding for an investment;

•

there are relatively few barriers to entry impeding new investment funds, including a relatively low cost of entering these businesses, and the successful efforts of new entrants into our various lines of business, including major commercial and investment banks and other financial institutions, have resulted in increased competition; and

•	other industry participants will from time to time seek to recruit our investment professionals and other employees away from us.

We may lose investment opportunities in the future if we do not match investment prices, structures and terms offered by competitors. Alternatively, we may experience decreased rates of return and increased risks of loss if we match investment prices, structures and terms offered by competitors. In addition, if interest rates were to rise or there were to be a prolonged bull market in equities, the attractiveness of our funds relative to investments in other investment products could decrease. This competitive pressure could adversely affect our ability to make successful investments and limit our ability to raise future funds, either of which would adversely impact our ability to increase our assets under management and our business, revenue, results of operations and cash flow.

In addition, certain passive products and asset classes, such as index funds and certain types of exchange-traded funds, many of which have lower fee structures, have become increasingly popular with investors. In order to continue to grow our assets under management, we must provide investment products and services that are viewed as appropriate in relation to the fees charged, which may require us to demonstrate that our strategies can outperform such passive products. If investors view our fees as high relative to the market or the returns provided, we may choose to reduce our fee levels in order to attract additional investors and grow assets under managements. In addition, as part of their annual review of the Advisory Agreements, the board of directors of each Existing Gladstone Fund will compare our fees to those of our competitors and if such board views our fees as excessive in relation to our peers or our performance, we may choose to reduce our fee levels in order to retain the applicable Advisory Agreement. Any reduction of fees charged pursuant the Advisory Agreements could negatively impact our results of operations.

Dependence on leverage by certain of our funds and by our funds’ portfolio companies subjects us to volatility and contractions in the debt financing markets and could adversely affect our business, results of operations or financial condition.

Our funds and our funds’ portfolio companies rely on the use of leverage. If our funds or their portfolio companies raise capital in the structured credit, leveraged loan and high yield bond markets, the results of their operations could suffer when such markets experience dislocations, contractions or volatility. Any such events (such as the COVID-19 pandemic) could adversely impact the availability of credit to businesses generally and could lead to an overall weakening of the U.S. and global economies. Any economic downturn could adversely affect the financial resources of our funds and their investments (in particular those investments that depend on credit from third parties or that otherwise participate in the credit markets) and their ability to make principal and interest payments on, or refinance, outstanding debt when due. Moreover, these events could affect the terms of available debt financing with, for example, higher rates, higher equity requirements and/or more restrictive covenants.

The absence of available sources of sufficient debt financing for extended periods of time or an increase in either the general levels of interest rates or in the risk spread demanded by sources of indebtedness would make it more expensive for our funds to finance investments. Certain investments may also be financed through borrowings on fund-level debt facilities, which may or may not be available for a refinancing at the end of their respective terms. Finally, the interest payments on the indebtedness used to finance our funds’ investments are generally deductible expenses for income tax purposes, subject to limitations under applicable tax law and policy. Any change in such tax law or policy to eliminate or substantially limit these income tax deductions, as has been discussed from time to time in various jurisdictions, would reduce the after-tax rates of return on the affected investments, which may have an adverse impact on our businesses and financial results.

Similarly, our funds’ portfolio companies regularly utilize the corporate debt markets to obtain additional financing for their operations. If they have credit ratings, they are typically non-investment grade and those that do not have credit ratings would likely be non-investment grade if they were rated. If the credit markets render such financing difficult to obtain or more expensive, this may negatively impact the operating performance of those portfolio companies and, therefore, the investment returns of our funds. In addition, if the markets make it difficult or impossible to refinance debt that is maturing in the near term, some of our funds’ portfolio companies may be unable to repay such debt at maturity and may be forced to sell assets, undergo a recapitalization or seek bankruptcy protection. Any of the foregoing circumstances could have a material adverse effect on our business, results of operations and financial condition.

Our funds may choose to use leverage as part of their respective investment programs. The use of leverage poses a significant degree of risk and enhances the possibility of a significant loss to investors. A fund may borrow money from time to time to make investments or may enter into derivative transactions with counterparties that have embedded leverage. The interest expense and other costs incurred in connection with such borrowing may not be recovered by returns on such investments and may be lost, and the timing and magnitude of such losses may be accelerated or exacerbated, in the event of a decline in the market value of such investments. Gains realized with borrowed funds may cause the fund’s net asset value to increase at a faster rate than would be the case without borrowings. However, if investment results fail to cover the cost of borrowings, the fund’s net asset value could also decrease faster than if there had been no borrowings. In addition, as BDCs registered under the 1940 Act, the Gladstone BDCs are each permitted to issue senior securities in amounts such that its asset coverage ratio equals at least 150% after each issuance of senior securities. Each of GLAD’s and GAIN’s ability to pay dividends will be restricted if its asset coverage ratio falls below at least 150%. An increase in interest rates could also decrease the value of fixed-rate debt investments that our funds make. Any of the foregoing circumstances could have a material adverse effect on our business, results of operations and financial condition.

An investment strategy focused primarily on privately held lower middle market companies presents certain challenges, including the lack of publicly available information about these companies.

The Gladstone BDCs have historically invested primarily in privately held lower middle market companies. Investments in these companies pose certain incremental risks as compared to investments in larger and/or public companies:

•	have reduced access to the capital markets, resulting in diminished capital resources and ability to withstand financial distress;

•

may have limited financial resources and may be unable to meet their obligations under debt that the Gladstone BDCs hold, which may be accompanied by a deterioration in the value of any collateral and a reduction in the likelihood of the Gladstone BDCs realizing any guarantees they may have obtained in connection with their investment;

•

may have shorter operating histories, narrower product lines and smaller market shares and may be more dependent on a single or a few suppliers than larger businesses, which tend to render them more vulnerable to competitors’ actions and changing market conditions, as well as general economic downturns and the impacts of the COVID-19 pandemic;

•

are more likely to depend on the management talents and efforts of a small group of persons; therefore, the death, disability, resignation or termination of one or more of these persons could have a material adverse impact on the private company and, in turn, on the applicable Gladstone BDC and us; and

•

generally have less predictable operating results, may from time to time be parties to litigation, may be engaged in rapidly changing businesses with products subject to a substantial risk of obsolescence, and may require substantial additional capital to support their operations, finance expansion or maintain their competitive position.

In addition, our executive officers, Directors or employees may, in the ordinary course of business, be named as defendants in litigation arising from our funds’ investments in portfolio companies. Finally, limited public information generally exists about private companies and these companies may not have third-party debt ratings or audited financial statements. We must therefore rely on the ability of the Adviser Subsidiary to obtain adequate information through due diligence to evaluate the creditworthiness and potential returns from investing in these companies. Additionally, these companies and their financial information will not generally be subject to the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, and other rules that govern public companies. If we are unable to uncover all material information about these companies, our funds may lose money on such investments, which could adversely affect the fees that we earn pursuant to the applicable Advisory Agreement.

Prepayments of debt investments by our funds’ portfolio companies could adversely impact our results of operations.

We are subject to the risk that the investments our funds make in portfolio companies may be repaid prior to maturity. When this occurs, any future investment in a new portfolio company using the proceeds of such repayment may be at lower yields than the debt securities being repaid and the applicable fund could experience significant delays in reinvesting these amounts. As a result, the results of operations of the affected fund could be materially adversely affected if one or more portfolio companies elect to prepay amounts owed to such fund, which could in turn have a material adverse effect on the incentive fees that the Adviser Subsidiary receives and our results of operations.

Our funds’ portfolio companies may incur debt that ranks equally with, or senior to, such fund’s investments in such companies.

The Gladstone BDCs pursue a strategy focused on investing primarily in the debt of privately-owned U.S. companies. The portfolio companies of the Gladstone BDCs may have, or may be permitted to incur, other debt that ranks equally with, or senior to, the debt in which such funds invest. By their terms, such debt instruments may entitle the holders to receive payment of interest or principal on or before the dates on which the applicable Gladstone BDC is entitled to receive payments with respect to the debt instruments in which it has invested. Also, in the event of insolvency, liquidation, dissolution, reorganization or bankruptcy of a portfolio company, holders of debt instruments ranking senior to a Gladstone BDC’s investment in that portfolio company would typically be entitled to receive payment in full before the applicable BDC receives any distribution in respect of its investment.

In addition, even though the Gladstone BDCs have structured some of their investments as senior loans, if one of their respective portfolio companies were to go bankrupt, depending on the facts and circumstances, including the extent to which the applicable Gladstone BDC has actually provided managerial assistance (which it is required by the 1940 Act to offer) to that portfolio company, a bankruptcy court might recharacterize the BDC’s debt investment and subordinate all or a portion of its claims to that of other creditors. After repaying such senior creditors, such portfolio company may not have any remaining assets to use to repay its obligation to the applicable Gladstone BDC. The Gladstone BDCs may also be subject to lender liability claims for actions taken by them with respect to a borrower’s business, in instances in which the BDC exercised control over the borrower or as a result of actions taken in rendering significant managerial assistance. Furthermore, in the case of debt ranking equally with debt securities in which a Gladstone BDC has invested, such BDC would have to share on an equal basis any distributions with other creditors holding such debt in the event of an insolvency, liquidation, dissolution, reorganization, or bankruptcy of a portfolio company. The failure of a Gladstone BDC to recoup all of the principal amount of its investments and any interest due on such investments could negatively impact such BDC’s gross assets and/or net income, which in turn could negatively impact the base management and incentive fees, respectively, that the Adviser Subsidiary earns from such BDC.

Changes in interest rates, changes in the method for determining the London Interbank Offered Rate, or LIBOR, and the potential replacement of LIBOR may affect our and our funds’ cost of capital and net investment income.

General interest rate fluctuations and changes in credit spreads on floating rate loans may have a substantial negative impact on our funds and their investments and, accordingly, may have a material adverse effect on our results of operations. The majority of our funds’ debt investments have, and are expected to have, variable interest rates that reset periodically based on benchmarks such as LIBOR, the federal funds rate or prime rate. An increase in interest rates may make it more difficult for a fund’s portfolio companies to service their obligations under the debt investments that the fund holds and increase defaults even where the fund’s investment income increases. Rising interest rates could also cause borrowers to shift cash from other productive uses to the payment of interest, which may have a material adverse effect on their business and operations and could, over time, lead to increased defaults by a fund’s portfolio companies. Additionally, as interest rates increase and the corresponding risk of a default by borrowers increases, the liquidity of higher interest rate loans may decrease as fewer investors may be willing to purchase such loans in the secondary market in light of the increased risk of a default by the borrower and the heightened risk of a loss of an investment in such loans. Decreases in credit spreads on debt that pays a floating rate of return would have an impact on the income generation of our funds’ floating rate assets. Trading prices for debt that pays a fixed rate of return tend to fall as interest rates rise. Trading prices tend to fluctuate more for fixed rate securities that have longer maturities.

Conversely, if interest rates decline, borrowers may refinance their loans at lower interest rates, which could shorten the average life of the loans and reduce the associated returns on the investment, as well as require us to incur management time and expense to re-deploy such proceeds, including on terms that may not be as favorable as the existing loans.

In addition, because each of our funds borrows to fund its investments, a portion of a fund’s net investment income is dependent upon the difference between the interest rate at which it borrows funds and the interest rate at which it invests those funds. Portions of a fund’s investment portfolio and borrowings may have floating rate components. As a result, a significant change in market interest rates could have a material adverse effect on a fund’s net investment income and, as a result, the incentive fees earned by the Adviser Subsidiary. In periods of rising interest rates, our and our fund’s cost of funds could increase, which would reduce our and their net investment income. We may hedge against interest rate fluctuations by using standard hedging instruments such as interest rate swap agreements, futures, options and forward contracts, subject to applicable legal requirements, including all necessary registrations (or exemptions from registration) with the Commodity Futures Trading Commission. These activities may limit our or our funds’ ability to participate in the benefits of lower interest rates with respect to the hedged borrowings. Adverse developments resulting from changes in interest rates or hedging transactions could have a material adverse effect on our business, financial condition and results of operations.

As a result of concerns about the accuracy of the calculation of LIBOR, a number of British Bankers’ Association, or the BBA, member banks entered into settlements with certain regulators and law enforcement agencies with respect to the alleged manipulation of LIBOR. Actions by the BBA, regulators or law enforcement agencies as a result of these or future events, may result in changes to the manner in which LIBOR is determined. Potential changes, or uncertainty related to such potential changes may adversely affect the market for LIBOR-based securities, including LIBOR-indexed, floating-rate debt securities held by our funds and our and their borrowings. In addition, changes or reforms to the determination or supervision of LIBOR may result in a sudden or prolonged increase or decrease in reported LIBOR, which could have an adverse impact on the market for LIBOR-based securities or the value of LIBOR-indexed, floating-rate debt securities and borrowings.

In July 2017, the head of the United Kingdom Financial Conduct Authority announced the desire to phase out the use of LIBOR by the end of 2021. The U.S. Federal Reserve, in conjunction with the Alternative Reference Rates Committee, a steering committee comprised of large U.S. financial institutions, is considering replacing U.S.-dollar LIBOR with the Secured Overnight Financing Rate, or SOFR, a new index calculated by short-term repurchase agreements, backed by U.S. Treasury securities. Although there have been a few issuances utilizing SOFR or the Sterling Over Night Index Average, an alternative reference rate that is based on transactions, it is unknown whether these alternative reference rates will attain market acceptance as replacements for LIBOR. Any transition away from LIBOR to alternative reference rates is complex and could have a material adverse effect on our business, financial condition and results of operations, including as a result of any changes in the value of our funds’ investments, changes to the documentation for certain of our funds’ investments and the pace of such changes, disputes and other actions regarding the interpretation of current and prospective loan documentation or modifications to processes and systems.

If LIBOR ceases to exist, we may need to renegotiate any credit agreements extending beyond 2021 with our funds’ portfolio companies that utilize LIBOR as a factor in determining the interest rate and may also need to renegotiate the terms of our funds’ credit agreements. Any such renegotiations may have a material adverse effect on the business, financial condition and results of operations of our funds, which could adversely impact the fees that our Adviser Subsidiary earns and/or distributions that we receive on our investments in our funds, if any.

The Gladstone BDCs generally do not control the business operations of their portfolio companies and, due to the illiquid nature of those investments, may not be able to dispose of such investments.

Investments by the Gladstone BDCs generally consist of debt instruments and equity securities of companies that neither we nor the BDC control. Therefore, neither we nor the applicable Gladstone BDC will generally be involved in the day-to-day operations and decision-making of such portfolio companies, even though we may have board representation or board observation rights, and our debt agreements may impose certain restrictive covenants on our borrowers. As a result, the Gladstone BDCs are subject to the risk that its portfolio companies may make business decisions with which we and the Gladstone BDC disagree, and the management of such company, as representatives of the holders of their common equity, may take risks or otherwise act in ways that do not serve the interests of the Gladstone BDCs as debt investors. Due to the lack of liquidity for our funds’ investments in private companies, they may not be able to dispose of their interests in their portfolio companies as readily as we would like or at an appropriate valuation. If the portfolio company makes a decision that negatively impacts the market value of the securities held by a Gladstone BDC or the portfolio company’s ability to service its debt obligation, the total asset value of the applicable Gladstone BDC’s investment portfolio and/or its net income could be adversely affected which in turn could negatively impact the management and incentive fees, respectively, that the Adviser Subsidiary earns from such BDC.

Our funds may face risks relating to undiversified investments.

While diversification is generally an objective of our funds, there can be no assurance as to the degree of diversification, if any, that will be achieved in any fund investments. Difficult market conditions or slowdowns affecting a particular asset class, geographic region or other category of investment, such as the COVID-19 pandemic, could have a significant adverse impact on a fund if its investments are concentrated in that area, which would result in lower investment returns. This lack of diversification may expose a fund to losses disproportionate to economic conditions or market declines in general if there are disproportionately greater adverse movements in the particular investments. If a fund holds investments concentrated in a particular issuer, security, asset class or geographic region, such fund may be more susceptible than a more widely diversified investment portfolio to the negative consequences of a single corporate, economic, political, public health or regulatory event. Accordingly, a lack of diversification on the part of a fund could adversely affect a fund’s performance and, as a result, our results of operations and financial condition.

If we get commitments from third-party investors in private funds, such investors may not satisfy their contractual obligation to fund capital calls when requested, which could adversely affect a fund’s operations and performance.

If we start private funds and seek investors for such funds, investors in such private funds may make capital commitments to those funds that we are entitled to call from those investors at any time during prescribed periods. In such event we will depend on investors fulfilling and honoring their commitments when we call capital from them for those funds to consummate investments and otherwise pay their obligations when due. Any investor that did not fund a capital call would be subject to several possible penalties, including having a meaningful amount of its existing investment forfeited in that fund. However, the impact of the penalty is directly correlated to the amount of capital previously invested by the investor in the fund and if an investor has invested little or no capital, for instance early in the life of the fund, then the forfeiture penalty may not be as meaningful. Investors may also negotiate for lesser or reduced penalties at the outset of the fund, thereby limiting our ability to enforce the funding of a capital call. Third-party investors in private funds often use distributions from prior investments to meet future capital calls. In cases where valuations of existing investments fall and the pace of distributions slows, investors may be unable to make new commitments to third-party managed funds such as those advised by us. A failure of investors to honor a significant amount of capital calls for any particular fund or funds could have a material adverse effect on the operation and performance of those funds and adversely affect our ability to increase assets under management.

Our business depends in large part on our funds’ ability to raise capital from investors. If we were unable to raise such capital, we would be unable to grow assets under management, collect management fees or deploy such capital into investments, which would materially and adversely affect our business, results of operations and financial condition.

Our or our funds’ ability to raise capital from investors depends on a number of factors, including many that are outside our control. Investors may downsize their investment allocations to private funds, REITs or BDCs or to rebalance a disproportionate weighting of their overall investment portfolio among asset classes. Poor performance of our funds could also make it more difficult for us to raise new capital. Our investors and potential investors continually assess our funds’ performance independently and relative to market benchmarks and our competitors, and our ability to raise capital for existing and future funds depends on our funds’ performance. When economic and market conditions deteriorate, we could be unable to raise sufficient amounts of capital to support the investment activities of future funds. If we were unable to successfully raise capital in our funds and therefore increase our assets under management, our business, results of operations and financial condition would be adversely affected.

Rapid growth of our businesses may be difficult to sustain and may place significant demands on our administrative, operational and financial resources.

Our assets under management have grown significantly in the past and we are pursuing further growth. Our rapid growth has placed, and planned growth, if successful, will continue to place, significant demands on our legal, accounting and operational infrastructure, and has increased expenses. In addition, we are required to continuously develop our systems and infrastructure in response to the increasing sophistication of the asset management market and legal, accounting, regulatory and tax developments. Our future growth will depend in part on our ability to maintain an operating platform and management system sufficient to address our growth and will require us to incur significant additional expenses and to commit additional management and operational resources. As a result, we face significant challenges:

•	in maintaining adequate financial, regulatory (legal, tax and compliance) and business controls;

•	in implementing new or updated information and financial systems and procedures; and

•	in training, managing and appropriately sizing our work force and other components of our businesses on a timely and cost-effective basis.

Present and future BDCs for which we serve as investment adviser are subject to regulatory complexities that limit the way in which they do business and may subject them to a higher level of regulatory scrutiny.

The Gladstone BDCs, and other BDCs for which we may serve as investment adviser in the future, operate under a complex regulatory environment. Such BDCs require the application of complex tax and securities regulations and may entail a higher level of regulatory scrutiny.

In addition, the Gladstone BDCs are subject to complex rules under the 1940 Act, including rules that restrict certain of our funds from engaging in transactions with GLAD and GAIN. Under the regulatory and business environment in which they operate, the Gladstone BDCs must periodically access the capital markets to raise cash to fund new investments in excess of their repayments to grow. This results from the Gladstone BDCs each being required to generally distribute to their respective stockholders at least 90% of its investment company taxable income to maintain its RIC status, combined with regulations under the 1940 Act that, subject to certain exceptions, generally prohibit GLAD and GAIN from issuing and selling their common stock at a price below net asset value per share and from incurring indebtedness (including for this purpose, preferred stock), if their asset coverage, as calculated pursuant to the 1940 Act, equals less than 150% after such incurrence. If our BDCs are found to be in violation of the 1940 Act, they could lose their status as BDCs.

The Gladstone REITs are subject to certain risks associated with real estate ownership and lending, which could reduce the value of their investments and stockholders’ equity.

The investments of the Gladstone REITs or any Future Gladstone Fund may include industrial, office, retail and agricultural property. The performance of the Gladstone REITs, and the value of their investments, are subject to risks inherent to the ownership and operation of these types of properties, including:

•	changes in the general economic climate, including the credit market;

•	changes in local conditions, such as an oversupply of space, reduction in demand for real estate, natural disasters or disease pandemics;

•	changes in interest rates and the availability of financing;

•	competition from other available space;

•	changes in laws and governmental regulations, including those governing real estate usage, zoning and taxes, and the related costs of compliance with laws and regulations; and

•	variations in the occupancy rate of their properties.

Adverse changes in any of the above factors could negatively impact the stockholders’ equity and/or income of the Gladstone REITs, which in turn could negatively impact the fees the Adviser Subsidiary earns from such REIT and/or distributions made on any investments we may have in the REITs.

If the Gladstone REITs or Gladstone BDCs fail to qualify as REITs or RICs, respectively, their operations and distributions to their stockholders would be adversely impacted, and our revenue could therefore be materially and adversely impacted.

Each of the Gladstone REITs and Gladstone BDCs intend to continue to be organized and to operate to qualify as a REIT or a RIC, respectively, under the Code. Both REITs and RICs generally are not taxed at the corporate level on income they currently distribute to their stockholders. Qualification as a REIT or RIC involves the application of highly technical and complex rules, and for a REIT or a RIC to maintain their status as such, the entity must meet, among other things, certain source of income, asset diversification and annual distribution requirements. The determination of various factual matters and circumstances not entirely within the control of the Gladstone REITs and Gladstone BDCs may affect their ability to continue to qualify as REITs and RICs, respectively. In addition, new legislation, new regulations, administrative interpretations or court decisions could significantly change the tax laws, possibly with retroactive effect, with respect to qualification as a REIT or RIC or the federal income tax consequences of such qualification. If the Gladstone REITs or Gladstone BDCs were to fail to qualify as REITs or RICs, respectively, in any taxable year, among other adverse effects, they would become subject to corporate income tax, which would reduce their net income and their cash available for distributions to their stockholders. One of our sources of revenue may be distributions received through the ownership we may have in the Gladstone REITs and the Gladstone BDCs, and therefore our revenue could be adversely impacted. Further, a reduction in a Gladstone REIT or Gladstone BDC’s net income could negatively impact the fees the Adviser Subsidiary earns from such entity.

Recent changes in U.S. Generally Accepted Accounting Principles, or GAAP, regarding operating leases may make the leasing of our properties less attractive to prospective tenants, and reduce potential lease terms.

In February 2016, the Financial Accounting Standards Board issued Accounting Standards Update 2016-02, “Leases: Amendments to the FASB Accounting Standards Codification,” or ASU 2016-02. Under the new leasing standard, a lessee is required to record a right-of-use asset and a lease liability for all leases with a term greater than 12 months regardless of their classification. GOOD and LAND adopted ASU 2016-02 effective January 1, 2019. The standard affects lessee accounting for most current and prospective tenants and may encourage current and prospective tenants to enter into shorter term leases, or acquire real estate, to lessen the impact to their balance sheets, both which would negatively impact the operations of our current REITs and possibly our future REITs.

The Gladstone REITs are subject to the credit risk of their tenants, which in the event of bankruptcy, could adversely affect results of operations.

The Gladstone REITs are subject to the credit risk of their tenants. Any bankruptcy of a tenant or borrower could cause:

•	the loss of lease or mortgage payments;

•	an increase in the costs incurred to carry the property occupied by such tenant;

•	a reduction in the value of the stock we hold in the Gladstone REITs; or

•	a decrease in distributions to the Gladstone REITs stockholders.

Under bankruptcy law, a tenant who is the subject of bankruptcy proceedings has the option of continuing or terminating any unexpired lease. If a bankrupt tenant terminates a lease with the Gladstone REITs, any claim we might have for breach of the lease (excluding a claim against collateral securing the lease) will be treated as a general unsecured claim. The REIT’s claim would likely be capped at the amount the tenant owed for unpaid rent prior to the bankruptcy unrelated to the termination, plus the greater of one year’s lease payments or 15% of the remaining lease payments payable under the lease (but no more than three years’ lease payments). In addition, due to the long-term nature of the leases of our current REITs and terms providing for the repurchase of a property by the tenant, a bankruptcy court could re-characterize a net lease transaction as a secured lending transaction. If that were to occur, the Gladstone REITs would not be treated as the owner of the property, but might have additional rights as a secured creditor.

In addition, the Gladstone REITs may enter into sale-leaseback transactions, whereby they would purchase a property and then lease the same property back to the person from whom they purchased it. In the event of the bankruptcy of a tenant, a transaction structured as a sale-leaseback may be re-characterized as either a financing or a joint venture, either of which outcomes could adversely affect the REIT’s operations. Either of these outcomes could adversely affect the Gladstone REITs’ cash flow and ability to pay distributions to their stockholders.

The Gladstone REITs may be unable to renew leases, lease vacant space or re-lease space as leases expire, which could adversely affect our business.

If the Gladstone REITs cannot renew leases, they may be unable to re-lease properties to other tenants at rates equal to or above the current market rate. Even if they can renew leases, tenants could be able to negotiate lower rates as a result of market conditions, including as a result of the COVID-19 pandemic. Market conditions may also hinder the ability to lease vacant space in newly developed or redeveloped properties. In addition, the Gladstone REITs may enter into or acquire leases for properties that are suited to the needs of a particular tenant. Such properties may require renovations, tenant improvements or other concessions in order to lease them to other tenants if the initial leases terminate. The REIT may be required to expend substantial funds for tenant improvements and tenant refurbishments to re-lease the vacated space and may not have sufficient sources of funding available to use in the future for such purposes and therefore may have difficulty in securing a replacement tenant. Any of these factors could adversely impact a REIT’s financial condition, results of operations or cash flow, negatively impacting fees that our Adviser Subsidiary earns from the REIT, or its ability to pay dividends to its stockholders.

Net leases may not result in fair market lease rates over time, thereby failing to maximize income and distributions to stockholders.

A large portion of the rental income from our current REITs comes from net leases, which frequently provide the tenant greater discretion in using the leased property than ordinary property leases, such as the right to sublease the property, subject to our approval, to make alterations in the leased premises and to terminate the lease prior to its expiration under specified circumstances. Further, net leases are typically for longer lease terms and, thus, there is an increased risk that contractual rental increases in future years will fail to result in fair market rental rates during those years. As a result, engaging in net leases could negatively impact the REIT’s income (and fees that our Adviser Subsidiary earns) and distributions to its stockholders.

The value of the real estate related securities in which we may invest could be volatile.

The value of real estate related securities, including those of REITs, fluctuates in response to issuer, political, market and economic developments (including the impact of the COVID-19 pandemic). In the short term, equity prices can fluctuate dramatically in response to these developments. Different parts of the market and different types of equity securities can react differently to these developments and they can affect a single issuer, multiple issuers within an industry or economic sector or geographic region or the market as a whole. The real estate industry is sensitive to economic downturns. The value of securities of companies engaged in real estate activities can be affected by changes in real estate values and rental income, property taxes, interest rates and tax and regulatory requirements. In times of volatility, possible future declines in rental rates and expectations of future rental concessions, including free rent to renew tenants early, to retain tenants who are up for renewal or to attract new tenants, or requests from tenants for rent abatements during periods when they are severely impacted by an economic downturn, may result in decreases in the Gladstone REITs’ cash flows from investment properties. Increases in the cost of financing due to higher interest rates may cause difficulty in refinancing the Gladstone REITs’ debt obligations prior to maturity at terms as favorable as the terms of existing indebtedness. In addition, the value of a REIT’s equity securities can depend on the structure and amount of cash flow generated by the REIT.

The Gladstone REITs are subject to the risks inherent in the ownership and operation of real estate.

Investments in the Gladstone REITs are subject to the risks inherent in the ownership and operation of real estate and real estate-related businesses and assets. These risks include those associated with the burdens of ownership of real property, general and local economic conditions, changes in supply of and demand for competing properties in an area (as a result for instance of overbuilding), the financial resources of tenants, changes in building, environmental and other laws, energy and supply shortages, various uninsured or uninsurable risks, natural disasters, changes in government regulations, changes in real property tax rates, changes in interest rates, the reduced availability of mortgage funds which may render the sale or refinancing of properties difficult or impracticable, negative developments in the economy, environmental liabilities, contingent liabilities on disposition of assets, terrorist attacks, war, public health emergencies and other factors that are beyond our control. In addition, if the Gladstone REITs acquire direct or indirect interests in undeveloped land or underdeveloped real property, which may often be non-income producing, they will be subject to the risks normally associated with such assets and development activities, including risks relating to the availability and timely receipt of zoning and other regulatory or environmental approvals, the cost and timely completion of construction (including risks beyond the control of our fund, such as weather or labor conditions or material shortages) and the availability of both permanent financing on favorable terms.

Our asset management activities may involve investments in relatively high-risk, illiquid assets, and we may fail to realize any profits from these activities for a considerable period of time or lose some or all of our principal investments.

Our funds invest in companies and equity and debt that are not publicly traded. The ability of many of our funds, particularly those that make or will make private equity investments, to dispose of investments is heavily dependent on the private and public equity markets. For example, the ability to realize any value from an investment may depend upon the ability to find a buyer for all the equity of a company or to complete an initial public offering of the portfolio company in which such investment is held. Even if the securities are publicly traded, large holdings of securities can often be disposed of only over a substantial length of time, exposing the investment returns to risks of downward movement in market prices during the intended disposition period. Accordingly, under certain conditions, our funds may be forced to either sell securities at lower prices than they had expected to realize or defer—potentially for a considerable period of time—sales that they had planned to make. We may make significant principal investments in our current and future funds. Contributing capital to these funds is risky, and we may lose some or all of the principal amount of our investments.

To the extent that our investments in the Future Gladstone Funds are in the form of general partnership interests, such investments are subject to unlimited liability.

We expect that some portion of our investments in the Future Gladstone Funds may take the form of general partnership interests. A general partner generally has unlimited liability for the obligations of the partnership, such as debt. As such, the portion of investments that take the form of general partnership interests are subject to complete loss to satisfy the debts of the partnership and as the result of any settlement or judgment against the partnership or otherwise.

We are subject to substantial litigation risks and may face significant liabilities and damage to our professional reputation as a result of litigation allegations and negative publicity.

The investment decisions we make in our asset management business and the activities of our investment professionals on behalf of portfolio companies of our funds may subject them and us to the risk of third-party litigation arising from investor dissatisfaction with the performance of those funds, the activities of their portfolio companies and a variety of other litigation claims. In addition, to the extent investors in our funds suffer losses resulting from fraud, gross negligence, willful misconduct or other similar misconduct, investors may have remedies against us, our funds, our executive officers or our affiliates under the federal securities law and/or state law. While the executive officers are generally indemnified with respect to their conduct in connection with the management of the business and affairs of our funds, such indemnity does not extend to actions determined to have involved fraud, gross negligence, willful misconduct or other similar misconduct.

Any finding of substantial legal liability could materially adversely affect our business, financial condition or results of operations or cause significant reputational harm to us, which could seriously harm our business. We depend to a large extent on our business relationships and our reputation for integrity and high-caliber professional services to pursue investment opportunities for our funds. As a result, allegations of improper conduct by private litigants or regulators, whether the ultimate outcome is favorable or unfavorable to us, as well as negative publicity and press speculation about us, our investment activities or the private equity industry in general, whether or not valid, may harm our reputation, which may be more damaging to our business than to other types of businesses.

Potential conflicts of interest may arise between holders of our Bonds and our fund investors.

Our subsidiaries that serve as the advisors to, or the general partners of, our funds may have fiduciary duties and/or contractual obligations to those funds and their investors. As a result, we expect to take actions with respect to the purchase or sale of investments in our funds, the structuring of investment transactions for the funds or otherwise in a manner consistent with such duties and obligations. However, such actions may not be in our short-term best interest and may adversely affect our near-term results of operations or cash flows. For example, we may decline to make a particular investment for a fund because it would cause the fund to be too heavily invested in a single industry and instead make an investment with a slightly lower yield in a different industry in order to manage risk. Such an action could result in our Adviser Subsidiary earning lower incentive fees, which may in turn have an adverse effect on the price of our Bonds and/or on the interests of our holders of our Bonds. Additionally, to the extent we fail to appropriately deal with any such conflicts of interest, it could negatively impact our reputation and ability to raise additional funds.

The Existing Gladstone Funds may not be permitted to enter into certain transactions or make certain investments under their respective Conflict of Interest Policies or applicable law.

Under the current conflict of interest policies of the Existing Gladstone Funds, without the approval of a majority of their respective independent Directors, the Existing Gladstone Funds are prohibited from, among other things, purchasing any real property owned by or, with respect to the REITs, co-investing with the Adviser Subsidiary, any of its affiliates or any business in which the Adviser Subsidiary or any of its subsidiaries have invested and other entities advised by the Adviser Subsidiary, subject to certain limited exceptions, so long as that entity does not control the portfolio company and the transaction is approved by both companies’ board of directors. If an Existing Gladstone Fund cannot or will not enter into a transaction with us or one of our affiliates or make an investment with us or one of our affiliates, our business, results of operations and financial condition could be adversely affected.

Generally, BDCs are prohibited under the 1940 Act from knowingly participating in certain transactions with their affiliates without prior approval of their board of directors who are not interested persons and, in some cases, prior approval by the SEC. The SEC has interpreted the prohibition on transactions with affiliates to prohibit “joint transactions” among entities that share a common investment adviser. On July 26, 2012, the SEC granted an exemptive order that permits GAIN, GLAD and any future BDC or closed-end management investment company that is advised by the Adviser Subsidiary (or sub-advised by the Adviser Subsidiary if it also controls the fund), or any combination of the foregoing, to co-invest subject to the conditions contained therein. In order for Gladstone Partners to co-invest with the Gladstone BDCs, such exemptive order may need to be amended to allow for co-investment with proprietary accounts. There is no assurance that the SEC would approve such an amendment on favorable terms or at all.

Risks Related to Our Organizational Structure

Holders of our Bonds do not elect our Board of Directors and will have no ability to influence decisions regarding our business.

Our Board of Directors, through the services of our officers, will manage all of our operations and activities. Our certificate of incorporation provides that the Board of Directors will be responsible for the oversight of our business and operations. Holders of our common stock will have the sole power to elect and remove our Directors. All of our common stock is owned by TGC LTD, which is currently wholly-owned by our Chairman, President and Chief Executive Officer, David Gladstone.

Holders of our Bonds do not elect our Board of Directors and will have no voting rights on matters affecting our business and therefore no ability to influence decisions regarding our business.

Our organizational documents do not limit our ability to enter into new lines of business, and we may, from time to time, expand into new investment strategies, geographic markets and businesses, including the Future Gladstone Funds, each of which may result in additional risks and uncertainties in our businesses.

We currently generate substantially all of our revenue from asset management and financial advisory services. We intend, to the extent that market conditions warrant, to seek to grow our businesses and expand into new investment strategies, geographic markets and businesses, including the Future Gladstone Funds. Moreover, our organizational documents do not limit us to the asset management business. To the extent that we make strategic investments or acquisitions in new geographic markets or businesses, undertake other related strategic initiatives or enter into a new line of business, we may face numerous risks and uncertainties, including risks associated with the following:

•	the required investment of capital and other resources;

•	the possibility that we have insufficient expertise to engage in such activities profitably or without incurring inappropriate amounts of risk;

•	the combination or integration of operational and management systems and controls;

•	the loss of clients due to the perception that we are no longer focusing on our core business, including the Existing Gladstone Funds;

•

new investment strategies and funds, including the Future Gladstone Funds, may provide for less profitable fee structures and arrangements than our existing investment strategies and funds, such as the Existing Gladstone Funds; and

•	the broadening of our geographic footprint, including the risks associated with conducting operations in certain foreign jurisdictions where we currently have no presence.

Further, entry into certain lines of business may subject us to new laws and regulations with which we are not familiar or from which we are currently exempt, and may lead to increased litigation and regulatory risk. If a new business generates insufficient revenue or if we are unable to efficiently manage our expanded operations, our results of operations may be adversely affected.

Our strategic initiatives may include joint ventures, which may subject us to additional risks and uncertainties in that we may be dependent upon, and subject to liability, losses or reputational damage relating to, systems, controls and personnel that are not under our control. We may elect to participate in joint venture opportunities in the future if we believe that operating in such a structure is in our best interests. There can be no assurances that we will be able to identify acceptable joint venture partners in the future or that our participation in any joint venture opportunities will be successful. In addition, we may from time to time explore opportunities to grow our business via other acquisitions, partnerships, investments or other strategic transactions. There can be no assurance that we will successfully identify, negotiate or complete such transactions, or that any completed transactions will produce favorable financial results.

If we are unable to successfully enter into new lines of business or expand into new investment strategies, geographic markets and businesses, including the Future Gladstone Funds, we may not be able to implement our growth strategy successfully.

Our growth strategy is based, in part, on the selective development or acquisition of asset management businesses, advisory businesses or other businesses complementary to our existing business where we think we can add substantial value or generate substantial returns, including the Future Gladstone Funds and other new businesses discussed under the heading “Business—Our Growth Strategy” in this offering circular. The success of this strategy will depend on, among other things: (a) the availability of suitable opportunities, (b) the level of competition from other companies that may have greater financial resources, (c) our ability to value potential development or acquisition opportunities accurately and negotiate acceptable terms for those opportunities, (d) our ability to obtain requisite approvals and licenses from the relevant governmental authorities and to comply with applicable laws and regulations without incurring undue costs and delays, (e) our ability to identify and enter into mutually beneficial relationships with venture partners and (f) our ability to properly manage conflicts of interest. Moreover, even if we are able to identify and successfully complete an acquisition, we may encounter unexpected difficulties or incur unexpected costs associated with integrating and overseeing the operations of the new businesses. If we are not successful in implementing our growth strategy, our business, financial results may be adversely affected.

The control of our Board of Directors will be under the complete control of our Chairman, President and Chief Executive Officer and such control may be transferred to a third party without the consent of holders of our Bonds.

TGC LTD, which is wholly owned by our Chairman, President and Chief Executive Officer (Mr. Gladstone), currently owns all of our outstanding shares of common stock. Therefore, Mr. Gladstone will control 100% of the voting shares. As such, he may transfer any or all of such voting shares to a third party in a sale transaction (which may trigger an assignment and termination of certain of the Advisory Agreements), including a merger or consolidation, without the consent of holders of our Bonds. See “Risk Related to our Business –We derive a substantial portion of our revenues from the Advisory Agreement that may not be renewed or may be terminated on short notice or upon a change in control of the Adviser Subsidiary.” Furthermore, at any time, Mr. Gladstone may sell or transfer all or part of his common stock without the approval of the holders of our Bonds, subject to certain restrictions as described elsewhere in this offering circular. The prospective transfer of common stock could lead to our Board of Directors being comprised of different members, and a new board of directors may form funds that have investment objectives and governing terms that differ materially from those of our current funds. Similarly, a new owner could also have a different investment philosophy, employ investment professionals who are less experienced, be unsuccessful in identifying investment opportunities or have a track record that is not as successful as Mr. Gladstone’s track record. If any of the foregoing were to occur, we could experience difficulty in making new investments, and the value of any existing investments, our business, our results of operations and our financial condition could materially suffer.

If we were deemed to be an “investment company” under the 1940 Act, applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business.

An entity will generally be deemed to be an “investment company” for purposes of the 1940 Act if:

•	it is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities; or

•

absent an applicable exemption, it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis.

We believe that we are engaged primarily in the business of providing asset management services and not in the business of investing, reinvesting or trading in securities. However, some of the securities we may own and hold from time to time in our line of business may be deemed to be “investment securities,” as contemplated by Section 3(a)(1)(C) of the 1940 Act described in the second bullet point above. Such securities may include investments in the Gladstone BDCs advised by the Adviser Subsidiary or any private investment fund. We intend to closely monitor any future investments to help ensure we remain below the 40% threshold. Accordingly, we do not believe we are, or following this offering will be, an inadvertent investment company by virtue of the 40% of asset value test in section 3(a)(1)(C) of the 1940 Act as described in the second bullet point above. In addition, we believe we are not an “investment company” under section 3(b)(1) of the 1940 Act because we are primarily engaged in a non-investment company business.

The 1940 Act and the rules thereunder contain detailed parameters for the organization and operation of investment companies. Among other things, the 1940 Act and the rules thereunder limit or prohibit transactions with affiliates, impose limitations on the issuance of debt and equity securities, generally prohibit the issuance of options and impose certain governance requirements. We intend to conduct our operations so that we will not be deemed to be an investment company under the 1940 Act. If anything were to happen which would cause us to be deemed to be an investment company under the 1940 Act, requirements imposed by the 1940 Act, including limitations on our capital structure, ability to transact business with affiliates and ability to compensate key employees, could make it impractical for us to continue our business as currently conducted, impair the agreements and arrangements between and among us, our subsidiaries, funds and our executive officers, or any combination thereof, and materially adversely affect our business, financial condition and results of operations. In addition, we may be required to limit the amount of investments that we make as a principal or otherwise conduct our business in a manner that does not subject us to registration and other requirements of the 1940 Act; however, there is no guarantee that our efforts to avoid such status as an investment company will be successful.

We may be unable to invest the proceeds of this offering in attractive investment opportunities.

We intend to use a portion of the proceeds from this offering to launch the Future Gladstone Funds. Our management believes it is in our best interests to avoid investments that would subject us to registration and regulation under the 1940 Act. Accordingly, management intends to conduct our business in a manner that would not subject us to registration and regulation under the 1940 Act. Therefore, the investment opportunities available to us may be severely restricted and we may be unable to invest the proceeds from this offering in attractive investment opportunities.

Risks Related to the Bonds and to this Offering

The collateral securing the Bonds may be diluted under certain circumstances.

The indenture governing the Bonds permits us to incur, subject to certain limitations, additional indebtedness secured by liens on the collateral that rank pari passu with the liens securing the Bonds, including additional Bonds under the indenture. The rights of Bondholders would be diluted by any increase in indebtedness secured by the collateral.

The Bonds are not obligations of our subsidiaries or the Existing Gladstone Funds and will be effectively subordinated to any future obligations of our subsidiaries, if any. Structural subordination increases the risk that we will be unable to meet our obligations on the Bonds.

The Bonds are obligations exclusively of The Gladstone Companies, Inc. and not of any of our subsidiaries or the Existing Gladstone Funds. The Existing Gladstone Funds and our subsidiaries are not and any future subsidiaries are not expected to be guarantors of the Bonds and the Bonds are not required to be guaranteed by any subsidiaries we may acquire or form in the future. The

Bonds are also effectively subordinated to all of the liabilities of our subsidiaries, to the extent of their assets, since our subsidiaries are separate and distinct legal entities with no obligation to pay any amounts due under our indebtedness, including the Bonds, or to make any funds available to make payments on the Bonds. Our right to receive any assets of any subsidiary in the event of a bankruptcy or liquidation of the subsidiary, and therefore the right of our creditors to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors, in each case to the extent that we are not recognized as a creditor of such subsidiary. In addition, even where we are recognized as a creditor of a subsidiary, our rights as a creditor with respect to certain amounts are subordinated to other indebtedness of that subsidiary, including secured indebtedness to the extent of the assets securing such indebtedness.

The Bonds will be protected by limited restrictive covenants, which in turn may allow us to engage in a variety of transactions that may impair our ability to fulfill our obligations under the Bonds.

The indenture governing the Bonds will not restrict us from paying dividends, incurring debt, directly or indirectly (including debt of our subsidiaries) or issuing other securities. Because the indenture will contain limited covenants or other provisions designed to afford the Bondholders protection in the event of a highly leveraged transaction involving us including as a result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us, except to the extent described under “Description of Bonds – Certain Covenants,” we may engage in transactions that may impair our ability to fulfill our obligations under the Bonds.

We have no minimum offering amount, and our objectives may become more difficult to reach depending on the amount of funds raised in this offering.

While we believe we will be able to reach our objectives regardless of the amount raised in this offering, if we sell fewer Bonds than we anticipate, we may not be able to launch each of the three Future Gladstone Funds in a timely manner or at all. In addition, we may have more difficulty finding a sufficient number of smaller investments such that each Future Gladstone Fund has a diverse portfolio, which in turn may adversely affect our ability to attract other investors to the Future Gladstone Funds and grow our assets under management. This would negatively impact our results of operations and our ability to make payments to Bondholders.

Our trustee shall be under no obligation to exercise any of the rights or powers vested in it by the indenture at the request, order or direction of any of the Bondholders, pursuant to the provisions of the indenture, unless such Bondholders shall have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred therein or thereby.

The indenture governing the Bonds provides that if an event of default occurs and is not cured, the trustee will be required, in the exercise of its power, to use the degree of care of a reasonable person in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Bondholder, unless the Bondholder has offered to the trustee security and indemnity reasonably satisfactory to it against any loss, liability or expense.

The Bonds will have limited transferability and liquidity.

Prior to this offering, there was no active market for the Bonds. Although we will be permitted to apply for quotation of the Bonds on an alternative trading system or over-the-counter market, we may choose not to apply for such quotation and, even if we do so apply, we do not know the extent to which investor interest will lead to the development and maintenance of a liquid trading market. Further, the Bonds will not be quoted on an alternative trading system or over -the -counter market until after the termination of this offering, if at all. We do not currently intend to apply for quotation of the Bonds on an alternative trading system or over -the -counter market. Therefore, investors may be required to bear the financial risk of an investment in the Bonds for an indefinite period of time.

Alternative trading systems and over -the -counter markets, as with other public markets, may from time to time experience significant price and volume fluctuations. In the event that we determine to the apply for quotation of the Bonds, the market price of the Bonds may be similarly volatile, and Bondholders may from time to time experience a decrease in the value of their Bonds. The price of the Bonds could be subject to wide fluctuations in response to a number of factors, including those listed in this “Risk Factors” section of this offering circular.

No assurance can be given that the market price of the Bonds will not fluctuate or decline significantly in the future or that Bondholders will be able to sell their Bonds when desired on favorable terms, or at all. Further, the sale of the Bonds may have adverse federal income tax consequences.

We may make decisions about the use of the proceeds of this offering with which you disagree.

We intend to use substantially all of the offering proceeds, after the payment of commissions, fees and expenses, in the launch of the Future Gladstone Funds. While we have established the general investment objectives of each Future Gladstone Fund as described elsewhere in this offering circular, the final terms of each Future Gladstone Fund, including the terms of the investment advisory and incentive fees to be payable to us under an investment advisory agreement will be determined in connection with the launch of such fund. As such, you will be unable to evaluate the final transaction terms concerning such Future Gladstone Fund before we make our investment of seed capital. This increases the risk that we may not generate the returns that you seek by investing in the Bonds.

We rely on our managing broker-dealer to sell the Bonds pursuant to this offering. If our managing broker-dealer is not able to market the Bonds effectively, we may be unable to raise sufficient proceeds to meet our business objectives.

We have engaged Timbrel Capital, LLC to act as our managing broker-dealer for this offering, and we rely on our managing broker-dealer to use its best efforts to sell the Bonds offered hereby. It would also be challenging and disruptive to locate an alternative managing broker-dealer for this offering. Without improved capital raising, our portfolio will be smaller relative to our general and administrative costs and less diversified than it otherwise would be, which could adversely affect the value of your investment in us.

The optional redemption provision may materially adversely affect your return.

Under certain circumstances, we may redeem all or a portion of the Bonds on or after June 30, 2023 (or at any time, if our Board of Directors determines, in its sole discretion, that the proceeds are insufficient for the intended use of proceeds). See “Description of Bonds—Optional Redemption” for more information. If redeemed, you may be unable to reinvest the money you receive in the redemption at a rate that is equal to or higher than the rate of return on the Bonds.

We may have to liquidate some of our investments at inopportune times to redeem Bonds in the event of the death of a Bondholder.

The Bonds carry a redemption right in the event of death of the Bondholder. As a result, one or more Bondholders may elect to have their Bonds redeemed prior to maturity. In such an event, we may not have access to the necessary cash to redeem such Bonds, and we may be required to liquidate certain assets or divert funds from other productive uses in order to make such redemptions. Our investments are not intended to be liquid, and as a result any such liquidation may be at a price that represent a discount to the actual value of such investment.

We will incur significant cost as a result of being a Tier 2 Regulation A issuer.

We incur legal, accounting and other expenses, including costs associated with the periodic reporting requirements applicable to a Tier 2 Regulation A issuer. We do not anticipate that these costs or the amount of time our management will be required to spend will be significantly less if we sell substantially less than all of the Bonds we are offering.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This offering circular contains forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Instead they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “target,” “estimate,” “forecast,” “project,” by future conditional verbs such as “will,” “should,” “would,” “could” or “may,” or by variations of such words or by similar expressions. These statements are not historical facts, but instead represent our current expectations, plans or forecasts and are based on the beliefs and assumptions of management and the information available to management at the time that these disclosures were prepared.

Forward-looking statements are subject to numerous assumptions, risks (both known and unknown) and uncertainties, and other factors which change over time. Such factors include:

•

reductions in assets under management by our Adviser Subsidiary based on investment performance, adverse changes in the economy and the capital markets and other factors, including the COVID-19 pandemic;

•	the loss of an Advisory Agreement with an Existing Gladstone Fund;

•	our ability to maintain historical returns of the Existing Gladstone Funds and sustain our historical growth;

•

the impact of COVID-19 generally and on the economy, the capital markets our business and the portfolio companies of the Gladstone Funds, including the measures taken by governmental authorities to address it;

•	our ability to retain key investment professionals or members of our senior management team;

•	our reliance on the technology systems supporting our operations;

•	availability of capital to the Existing Gladstone Funds;

•	our ability to successfully launch and grow the Future Gladstone Funds and develop new strategies and funds in the future;

•	the concentration of our investments in lower middle market businesses and real estate in the U.S.;

•	the ability of our investment teams to identify appropriate investment opportunities;

•	our exposure to potential litigation (including administrative or tax proceedings) or regulatory actions;

•	our ability to implement effective information and cyber security policies, procedures and capabilities;

•	our determination that we are not required to register as an “investment company” under the 1940 Act;

•	the fluctuation of our expenses and results of operations;

•	our ability to respond to recent trends in the asset management industry;

•	changes in governmental regulation (including regulation specific to the asset management industry), tax rates and similar matters and our ability to respond to such changes;

•	the degree and nature of competition in the asset management industry;

•	the level of control over us retained by David Gladstone;

•	our ability to deploy the proceeds of this offering and any changes to our business as a result of the proposed use of proceeds; and

•	other risks and factors listed under “Risk Factors” and elsewhere in this offering circular.

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this offering circular. New risks and uncertainties arise over time, and it is not possible for us to predict those events or how they may affect us. Therefore, you should not place undue reliance on these forward-looking statements. Forward-looking statements speak only as of the date they are made. We do not assume any duty and do not undertake to update our forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by law. Because forward-looking statements are subject to assumptions, risks, uncertainties, and other factors, actual results or future events could differ, possibly materially, from those that we anticipated in our forward-looking statements and future results could differ materially from our historical performance.

MARKET AND INDUSTRY DATA AND FORECASTS

This offering circular includes market and industry data and forecasts that we have derived from independent consultant reports, publicly available information, various industry publications, other published industry sources and our internal data, estimates and forecasts. Independent consultant reports, industry publications and other published industry sources generally indicate that the information contained therein was obtained from sources believed to be reliable.

Our internal data, estimates and forecasts are based upon information obtained from investors in our funds, partners, trade and business organizations and other contacts in the markets in which we operate and our management’s understanding of industry conditions. While we are not aware of any misstatements regarding any market, industry or similar data presented herein, such data involves risks and uncertainties and is subject to change based on various factors.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering, will be approximately $45,100,000 if we sell the maximum offering amount, after deducting the maximum selling commissions and the dealer manager fee and estimated offering expenses of approximately $400,000 payable by us.

We intend to use the net proceeds for growth strategies, which are expected to include: (i) providing initial capital to launch one or more of the Future Gladstone Funds; (ii) using proceeds for working capital to supplement our existing line of credit; (iii) investing in other general partnership interests or other controlling interests in other new affiliated funds or other growth initiatives either directly or through our Adviser Subsidiary; (iv) providing additional capital to the Existing Gladstone Funds; and (v) for other general corporate purposes. No portion of the proceeds will be used to redeem or repurchase shares of our capital stock outstanding prior to this offering or to compensate our officers or directors.

The following table reflects our expected use of proceeds in connection with the Future Gladstone Funds in order of our proposed investment priority. If not all of the Bonds are sold, we expect to complete the total initial investment in each Future Gladstone Fund in the order presented before proceeds are used for the initial investment in any other Future Gladstone Fund.

Future Gladstone Fund	Expected Initial Investment
Gladstone Retail	$20 million
Gladstone Farming	$20 million
Gladstone Partners	$5 million

There is no assurance that we will be able to utilize the net proceeds of this offering in the manner or amounts contemplated herein, or at all. In particular, as a result of the onset of the COVID-19 pandemic and the rapid pace of related developments, prospective opportunities for each of the Future Gladstone Funds are evolving and may result in a change in the priority in which we deploy proceeds from this offering as we continue to evaluate ways to maximize the prospects of ongoing success for our business. We may determine not to pursue one or more of the above uses of proceeds. Pending application of any portion of the net proceeds of this offering as described above, we intend to invest in government securities, certain publicly traded securities or in medium-term liquid bonds that have a first lien.

SELECTED HISTORICAL FINANCIAL DATA

The following selected historical consolidated financial data of the Company should be read together with “Organizational Structure,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and related notes thereto included elsewhere in this offering circular.

We derived the selected historical consolidated statement of operations data of the Company for each of the years ended June 30, 2019 and 2018 and the selected historical consolidated balance sheet data as of June 30, 2019 from the audited consolidated financial statements of the Company, which are included elsewhere in this offering circular. We derived the selected historical consolidated statement of operations data of the Company for the six months ended December 31, 2019 and 2018 and the selected historical consolidated balance sheet data as of December 31, 2019 from the unaudited consolidated financial statements of the Company, which are included elsewhere in this offering circular. The historical results are not necessarily indicative of the results expected for any future periods.

	Year Ended June 30,		Six Months Ended December 31,
	2019	2018	2019	2018
Consolidated Statements of Operations Data:
Revenues (Related Party)
Gross fees	$75,854,429	$64,678,069	$47,268,069	$38,113,090
Credits (1)	(23,576,967)	(18,431,351)	(9,680,813)	(12,768,644)

Revenues	52,277,462	46,246,718	37,587,256	25,344,446

Operating Expenses
Salaries and employee benefits	37,709,688	34,702,393	27,542,938	18,139,771
Rent	709,051	661,217	406,604	322,162
Depreciation	101,527	107,562	65,248	53,323
Securities trade costs	5,529,337	151,130	4,200,284	2,302,135
Other operating expenses	2,658,248	2,854,125	1,297,008	1,369,059

Total expenses	46,707,851	38,476,427	33,512,082	22,186,450

Income from operations	5,569,611	7,770,291	4,075,174	3,157,996

Net income	$4,352,675	$4,622,832	$3,135,369	$2,028,343

Income from operations per share attributable to Common Stock—basic and diluted	$55,696.11	$77,702.91	$40,751.74	$31,579.96

Net income per share attributable to Common Stock—basic and diluted	$43,526.75	$46,228.32	$31,353.69	$20,283.43

Weighted average shares of Common Stock outstanding—basic and diluted	100	100	100	100

(1)

Our Adviser Subsidiary has historically, on a non-contractual, unconditional, and irrevocable basis, voluntarily credited certain fees it earns from the Existing Gladstone Funds. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Financial Measures and Indicators” and Note 2 – Summary of Significant Accounting Policies – Investment Advisory and Incentive Fee Credits in the Notes to Consolidated Financial Statements for additional information concerning such credits.

	As of
	December 31, 2019	June 30, 2019
Balance sheet data:
Cash	$25,414,822	$33,511,153
Accounts receivable, related parties	19,014,643	9,658,670
Total assets	56,698,155	55,120,653
Total liabilities	32,253,724	33,811,591
Total owner’s equity	24,444,431	21,309,062
Total liabilities and owner’s equity	56,698,155	55,120,653

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the historical consolidated financial statements and the related notes included elsewhere in this offering circular. The historical consolidated financial data discussed below reflect our historical results of operations and financial position.

The following discussion and analysis contains forward-looking statements that are subject to known and unknown risks and uncertainties. Actual results and the timing of events may differ significantly from those expressed or implied in such forward-looking statements due to a number of factors, including those included in the section entitled “Risk Factors” contained elsewhere in this offering circular describing key risks associated with our business, operations and industry. Amounts and percentages presented throughout our discussion and analysis of financial condition and results of operations may reflect rounding adjustments and consequently totals may not appear to sum. The items discussed below have had significant effects on many items within our consolidated financial statements and affect the comparison of the current period’s activity with those of prior periods.

Overview

We are a leading alternative asset manager and provider of other administrative and financial services. We currently primarily provide these services to the four Existing Gladstone Funds, which are four publicly traded, Nasdaq-listed companies invested in alternative asset classes:

•	GLAD, a BDC, primarily invests in debt securities of established private lower middle market companies in the United States;

•

GAIN, a BDC, primarily invests in debt and equity securities of lower middle market private businesses operating in the United States (including in connection with management buyouts, recapitalizations or, to a lesser extent, refinancings of existing debt facilities);

•	GOOD, a REIT, focuses on acquiring, owning and managing primarily office and industrial properties; and

•	LAND, a REIT, focuses on acquiring, owning and leasing farmland.

We primarily generate revenue from fees earned pursuant to advisory, administrative, broker-dealer and other agreements our subsidiaries have with the Existing Gladstone Funds and to other affiliated entities. These fees are generated through:

•	the Adviser Subsidiary, an investment adviser registered with the SEC, which currently advises the Existing Gladstone Funds;

•

the Broker-Dealer Subsidiary, a broker dealer registered with FINRA and insured by the SIPC, which currently provides certain investment banking mortgage placement and dealer manager services to the Existing Gladstone Funds; and

•	the Administrator Subsidiary, which currently provides administrative services to the Existing Gladstone Funds, including accounting, valuation, legal, compliance, and other services.

Our assets under management have grown from approximately $132.2 million as of September 30, 2001 to approximately $2.9 billion as of December 31, 2019, representing a CAGR of 19% per year. Since inception of GLAD in 2001 through December 31, 2019, the Existing Gladstone Funds have invested in 581 businesses or properties for an aggregate amount of approximately $5.7 billion and paid $1.1 billion in common stock dividends or distributions to their investors.

As of the date of this offering circular, we manage our operations on an aggregated, single segment basis for purposes of assessing performance and making operating decisions, and, accordingly, have only one reportable and operating segment. We provide asset management services through the Adviser Subsidiary and all of our revenues are generated within the U.S.

Our Adviser Subsidiary has managed the Existing Gladstone Funds with a perspective of achieving successful growth over the long-term. In establishing and growing our various funds, and in determining the types of investments to be made by our funds, our management has consistently sought to focus on the best outcomes for our businesses and the Existing Gladstone Funds that we manage over a period of years, rather than on the short-term effect on our revenue, net income or cash flow. We intend to maintain this long-term focus after this offering. We believe that this approach will continue to significantly affect our revenue, net income and cash flow as a result of the timing of new investments and realizations of investments by the Existing Gladstone Funds, the Future Gladstone Funds and any other business or funds we may manage in the future.

Asset Management (Existing Gladstone Funds)

•

GLAD (BDC – Debt Securities of Private Companies): We are the adviser to GLAD, a BDC that primarily invests in debt securities of established private lower middle market companies in the U.S. GLAD was established in 2001 and is an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a BDC under the 1940 Act. In addition, it has elected to be treated as a RIC for federal tax purposes under the Code.

•

GAIN (BDC – Debt and Equity Securities (including Buyouts) of Private Companies). We are the adviser to GAIN, a BDC that invests in debt and equity securities of lower middle market private businesses operating in the U.S. (including in connection with management buyouts, recapitalization or, to a lesser extent, refinancing of existing debt facilities). GAIN was established in 2005 and, like GLAD, is an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a BDC under the 1940 Act. In addition, it has elected to be treated as a RIC for federal tax purposes under the Code.

•

GOOD (REIT – Office and Industrial Properties): We are the adviser to GOOD, a diversified, national operation, with investments in a variety of sectors and geographic locations. GOOD was established in 2003 and is an externally-managed REIT focused on acquiring, owning, and managing primarily office and industrial properties in the United States.

•

LAND (REIT – Farmland): We are the adviser to LAND, a diversified, national operation, with investments in a variety of sectors and geographic locations. LAND was established in 2013 and is an externally-managed, natural resource REIT focused on acquiring, owning and leasing farmland in the United States.

Our asset management business is operated through our Adviser Subsidiary, a registered investment adviser with the SEC, which has advisory agreements in place to manage all of the Existing Gladstone Funds. Our investment advisory business generated income before taxes of $5.8 million for the fiscal year ended June 30, 2019.

Financial Services

We provide financial services through our Adviser Subsidiary and through our Broker-Dealer Subsidiary. The Broker-Dealer Subsidiary earns fees generated from providing dealer manager, investment banking, mortgage placement, and other services to us, the Existing Gladstone Funds and certain portfolio companies of GLAD and GAIN. We incur third-party securities trade costs associated with the Broker-Dealer Subsidiary that largely offset the associated securities trade commission revenue we earn.

Administrative Services

Our Administrator Subsidiary is a party to administration agreements with each of the Existing Gladstone Funds, as well as being a party to substantially similar agreements with us and our subsidiaries. Our Administrator Subsidiary provides accounting, legal, compliance, treasury, valuation, regulatory and other services pursuant to such agreements.

Our Revenues and Expenses

Our revenue is primarily derived from fees (pursuant to advisory agreements) our Adviser Subsidiary receives for managing the Existing Gladstone Funds. Such fees include investment advisory fees (also called base management fees) which are based upon assets or stockholders’ equity under management; loan servicing fees for serving as the servicer pursuant to line of credit agreements; performance-based incentive fees for meeting certain income or realized capital gains thresholds; and, investment banking fees for providing investment banking, due diligence and management or advisory services. Our Broker-Dealer Subsidiary also receives fees for other financial services it provides to certain of the Existing Gladstone Funds and portfolio companies thereof, including distribution, investment banking, due diligence, dealer manager, mortgage placement and other financial services.

Historically, our most significant expense is the payment of salaries, bonuses and benefits for our employees, each of which is directly employed by either the Adviser Subsidiary or the Administrator Subsidiary.

Business Environment

As an asset management firm, our businesses are materially affected by conditions in the financial markets and economic conditions generally in the U.S. and, to a lesser extent, globally. Our diverse mix of businesses has allowed us to generate attractive returns across different business climates. Generally, business conditions characterized by low inflation, low or declining interest rates and strong equity markets provide a positive climate for us to generate attractive returns on existing investments. Since the Existing Gladstone Funds are closed-end funds with no requirement to return invested equity capital, we have generally been able to produce stable revenues. However, during periods of market volatility the fair value of the assets owned by the Existing Gladstone Funds will increase or decrease accordingly, which impacts the base management fees. In addition, during market downturns, certain portfolio companies and tenants of the Existing Gladstone Funds may no longer be able to make the payments due under the applicable agreement with an Existing Gladstone Fund, which may impact the income of the applicable Existing Gladstone Fund and incentive fees.

Market Conditions

Our ability to grow revenues in our asset management business largely depends upon the growth in assets under management and income in the Existing Gladstone Funds, Future Gladstone Funds, and in other businesses or funds we may manage in the future. Such growth will depend upon our ability to attract new capital and investors to our funds and our ability to successfully invest our funds’ capital. Our ability to grow our revenues in our financial services business (through our Broker-Dealer Subsidiary) depends largely on the ability of GLAD and GAIN (and in the future, Gladstone Farming or Gladstone Partners) to invest in new portfolio companies and the Broker-Dealer Subsidiary’s ability to source mortgages for GOOD and LAND (and in the future, Gladstone Retail), and the Broker-Dealer Subsidiary’s ability to provide effective dealer manager services to certain of the Existing Gladstone Funds’ and Future Gladstone Funds’ registered, non-listed issuances of stock or bonds, if any.

The global economy has experienced economic uncertainty in recent years. Economic uncertainty impacts our business in many ways, including through changing spreads, structures and purchase multiples, as well as the overall supply of investment capital. See “Offering Circular Summary—Recent Developments” and “Risk Factors — Risks Related to Our Business.” As interest rates remain relatively low and public equities are not able to meet expected returns, we see increasing investor demand for alternative investments to achieve higher yields. As a result, some investors have increased their allocation to private markets relative to other asset classes. In addition, the opportunities in private markets have expanded as firms have created new vehicles and products in which to access private markets across different geographies and opportunity sets.

Trends Affecting our Business

In addition to general market conditions, we believe the following trends will impact our future performance:

•

Increasing Importance of Alternative Assets. Over the past several years, investor groups of all types have meaningfully increased their capital allocations to alternative investment strategies. We expect this current trend will continue as the combination of volatile returns in public equities and low-yields on traditional fixed income investments shifts investor focus to the lower correlated and absolute levels of returns offered by alternative assets. In particular, real assets, private equity and private debt strategies are expected to achieve significant growth as investors diversify to reduce volatility and achieve higher yields.

•

Increasing Demand for Alternative Assets from Retail Investors. Defined contribution pension plans and retail investors are demanding more exposure to alternative investment products to seek differentiated returns as well as to satisfy a desire for current yield due to changing demographics. We have benefited from this growing demand, given our diverse alternative offerings through publicly traded vehicles. With an established market presence, we believe we are well positioned to take advantage of the growing opportunity in the retail channel.

•

Shifting Asset Allocation Policies of Institutional Investors. We believe that the growing pension liability gap is driving investors to seek higher return strategies and that institutional investors, such as insurance companies, are increasingly rotating away from core fixed income products towards more liquid alternative credit and absolute return-oriented products to achieve their return hurdles. According to Ernst & Young, institutional investors allocated an estimated 25% of the global portfolio towards alternative strategies in 2019, up from approximately 12% in 2009. The increase in allocation has also been accompanied by a change in allocation strategy to a more balanced approach between private equity and non-private equity alternative investments. Our combination of credit expertise, total return and multi-strategy product offerings are particularly well suited to benefit from these asset allocation trends.

•

The strength and liquidity of the U.S. and relevant global equity and debt markets. These markets affect the value of the underlying investments of the Existing Gladstone Funds and Future Gladstone Funds, which in turn affect the assets under management and income of those funds and the base management fees and the incentive fees we earn. Furthermore, changes in supply and demand for real estate assets could affect our ability to increase the value of GOOD and LAND. In addition, certain of our funds may use leverage in order to increase investment returns, which ultimately affects our current income and ability to attract additional capital. Prior to the onset of the COVID-19 pandemic, U.S. and relevant global debt markets have been particularly robust in recent years, contributing to our ability to finance acquisitions by the Existing Gladstone Funds at attractive rates, leverage ratios and terms. A reduction in leverage ratios or a tightening of covenants and other credit terms could also negatively impact the assets under management or income of our Existing Gladstone Funds and our Future Gladstone Funds and the fees the Adviser Subsidiary earns under the Advisory Agreements.

•

Interest Rate Risk. Fluctuations in interest rates may affect the performance of the Existing Gladstone Funds and Future Gladstone Funds. Historical trends in these markets are not necessarily indicative of future performance in these funds. Current interest rates are near long-term historical lows, but credit spreads that were previously narrow have widened in recent months, a function of both the decline in rates and decreases in asset values. Increases in rates and decreases in credit spreads would have a mixed impact on our returns as the incremental cash flow required to service debt of the Existing and Future Gladstone Funds would reduce their income and affect the performance based incentive fees that the Adviser Subsidiary earns. However, we believe that we and the Existing Gladstone Funds are well-positioned for a rising interest rate environment, as a majority of the assets that we manage are floating rate loans.

•

Competition among alternative asset managers. Our ability to grow our revenue is dependent on our continued ability to source attractive investments for the funds we manage and to deploy the capital that we have raised. Our transaction volume is largely based on relationships that we cultivate in the debt, equity, real estate and natural resource markets. Deviations from these relationships can occur in any given year for a number of reasons. We compete against a number of other public and private asset managers that are larger than us or have more diversified sources of revenue or stronger relationships in the sectors in which we operate. A significant decrease in the quality or quantity of investment opportunities or an increase in competition from new alternative asset management entrants could adversely affect our ability to source investments with returns that meet the investment objectives of the funds we manage.

•

Unpredictable global macroeconomic conditions. Global economic conditions, including political environments, financial market performance, interest rates, credit spreads or other conditions beyond our control, all of which affect the performance of the assets underlying investments, are unpredictable and could negatively affect the our performance and that of the funds that we manage and their and our ability to raise funds in the future.

•

Increasing regulatory requirements. The complex regulatory and tax environment for asset managers could restrict our operations and subject us to increased compliance costs and administrative burdens, as well as restrictions on our business activities.

We believe recent market conditions have created favorable environments for our asset management and financial advisory businesses during the periods presented. Changes in these market conditions could have negative effects on our asset management and financial advisory businesses in future periods, and those effects could be material. For a more detailed description of how economic and global financial market conditions can materially affect our financial performance and condition, see “Offering Circular Summary—Recent Developments” and “Risk Factors—Risks Related to Our Business.” Our historical results of operations are not indicative of the expected future operating results following this offering.

Certain Financial Measures and Indicators

Consolidation

We consolidate the financial results of entities we control through a majority voting interest (including the Adviser Subsidiary, the Broker-Dealer Subsidiary, and the Administrator Subsidiary) as well as entities that are determined to be variable interest entities where we are deemed to be the primary beneficiary of the entity. While the Adviser Subsidiary is the investment adviser to the Existing Gladstone Funds, it does not hold a majority of the voting interests in any of the Existing Gladstone Funds, and thus, for accounting purposes and reporting purposes, we do not consolidate the Existing Gladstone Funds in our financial statements. The base management fees and incentive fee compensation received from the advisory agreements between our Adviser Subsidiary and the Existing Gladstone Funds are the only aspects of the Existing Gladstone Funds that are recorded in our financial statements.

Revenues

Investment Advisory Fees (Base Management Fees). Investment advisory fees are earned from services provided by the Adviser Subsidiary to the Existing Gladstone Funds pursuant to the terms of the Advisory Agreements. Investment advisory fee revenue is recognized as the advisory services are provided, and any unpaid amounts are classified as accounts receivable, related party. Additionally, pursuant to the requirements of the 1940 Act, our Adviser Subsidiary makes available significant managerial assistance to portfolio companies of GLAD and GAIN. The Adviser Subsidiary may also provide other services to such portfolio companies under certain agreements and may receive fees for services other than managerial assistance. Our Adviser Subsidiary non-contractually, unconditionally, and irrevocably credits 100% of these fees against the investment advisory fee that GLAD and GAIN would otherwise be required to pay to our Adviser Subsidiary; however, pursuant to the terms of the Advisory Agreements with each of GLAD and GAIN, a small percentage of certain of such fees is retained by our Adviser Subsidiary in the form of reimbursement, at cost, for tasks completed by personnel of the Adviser Subsidiary, primarily for the valuation of portfolio companies of GLAD and GAIN.

Loan Servicing Fees. Certain of GLAD’s and GAIN’s loan investments are held in their respective wholly-owned subsidiaries. Loan servicing fees represent amounts earned by the Adviser Subsidiary for acting as the servicer pursuant to the terms of the line of credit agreements between the relevant subsidiary and its creditor banks. Since GLAD and GAIN own these loans indirectly (through their 100% ownership of the relevant subsidiary), all loan-servicing fees earned by the Adviser Subsidiary are credited directly against the investment advisory fees otherwise due and payable to the Adviser Subsidiary by GLAD and GAIN. Loan servicing fee revenue is recognized when it is earned.

Performance-Based Incentive Fees. Incentive fees are earned by the Adviser Subsidiary pursuant to a given Advisory Agreement when an Existing Gladstone Fund meets certain income or realized capital gains thresholds. Incentive fees are recognized as income when all contingencies, including realization of specified minimum hurdle rates, have been exceeded. Any calculated amount above the required minimum hurdle rates, as specified in the respective Advisory Agreement, is allocated by the Existing Gladstone Fund to the Adviser Subsidiary. The incentive fees are not subject to reversal or clawback under the terms of the Advisory Agreements. To date the Adviser Subsidiary has not received any such capital gains-based incentive fees other than from GAIN.

In accordance with GAAP, the Existing Gladstone Funds accrue a capital gains-based incentive fee as if their investments had been liquidated at their fair values as of the end of the reporting period, even though they are not payable to the Adviser Subsidiary until such capital gains are realized and become contractually due under the terms of the applicable Advisory Agreement. In the six months ended December 31, 2019, the Company recognized $8.1 million of capital gains-based incentive fees, which it subsequently received in cash in March 2020. To the extent we receive capital gains-based incentive fees, they give rise to an obligation under our capital gains-based carried interest plans that exist between the Adviser Subsidiary and certain of its current or former employees and officers that operate the respective funds, for which the Company has accrued $7.5 million of compensation expense as of December 31, 2019 that it considered probable of payment in September 2020. As of December 31, 2019, GAIN had accrued an additional $15.8 million of capital gains-based incentive fees payable to the Adviser Subsidiary, none of which has been recorded by us as revenue or a receivable since the required realized capital gains thresholds had not been achieved.

Under the terms of the Carried Interest Plans, a significant portion of the incentive fees earned, net of credits against those fees, are paid out as compensation. The Adviser Subsidiary may retain certain unallocated portions of the incentive fees under the agreements from time to time at its discretion. Our ability to continue to generate incentive fees and other fees is an important element of our business, and these items have historically accounted for a significant portion of our revenue and related expenses.

Administration Fees. The Administrator Subsidiary has entered into an Administration Agreement with each of the Existing Gladstone Funds and its other affiliates, pursuant to which it furnishes such funds and other companies with accounting, valuation, legal, compliance, and other services. Pursuant to the Administration Agreements, the Existing Gladstone Funds and the Administrator Subsidiary’s other affiliates collectively pay the costs and expenses of the Administrator Subsidiary to perform the administrative services, which are primarily rent and the salaries, benefits and expenses of the Administrator Subsidiary’s employees, including the chief financial officer and treasurer, chief compliance officer, chief valuation officer, and general counsel and secretary (and the staffs of all of the foregoing) of each of the Existing Gladstone Funds and the Administrator Subsidiary’s other affiliates. Administration fee revenue is recognized when it is earned.

Investment Banking Fees (Other Financial Services Fees): Investment banking fees include fees (1) received by the Broker-Dealer Subsidiary for providing investment banking and due diligence services to certain portfolio companies of GLAD and GAIN, (2) received by the Adviser Subsidiary for providing management or advisory services to certain portfolio companies of GLAD and GAIN and (3) received by the Adviser Subsidiary for providing mortgage placement services to GOOD and LAND. Due to uncertainty surrounding the closing of related deals, these fees are recognized when the transaction occurs and the fees are collected. Such fees may be received in advance and, if so, are recorded as deferred revenue in our consolidated balance sheets and are refundable until earned. To the extent that the Adviser Subsidiary receives any fees directly from a portfolio company of either GLAD or GAIN for any such services, 100% of such fees are credited against the investment advisory fees otherwise due to the Adviser Subsidiary pursuant to the applicable Advisory Agreement.

Securities Trade Commissions. Securities trade commission income includes dealer manager and broker dealer commissions received by the Broker-Dealer Subsidiary pursuant to its role in distributing certain shares of preferred stock of LAND through the independent broker dealer network. The Broker-Dealer Subsidiary provides certain sales, promotional and marketing services to LAND in connection with the offering of such preferred stock and LAND pays the Broker-Dealer Subsidiary (1) selling commissions of up to 7.0% of the gross proceeds from sales of the preferred stock and (2) a dealer manager fee of up to 3.0% of the gross proceeds from sales. Fees are generated and earned on a trade-date basis, when the Broker-Dealer Subsidiary’s obligation to LAND is satisfied.

Fee Credits. Fee credits historically consist of non-contractual, unconditional and irrevocable waivers of loan servicing fees, investment advisory fees and incentive fees otherwise due to the Adviser Subsidiary from the Existing Gladstone Funds under the Advisory Agreements. Such credits are either related to: (1) certain investment banking fees received by the Adviser Subsidiary from portfolio companies of GLAD and GAIN, (2) loan servicing fees received by the Adviser Subsidiary from certain subsidiaries of GLAD and GAIN, (3) a portion of the annual review fees received by the Adviser Subsidiary from certain portfolio companies of GLAD and GAIN, (4) other amounts granted to allow the Existing Gladstone Funds to comply with the requirements of their credit facilities or maintain the desired level of distributions to their stockholders, or (5) a reduction in the investment advisory fees received in connection with syndicated loan investments held by GLAD or GAIN. Revenues are presented net of any related fee credits.

Operating Expenses

Salaries and Employee Benefits Expense. Our employee compensation and benefits expense reflects compensation (primarily salary and bonus) of our employees through our Adviser Subsidiary and Administrator Subsidiary. Our compensation arrangements with our employees contain a significant performance-based bonus component. Therefore, as our revenues increase, our compensation costs also rise. In addition, our compensation costs reflect increased headcount as we expand geographically and create new products and businesses. Historically, all payments for services rendered by our management and selected other individuals engaged in our businesses have been accounted for as employee compensation and benefits expense. As a result, our employee compensation and benefits expense has reflected payments for services rendered by these individuals.

Operating Expenses Other Than Salaries and Employee Benefits Expense. The operating expenses other than salaries and employee benefits expenses consist primarily of rent, depreciation, telecommunications, office expenses, professional services and other third-party expenses incurred in connection with operating our business lines. We also incur third-party securities trade costs associated with the Broker-Dealer Subsidiary.

Net Gains from Investment Activities. We expect to generate realized and unrealized gains from underlying investments in the Future Gladstone Funds. Net gains (losses) from our investment activities reflect a combination of internal and external factors. The external factors affecting the net gains associated with our investing activities vary by asset class but are broadly driven by the market considerations discussed above. The key external measures that we monitor for purposes of deriving net gains from our investing activities include: price/earnings ratios and EBITDA multiples for benchmark public companies and comparable transactions and capitalization rates for real estate property investments. These measures generally represent the relative value at which comparable entities have either been sold or at which they trade in the public marketplace. Other than the information from our managing directors, we refer to these measures generally as exit multiples. Internal factors that are managed and monitored include a variety of cash flow and operating performance measures, most commonly EBITDA and net operating income. The management of the portfolio companies that the Existing Gladstone Funds invest in are incentivized to maximize these key measures and do so by pursuing strategies to improve the operating investment performance and the capital structures of the companies. In all cases in the Existing Gladstone Funds (and our interests in the Future Gladstone Funds) may entitle us to an incentive fee (pursuant to the existing advisory agreement between our Adviser Subsidiary and each of the Existing Gladstone Funds) when investors in the fund achieve specified cumulative investment returns.

Non-Operating Income (Dividends from Marketable Securities, Realized Gains from Marketable Securities and Unrealized Gains from Marketable Securities). These amounts relate to income or losses associated with investments classified as available-for-sale that have been held for the benefit of our deferred compensation plan. In October 2018, we terminated our deferred compensation plan and ceased permitting participants to make further contributions into the plan. As of January 3, 2020, all remaining obligations were valued, the trust was liquidated and the obligations were paid to participants in a subsequent payroll. See Note 7 to the consolidated financial statements for further information.

Income Taxes. U.S. federal income tax legislation enacted in December 2017, commonly referred to as The Tax Cuts and Jobs Act, or TCJA, reduced the U.S. federal corporate tax rate from 35.0% to 21.0% effective on January 1, 2018, resulting in a blended rate of 27.55% for the fiscal year ended June 30, 2018. The U.S. federal corporate tax rate for the fiscal year ended June 30, 2019 and future years is 21.0%. As a result of the termination of our deferred compensation plan and distribution of its assets in January 2020, the payments to participants will give rise to income tax deductions in our future tax returns that are currently recognized as deferred tax assets.

Operating Metrics

The alternative asset management business is a complex business that is unusual due to its ability to support rapid growth without requiring substantial capital investment. However, there also can be volatility associated with its earnings and cash flow. Since our inception, we have developed and used various supplemental operating metrics to assess and monitor the operating performance of our various alternative asset management businesses in order to monitor the effectiveness of our value creating strategies.

Our assets under management increase primarily as a result of the Existing Gladstone Funds raising additional capital, either in the form of equity by selling additional shares of capital stock to investors or in the form of debt via long term mortgages on the real estate held by certain of the Existing Gladstone Funds, the revolving lines of credit available to the Existing Gladstone Funds and the issuance of notes by certain of the Existing Gladstone Funds. In the future, our assets under management will include the assets described above as well as the fair market value of assets or the total asset value of Future Gladstone Funds.

We intend to continue to manage our business as we have in the past, using traditional financial measures and our key operating performance metrics, since we believe that these metrics measure the productivity of our investment activities. See “Selected Historical Financial Data.”

Results of Operations for the Years Ended June 30, 2019 and 2018

Following is a discussion of our consolidated results of operations for the years ended June 30, 2019 and 2018. The following tables set forth information regarding our results of operations and certain key operating metrics for the years ended June 30, 2019 and 2018:

	Year Ended June 30,
	2019	2018
Revenues (Related Party)
Investment advisory and loan servicing fees	$19,388,476	$19,864,217
Incentive fees	12,264,680	13,341,161
Administration fees	5,516,197	4,810,152
Investment banking fees	8,521,862	7,489,952
Annual review fees	578,003	530,030
Property management fees	295,551	139,308

Securities trade commissions	5,586,140	50,000
Other income	126,553	21,898

Total revenues	52,277,462	46,246,718

Operating expenses
Salaries and employee benefits	37,709,688	34,702,393
Rent	709,051	661,217
Depreciation	101,527	107,562
Telecommunications	522,802	478,335
Office expenses	379,243	358,940
Professional services	569,998	737,025
Securities trade costs	5,529,337	151,130
Interest expense	194	21,886
Other operating expenses	1,186,011	1,257,939

Total expenses	46,707,851	38,476,427

Income from operations	5,569,611	7,770,291
Dividends from marketable securities	341,562	181,472
Realized gain on marketable securities	174,290	256,072
Unrealized (loss) gain on marketable securities	(243,147)	68,199

Net income before income taxes	5,842,316	8,276,034

Income tax provision	(1,489,641)	(3,653,202)

Net income	$4,352,675	$4,622,832

Net income per share attributable to common stock—basic and diluted	$43,526.75	$46,228.32

Weighted average shares of common stock outstanding—basic and diluted	100	100

Revenues – Investment Advisory and Loan Servicing Fees

The following tables reflect the components by Existing Gladstone Fund of investment advisory and loan servicing fees for the fiscal years ended June 30, 2019 and 2018:

2019	GLAD	GAIN	GOOD	LAND(1)	Total
Base management fees	$7,195,097	$12,812,329	$5,058,535	$3,308,478	$28,374,439
Loan servicing fees	5,050,967	6,839,215	—	—	11,890,182
Loan servicing fee credit	(5,050,967)	(6,839,215)	—	—	(11,890,182)
Credit for fees received from portfolio companies and other fee waivers	(1,187,838)	(5,770,917)	—	(1,648,381)	(8,607,136)
Fee reduction on senior syndicated loans	(378,827)	—	—	—	(378,827)

Investment advisory and loan servicing fee revenue	$5,628,432	$7,041,412	$5,058,535	$1,660,097	$19,388,476

2018	GLAD	GAIN	GOOD	LAND(1)	Total
Base management fees	$6,824,678	$11,390,145	$5,127,420	$2,410,549	$25,752,792
Loan servicing fees	4,891,139	6,453,815	—	—	11,344,954
Loan servicing fee credit	(4,891,139)	(6,453,815)	—	—	(11,344,954)

Credit for fees received from portfolio companies and other fee waivers	(1,245,422)	(4,093,689)	—	(174,014)	(5,513,125)
Fee reduction on senior syndicated loans	(375,450)	—	—	—	(375,450)

Investment advisory and loan servicing fee revenue	$5,203,806	$7,296,456	$5,127,420	$2,236,535	$19,864,217

(1)

On January 14, 2020, LAND amended and restated its existing Advisory Agreement with the Advisory Subsidiary to change the calculation of the base management fee from an annual rate of 2.0% of total adjusted common equity (as defined in the Advisory Agreement in effect at such time) to an annual rate of 0.5% of Gross Tangible Real Estate (as defined in the current Advisory Agreement) commencing with the quarter ended March 31, 2020.

Incentive Fees

The following tables reflect the components by Existing Gladstone Fund of incentive fees for the fiscal years ended June 30, 2019 and 2018:

2019	GLAD	GAIN	GOOD	LAND	Total
Incentive fees	$5,549,080	$5,420,850	$3,367,474	$628,098	$14,965,502
Incentive fee waiver	(1,922,745)	—	—	(778,077)	(2,700,822)

Incentive fee revenue	$3,626,335	$5,420,850	$3,367,474	$(149,979)	$12,264,680

2018	GLAD	GAIN	GOOD	LAND	Total
Incentive fees	$5,382,005	$6,163,931	$2,732,168	$260,879	$14,538,983
Incentive fee waiver	(1,144,250)	—	—	(53,572)	(1,197,822)

Incentive fee revenue	$4,237,755	$6,163,931	$2,732,168	$207,307	$13,341,161

Credits to Investment Advisory and Loan Servicing Fees and Incentive Fees

The following tables reflect the components by Existing Gladstone Fund of credits granted against investment advisory and loan servicing fees and incentive fees for the fiscal years ended June 30, 2019 and 2018:

2019	GLAD	GAIN	GOOD	LAND	Total
Credit for fees received from portfolio companies and other fee waivers	$(1,187,838)	$(5,770,917)	$—	$(1,648,381)	$(8,607,136)
Loan servicing fee credit	(5,050,967)	(6,839,215)	—	—	(11,890,182)
Fee reduction on senior syndicated loans	(378,827)	—	—	—	(378,827)
Incentive fee waiver	(1,922,745)	—	—	(778,077)	(2,700,822)

Total credits	$(8,540,377)	$(12,610,132)	$—	$(2,426,458)	$(23,576,967)

2018	GLAD	GAIN	GOOD	LAND	Total
Credit for fees received from portfolio companies and other fee waivers	$(1,245,422)	$(4,093,689)	$—	$(174,014)	$(5,513,125)
Loan servicing fee credit	(4,891,139)	(6,453,815)	—	—	$(11,344,954)
Fee reduction on senior syndicated loans	(375,450)	—	—	—	$(375,450)
Incentive fee waiver	(1,144,250)	—	—	(53,572)	$(1,197,822)

Total credits	$(7,656,261)	$(10,547,504)	$—	$(227,586)	$(18,431,351)

Revenues (which is net of credits) were $52.3 million for the fiscal year ended June 30, 2019, an increase of $6.0 million, or 13%, versus the fiscal year ended June 30, 2018. The overall increase was the result of $11.2 million of increases in gross fees offset by $5.1 million of increases in fee credits.

Gross base management fees and loan servicing fees for the fiscal year ended June 30, 2019 increased $3.2 million, or 9%, to $40.3 million versus the fiscal year ended June 30, 2018, primarily due to increased assets under management of GAIN and GLAD and increases in stockholders’ equity of GOOD and LAND year-over-year, on which fees were based. The portion of fees related to base management fees increased to $28.4 million for the fiscal year ended June 30, 2019 from $25.8 million for the fiscal year ended June 30, 2018, primarily as a result of growth in assets under management of GAIN and GLAD and stockholders’ equity of GOOD and LAND. Assets under management increased year over year primarily because of additional capital offerings by GOOD and LAND and their ability to redeploy the proceeds from such offerings in additional assets.

Loan servicing fees increased by $0.5 million, or 5%, to $11.9 million. Since GLAD and GAIN own indirectly the loans subject to the loan servicing fees, all loan-servicing fees earned by the Adviser Subsidiary are credited directly against the investment advisory fees otherwise due and payable to the Adviser Subsidiary by GLAD and GAIN.

Investment advisory and loan servicing fee revenue (which is net of credits) decreased $0.5 million, or 2%, to $19.4 million due to an increase in non-contractual, unconditional and irrevocable fee waivers.

Gross incentive fees for the fiscal year ended June 30, 2019 increased $0.4 million, or 3%, to $15.0 million compared with the prior year due to a $1.2 million combined increased in income-based incentive fees earned by our Adviser Subsidiary from GLAD and GOOD and a capital gains-based incentive fee from LAND, offset by decreased income-based incentive fees earned from GAIN of $0.7 million. Incentive fee credits relate to non-contractual voluntary waivers of incentive fee income credited against incentive fees earned from GLAD and LAND to support such funds maintaining distributions to their respective stockholders. Incentive fee revenue (which is net of credits) decreased $1.1 million, or 8%, to $12.3 million due to an increase in non-contractual, unconditional and irrevocable fee waivers.

Administration fees represent reimbursement of the expense of our Administrator Subsidiary for providing administrative services to the Existing Gladstone Funds. Administrative fees increased $0.7 million, or 15%, to $5.5 million for the fiscal year ended June 30, 2019 compared to the year prior due primarily to salary, bonus and benefit increases from an increase in headcount and market-based compensation adjustments. The administration fees earned by the Administrator Subsidiary are charged based on and entirely offset by the expenses of the Administrator Subsidiary. As a result, the administration fee revenue earned by the Administrator Subsidiary does not directly affect our operating or net income.

Investment banking fees typically include revenues earned for services offered to the portfolio companies of the Existing Gladstone Funds for transaction structuring and loan financing. For the fiscal year ended June 30, 2019, we saw an increase in investment banking fees of $1.0 million, or 14%, due mainly to an increased dollar volume of transactions by GAIN compared to the prior year.

Securities trade commissions include dealer manager and broker-dealer commissions received by the Broker-Dealer Subsidiary pursuant to its role in distributing certain shares of preferred stock of its affiliates through an independent broker-dealer network. Fees are generated and earned on a trade-date basis. Fee revenue increased from $0.05 million for the fiscal year ended June 30, 2018 to $5.6 million for the fiscal year ended June 30, 2019, as a result of an increase in the number of shares of non-traded preferred stock sold by LAND year-over-year. Due to our reliance on the independent selling network, securities trade costs almost entirely offset the related securities trade commissions.

Operating Expenses

Operating expenses were $46.7 million for the fiscal year ended June 30, 2019, an increase of $8.2 million, or 21%, versus the fiscal year ended June 30, 2018. The change was primarily due to an increase of $3.0 million, or 9%, in salaries and employee benefits of the Adviser Subsidiary from the net addition of personnel to support the growth of each of our business areas including office openings and expansion of LAND in California and from market adjustments to compensation, and from higher bonus and incentive compensation driven by our favorable financial performance. Securities trade costs increased by $5.4 million, which relates to a corresponding increase in securities trade commissions. Professional services decreased by $0.2 million primarily due to lower legal fees.

Dividends, Realized and Unrealized Gains on Marketable Securities

Dividends, realized gains and unrealized gains from marketable securities held in our non-qualified elective deferred compensation plan decreased by $0.2 million for the fiscal year ended June 30, 2019 compared to the prior year primarily due to an unrealized loss on the carrying value of the investments.

Income Tax Provision

We recorded an income tax provision of $1.5 million for the fiscal year ended June 30, 2019, a combined federal and state effective tax rate of 25.5% of net income before income taxes. This compares to an income tax provision of $3.7 million for the fiscal year ended June 30, 2018, an effective tax rate of 44.1% of net income before income taxes. The TCJA was enacted on December 22, 2017. Among other things, the TCJA reduced the U.S. federal corporate tax rate from 35% to 21% effective on January 1, 2018, resulting in a blended rate of 27.55% for the fiscal year ended June 30, 2018. We recognized a provisional amount of $1.1 million of income tax expense for the fiscal year ended June 30, 2018 relating to the revaluation of deferred tax asset balances due to the change in tax rates enacted in the period, which increased its effective tax rate. The U.S. federal corporate tax rate for periods prior to January 1, 2018 was 35%, and 21% for periods thereafter. The current and prior period effective tax rates differ from the federal statutory tax rate of 21% due primarily to the TCJA impact on the deferred tax asset and the effect of state taxes.

In October 2018, we terminated our deferred compensation plan and ceased permitting participants to make further contributions into the plan. As of January 3, 2020, all remaining obligations were valued and the trust was liquidated, and the obligations were paid to participants in a subsequent payroll. These payments to participants will give rise to income tax deductions in our current or future tax returns that are currently recognized as deferred tax assets.

See Note 6 to the consolidated financial statements for the years ended June 30, 2019 and 2018 included elsewhere in this offering circular for further disclosure of the elements of the tax expense and the tax assets and liabilities.

Net Income

Our net income decreased by $0.3 million, or 6%, to $4.4 million during the fiscal year ended June 30, 2019 compared to the prior year due primarily to higher bonuses and incentive compensation.

Results of Operations for the Six Month Ended December 31, 2019 and 2018

Following is a discussion of our consolidated results of operations for the six months ended December 31, 2019 and 2018. The following tables set forth information regarding our results of operations and certain key operating metrics for the six months ended December 31, 2019 and 2018:

	Six Months Ended December 31,
	2019	2018
Revenues (Related Party)
Investment advisory and loan servicing fees	$11,797,022	$9,382,824
Incentive fees	14,801,454	4,882,377
Administration fees	3,074,020	2,824,983
Investment banking fees	2,893,475	5,475,892
Annual review fees	262,989	308,668
Property management fees	159,977	184,769
Securities trade commissions	4,332,780	2,273,592
Other income	265,539	11,341

Total revenues	37,587,256	25,344,446

Operating expenses
Salaries and employee benefits	27,542,938	18,139,771
Rent	406,604	322,162
Depreciation	65,248	53,323
Telecommunications	237,787	258,624
Office expenses	159,877	250,896
Professional services	334,453	283,376
Securities trade costs	4,200,284	2,302,135
Interest expense	—	193
Other operating expenses	564,891	575,970

Total expenses	33,512,082	22,186,450

Income from operations	4,075,174	3,157,996
Dividends from marketable securities	91,963	114,362
Realized gain on marketable securities	225,807	225,598
Unrealized (loss) gain on marketable securities	(178,738)	(780,238)

Net income before income taxes	4,214,206	2,717,718

Income tax provision	(1,078,837)	(689,375)

Net income	$3,135,369	$2,028,343

Net income per share attributable to common stock—basic and diluted	$31,353.69	$20,283.43

Weighted average shares of common stock outstanding—basic and diluted	100	100

Revenues – Investment Advisory and Loan Servicing Fees

The following tables reflect the components by Existing Gladstone Fund of investment advisory and loan servicing fees for the six months ended December 31, 2019 and 2018:

2019	GLAD	GAIN	GOOD	LAND(1)	Total
Base management fees	$3,659,399	$6,114,240	$2,614,101	$1,743,660	$14,131,400
Loan servicing fees	2,712,978	3,387,129	—	—	6,100,107
Loan servicing fee credit	(2,712,978)	(3,387,129)	—	—	(6,100,107)
Credit for fees received from portfolio companies and other fee waivers	(656,128)	(1,424,508)	—	—	(2,080,636)
Fee reduction on senior syndicated loans	(253,742)	—	—	—	(253,742)

Investment advisory and loan servicing fee revenue	$2,749,529	$4,689,732	$2,614,101	$1,743,660	$11,797,022

2018	GLAD	GAIN	GOOD	LAND(1)	Total
Base management fees	$3,601,126	$6,502,413	$2,498,309	$1,429,368	$14,031,216
Loan servicing fees	2,550,499	3,404,018	—	—	5,954,517
Loan servicing fee credit	(2,550,499)	(3,404,018)	—	—	(5,954,517)
Credit for fees received from portfolio companies and other fee waivers	(562,678)	(3,852,469)	—	(62,187)	(4,474,334)
Fee reduction on senior syndicated loans	(171,058)	—	—	—	(171,058)

Investment advisory and loan servicing fee revenue	$2,867,390	$2,649,944	$2,498,309	$1,367,181	$9,382,824

(1)

On January 14, 2020, LAND amended and restated its existing Advisory Agreement with the Advisory Subsidiary to change the calculation of the base management fee from an annual rate of 2.0% of total adjusted common equity (as defined in the Advisory Agreement in effect at such time) to an annual rate of 0.5% of Gross Tangible Real Estate (as defined in the current Advisory Agreement) commencing with the quarter ended March 31, 2020.

Incentive Fees

The following tables reflect the components by Existing Gladstone Fund of incentive fees for the six months ended December 31, 2019 and 2018:

2019	GLAD(1)	GAIN	GOOD	LAND	Total
Income-based incentive fees	$2,883,607	$2,257,421	$1,932,967	$846,573	$7,920,568
Capital gains-based incentive fees	—	8,127,214	—	—	8,127,214
Incentive fee waiver	(1,246,328)	—	—	—	(1,246,328)

Incentive fee revenue	$1,637,279	$10,384,635	$1,932,967	$846,573	$14,801,454

2018	GLAD(1)	GAIN	GOOD	LAND	Total
Income-based incentive fees	$2,652,326	$2,032,000	$1,612,709	$—	$6,270,035
Capital gains-based incentive fees	—	—	—	778,077	778,077
Incentive fee waiver	$(1,387,658)	—	—	(778,077)	$(2,165,735)

Incentive fee revenue	$1,237,668	$2,032,000	$1,612,709	$0	$4,882,377

(1)

Effective April 1, 2020, the Adviser Subsidiary amended its Advisory Agreement with GLAD such that for the period from April 1, 2020 through March 31, 2021, the income-based incentive fee will be based on all of the pre-incentive fee net investment income generated quarterly in excess of a hurdle rate of 2.00% of net assets up to a threshold of 2.4375% of net assets (8% to 9.75% annualized) and 20% of the pre-incentive fee net investment income in excess of such 2.4375% threshold (9.75% annualized). Beginning again April 1, 2021, the basis for the income-based incentive fee will revert back to being based on all of the pre-incentive fee net investment income generated quarterly in excess of a hurdle rate of 1.75% of net assets up to a threshold of 2.1875% of net assets (7% to 8.75% annualized) and 20% of the pre-incentive fee net investment income in excess of such 2.1875% threshold (8.75% annualized).

Credits to Investment Advisory and Loan Servicing Fees and Incentive Fees

The following tables reflect the components by Existing Gladstone Fund of credits granted against investment advisory and loan servicing fees and incentive fees for the six months ended December 31, 2019 and 2018:

2019	GLAD	GAIN	GOOD	LAND	Total
Credit for fees received from portfolio companies and other fee waivers	$(656,128)	$(1,424,508)	$—	$—	$(2,080,636)
Loan servicing fee credit	(2,712,978)	(3,387,129)	—	—	(6,100,107)
Fee reduction on senior syndicated loans	(253,742)	—	—	—	(253,742)
Incentive fee waiver	(1,246,328)	—	—	—	(1,246,328)

Total credits	$(4,869,176)	$(4,811,637)	$0	$0	$(9,680,813)

2018	GLAD	GAIN	GOOD	LAND	Total
Credit for fees received from portfolio companies and other fee waivers	$(562,678)	$(3,852,469)	$—	$(62,187)	$(4,474,334)
Loan servicing fee credit	(2,550,499)	(3,404,018)	—	—	(5,954,517)
Fee reduction on senior syndicated loans	(171,058)	—	—	—	(171,058)
Incentive fee waiver	(1,387,658)	—	—	(778,077)	(2,165,735)

Total credits	$(4,671,893)	$(7,256,487)	$0	$(840,264)	$(12,768,644)

Revenues (which is net of credits) were $37.6 million for the six months ended December 31, 2019, an increase of $12.2 million, or 48%, versus the six months ended December 31, 2018. The overall increase was the result $9.2 million of increases in gross fees, including $8.1 million of capital gains-based incentive fees, supplemented by a decrease of $3.1 million of fee credits.

Gross base management fees and loan servicing fees for the six months ended December 31, 2019 increased $0.2 million, or 1%, to $20.2 million versus the six months ended December 31, 2018, with the increase split between the two fee types. The portion of fees related to base management fees increased to $14.1 million for the six months ended December 31, 2019 from $14.0 million for the six months ended December 31, 2018, primarily as a result of growth in stockholders’ equity of GOOD and LAND, offset by a reduction of assets under management at GLAD.

Loan servicing fees for the six months increased by $0.1 million, or 2%, to $6.1 million. Since GLAD and GAIN own indirectly the loans subject to the loan servicing fees, all loan-servicing fees earned by the Adviser Subsidiary are credited directly against the investment advisory fees otherwise due and payable to the Adviser Subsidiary by GLAD and GAIN.

Investment advisory and loan servicing fee revenue (which is net of credits) increased $2.4 million, or 26%, to $11.8 million due to a decrease in non-contractual, unconditional and irrevocable fee waivers since fewer credits were requested.

Gross incentive fees for the six months ended December 31, 2019 increased $9.0 million, or 128%, to $16.0 million compared with the prior year due to a $1.7 million increase in income-based incentive fees earned by our Adviser Subsidiary from GLAD, GAIN, GOOD and LAND, and $7.3 million of increases in capital gains-based incentive fees, including an increase of $8.1 million from GAIN offset by a decrease of $0.8 million from LAND. Refer to Certain Financial Measures and Indicators: Revenues earlier in this document for further discussion of incentive fees and their variability. Incentive fee credits, which relate to non-contractual voluntary waivers of incentive fee income granted to GLAD and LAND to support such funds’ maintaining distributions to their respective stockholders, decreased by $0.9 million. Incentive fee revenue (which is net of credits) increased $9.9 million, or 203%, to $14.8 million primarily due to the GAIN capital gains-based incentive fee and the decrease in non-contractual, unconditional and irrevocable fee waivers.

Administration fees represent reimbursement of the expense of our Administrator Subsidiary for providing administrative services to the Existing Gladstone Funds. Administrative fees increased $0.2 million, or 9%, to $3.1 million for the six months ended December 31, 2019 due primarily to salary, bonus and benefit increases from an increase in headcount and market-based compensation adjustments. The administration fees earned by the Administrator Subsidiary are charged based on and entirely offset by the expenses of the Administrator Subsidiary. As a result, the administration fee revenue earned by the Administrator Subsidiary does not directly affect our operating or net income.

Investment banking fees typically include revenues earned for services offered to the portfolio companies of the Existing Gladstone Funds for transaction structuring and loan financing. For the six months ended December 31, 2019, we saw a decrease in investment banking fees of $2.6 million, or 47%, to $2.9 million, due mainly to an decreased dollar volume of transactions by GAIN compared to the prior year period.

Securities trade commissions include dealer manager and broker-dealer commissions received by the Broker-Dealer Subsidiary pursuant to its role in distributing certain shares of preferred stock of its affiliates through an independent broker-dealer network. Fees are generated and earned on a trade-date basis. Fee revenue increased by $2.1 million, or 91%, from $2.3 million for the six months ended December 31, 2018 to $4.3 million for the six months ended December 31, 2019, as a result of an increase in the number of shares of non-traded preferred stock sold by LAND year-over-year. Due to our reliance on the independent selling network, securities trade costs almost entirely offset the related securities trade commissions.

Operating Expenses

Operating expenses were $33.5 million for the six months ended December 31, 2019, an increase of $11.3 million, or 51%, versus $22.2 million for the six months ended December 31, 2018. The change was primarily due to an increase of $9.4 million, or 52%, in salaries and employee benefits of the Adviser Subsidiary. $8.2 million of the increase in salaries and benefits related to higher bonus and incentive compensation driven by the growth in both income-based and capital gains-based incentive fees, and to the net addition of personnel to support the growth of each of our business areas including office openings and expansion of LAND in California and from market adjustments to compensation. Securities trade costs increased by $1.9 million, which relates to the corresponding increase in securities trade commissions as previously described.

Dividends, Realized and Unrealized Gains on Marketable Securities

Dividends, realized gains and unrealized gains from marketable securities held in our non-qualified elective deferred compensation plan increased by $0.6 million for the six months ended December 31, 2019 compared to the prior year primarily due to a decreased in unrealized losses on the carrying value of the investments.

Income Tax Provision

We recorded an income tax provision of $1.1 million for the six months ended December 31, 2019 utilizing, a combined federal and state effective tax rate of 25.6% of net income before income taxes. This compares to an income tax provision of $0.7 million for the six months ended December 31, 2018 utilizing, an effective tax rate of 25.4% of net income before income taxes. The current and prior period effective tax rates differ from the federal statutory tax rate of 21% due primarily to the effect of state taxes.

In October 2018, we terminated our deferred compensation plan and ceased permitting participants to make further contributions into the plan. As of January 3, 2020, all remaining obligations were valued and the trust was liquidated, and the obligations were paid to participants in a subsequent payroll. These payments to participants will give rise to income tax deductions in our current or future tax returns that are currently recognized as deferred tax assets.

See Note 6 to the consolidated financial statements for the years ended June 30, 2019 and 2018 and Note 5 for the six months ended December 31, 2019 and 2018 included elsewhere in this offering circular for further disclosure of the elements of the tax expense and the tax assets and liabilities.

Net Income

Our net income increased by $1.1 million, or 55%, to $3.1 million during the six months ended December 31, 2019 compared to the prior year due primarily to an increase in income from operations and a decrease in the unrealized loss on marketable securities, offset by higher income taxes.

Liquidity and Capital Resources

Historical Liquidity and Capital Resources

On a historical basis, we have drawn on the capital resources of our Chairman, President and Chief Executive Officer, David Gladstone, together with the committed capital from our lines of credit provided by banks and the fee income earned by our subsidiaries in order to fund our operating expenses. In addition, we require capital resources to support the working capital needs of our businesses as well as to fund growth and investments in new business initiatives. We have multiple sources of liquidity to meet these capital needs, including accumulated earnings of our subsidiaries as well as access to the committed credit facilities described in Note 4 to the Financial Statements.

Our historical statements of cash flows reflect the cash flows of our operating business. We have managed our historical liquidity and capital requirements by focusing on our cash flows. Our primary cash flow activities are: (1) receiving cash flow from operations; (2) receiving income from investment activities of the Adviser Subsidiary; (3) funding capital expenditures; and (4) borrowings and repayments under our $2.0 million line of credit.

Cash Flows

The following table sets forth our cash flows for the years ended June 30, 2019 and 2018 and the six months ended December 31, 2019 and 2018:

	Year Ended June 30,		Six Months Ended December 31,
(In thousands)	2019	2018	2019	2018
Net cash provided by (used in) operating activities	$5,531	$8,236	$(7,641)	$(6,584)
Net cash used in investing activities	(798)	(125)	(455)	(486)
Net cash used in financing activities	—	(536)	—	—

Net increase (decrease) in cash	$4,733	$7,575	$(8,096)	$(7,070)

Operating Activities

Our net cash flow provided by operating activities was $5.5 million and $8.2 million for the years ended June 30, 2019 and 2018, respectively. These amounts include net income produced from our operations plus changes in our other operating assets and liabilities. Cash provided by operating activities of $5.5 million for the fiscal year ended June 30, 2019 included $4.4 million of net income plus $2.3 million of increases in accrued payroll and $0.7 million of net decreases in other assets or increases in other liabilities, reduced by $1.9 million of decreases in income taxes payable. Cash provided by operating activities of $8.2 million for the fiscal year ended June 30, 2018 included $4.6 million of net income plus $5.1 million of increases in accrued payroll and $1.4 million of net decreases in other assets or increases in other liabilities, reduced by $2.9 million of decreases in accounts receivable, related parties.

Our net cash flow used in operating activities was $7.6 million and $6.6 million for the six months ended December 31, 2019 and 2018, respectively. Cash used in operating activities of $7.6 million for the six months ended December 31, 2019 included $3.1 million of net income, $0.6 million of increases in accounts payable and accrued expenses and a $0.6 million increase in income taxes payable that was offset by $9.4 million of increases in accounts receivable, related parties associated with the accrual of incentive fees, and a $2.9 million net decrease in accrued payroll from payments of bonuses during the period exceeding bonus accruals. Cash used in operating activities of $6.6 million for the six months ended December 31, 2018 included $2.0 million of net income plus $1.7 million of increases in accounts receivable, related parties and a $0.8 million unrealized loss on marketable securities, offset by an $8.7 million net decrease in accrued payroll from payments of bonuses during the period exceeding bonus accruals and a $1.9 million decrease in income taxes payable.

Investing Activities

Our net cash flow used in investing activities was $0.8 million and $0.1 million for the years ended June 30, 2019 and 2018, respectively. Our investing activities included purchases of furniture, equipment and leasehold improvements and net investments in securities related to our deferred compensation plan; and in the fiscal year ended June 30, 2018 included collection of a note receivable.

Our net cash flow used in investing activities was $0.5 million and $0.5 million for the six months ended December 31, 2019 and 2018, respectively. Our investing activities included purchases of furniture, equipment and leasehold improvements and net investments in securities related to our deferred compensation plan.

Financing Activities

Our net cash flow used in financing activities was $0.5 million in the fiscal year ended June 30, 2018 related to repayments of notes payable.

There were no net cash flows from financing activities in the six months ended December 31, 2019 or 2018.

Our Future Sources of Cash and Liquidity Needs

We expect that our primary liquidity needs will be cash to: (1) provide capital to facilitate the growth of our existing asset management and financial services businesses; (2) provide capital to facilitate our expansion into new businesses that are complementary to our existing asset management and financial services businesses and that can benefit from being affiliated with us; (3) pay operating expenses, including cash compensation to our employees; (4) fund capital expenditures; (5) repay borrowings and related interest costs; (6) pay income taxes; and (7) make dividends to our stockholder. Taking into account generally expected market conditions, we believe that the sources of liquidity described below will be sufficient to fund our working capital requirements.

Our initial source of liquidity will consist of the net proceeds from this offering. See “Use of Proceeds.” In the future we expect to also receive cash from time to time from: (1) cash generated from operations; (2) incentive income realizations; and (3) realizations on the investments that we will make. In the future, we may also issue additional securities to investors and our employees with the objective of increasing our available capital which would be used for purposes similar to those noted above.

Recent Accounting Pronouncements

See Note 2 — Summary of Significant Accounting Policies in the Notes to Consolidated Financial Statements included elsewhere in this offering circular for a description of recent accounting pronouncements.

Off Balance Sheet Arrangements

We had no off-balance sheet arrangements as of June 30, 2019 or December 31, 2019.

Contractual Obligations, Commitments and Contingencies

We lease our primary office space and certain office equipment under agreements that expire in various years through 2025. In connection with certain lease agreements, we are responsible for escalation payments. The contractual obligation table below includes only guaranteed minimum lease payments for such leases and does not project potential escalation or other lease-related payments. These leases are classified as cancellable operating leases for financial statement purposes and as such are not recorded as liabilities on the combined statement of financial condition as of June 30, 2019.

The following table summarizes the contractual payments due under cancellable operating leases by fiscal year:

Rental Agreements for Office Space

Fiscal Year Ended June 30,	Amount
2020	$726,066
2021	741,186
2022	762,511
2023	780,338
2024	803,860
2025	686,587

Total contractual repayments	$4,500,548

Guarantee

As of June 30, 2019 and December 31, 2019, we guaranteed the entire line of credit which the Adviser Subsidiary had available to it. There were no borrowings outstanding as of June 30, 2019 or December 31, 2019. Under the current extension dated January 15, 2020, availability under the line is $2 million through January 15, 2021.

Indemnifications

In many of our service contracts, we agree to indemnify the third-party service provider under certain circumstances. The terms of the indemnities vary from contract to contract and the amount of indemnification liability, if any, cannot be determined and has not been included in the table above or recorded in our financial statements as of June 30, 2019 or December 31, 2019.

Qualitative and Quantitative Disclosures about Market Risk

Our primary exposure to market risk is related to our role as parent to the investment adviser to the Existing Gladstone Funds and general partner (in the Future Gladstone Funds) and the sensitivity to movements in the fair value of their investments, including the effect on base management and incentive fees, financial services fees and investment income.

The market price of investments may significantly fluctuate during the period of investment. Investments may decline in value due to factors affecting securities markets generally or particular industries represented in the securities markets. The value of an investment may decline due to general market conditions which are not specifically related to such investment, such as real or perceived adverse economic conditions, changes in the general outlook for corporate earnings, changes in interest or currency rates or adverse investor sentiment in general. They may also decline due to factors that affect a particular industry (or industries), such as labor shortages or increased production costs and competitive conditions within an industry.

The Existing Gladstone Funds’ investments are diversified across a variety of industries and geographic locations, and as such we are broadly exposed to the market conditions and business environments referred to above. As a result, although our funds are exposed to market risks, we continuously seek to limit concentration of exposure in any particular sector so as to minimize fluctuations to our revenue.

Effect on Investment Advisory Fees

Investment advisory fees are generally based on a fixed percentage of average total assets for GAIN and GLAD, adjusted stockholders’ equity for GOOD and total adjusted common equity for LAND prior to the quarter ended March 31, 2020 and gross cost of tangible real estate owned by LAND thereafter. As a result, investment advisory fees may be affected by changes in the market value of our funds’ underlying investments. The overall impact of a short-term change in market value may be mitigated by a number of factors including fee definitions that are not based on market value, definitions which include certain adjustments, market value definitions that exclude the impact of realized and/or unrealized gains and losses, market value definitions based on beginning of the period values or a form of average market value including daily, monthly or quarterly averages as well monthly or quarterly payment terms.

Effect on Incentive Fees

Incentive fees are based on certain specific hurdle rates as defined in the applicable Advisory Agreement, the terms of which are summarized in the Offering Circular Summary of this document. The incentive fee entitles the Adviser Subsidiary (or an affiliate) to an allocation of income or capital gains, as applicable, from an Existing Gladstone Fund. The incentive fee is typically structured as a net profits interest in the applicable fund. In the case of the Existing Gladstone Funds, the incentive fee is calculated on a “realized gain” basis, and the Adviser Subsidiary is generally entitled to 15% to 20% of the net realized income and gains (generally taking into account unrealized losses) generated by such fund. Net realized income or loss is not netted between or among funds. Changes in the fair values of funds’ investments may materially impact performance fees depending on the respective funds’ performance relative to applicable hurdles or benchmarks.

Credit Risk

We are party to agreements providing for various financial services and transactions that contain an element of risk in the event that the counterparties are unable to meet the terms of such agreements. In such agreements, we depend on the respective counterparty to make payment or otherwise perform. We generally endeavor to minimize our risk of exposure by limiting to reputable financial institutions the counterparties with which we enter into financial transactions. In other circumstances, availability of financing from financial institutions may be uncertain due to market events, and we may not be able to access these financing markets.

Interest Rate Risk

We currently have limited debt exposure. However, we remain subject to financial market risks including changes in interest rates. As a result, there can be no assurance that a significant change in market interest rates will not have a material adverse effect on our operations.

The Gladstone BDCs are subject to financial market risks, including changes in interest rates. Because our BDCs borrow money to make investments, their net investment income is dependent upon the difference between the rates at which they borrow funds and the rates at which they invest those funds. As a result, there can be no assurance that a significant change in market interest rates will not have a material adverse effect on their net investment income and thus the income-based incentive fees that our Adviser Subsidiary earns. The Gladstone BDCs use a combination of debt and equity capital to finance their investing activities. They may use interest rate risk management techniques to limit their exposure to interest rate fluctuations. Such techniques may include various interest rate hedging activities to the extent permitted by the 1940 Act.

The Gladstone BDCs make direct or indirect investments in companies that utilize leverage in their capital structure, including leverage incurred by the company resulting from the structuring of the fund’s investment in the portfolio company. The degree of leverage employed varies amongst portfolio companies based on market conditions and the portfolio company’s financial situation. The Gladstone BDCs do not monitor leverage employed by their portfolio companies in the aggregate. However, for companies under our funds’ control or over which our funds’ have significant influence, it is our policy to endeavor to cause the portfolio company to maintain appropriate controls over its liquidity and interest rate exposures.

In addition, the Gladstone REITs are exposed to interest rate risk. Certain of their leases contain escalations based on market indices, and the interest rate on certain of their borrowings are variable. Although LAND and GOOD seek to mitigate this risk by structuring such provisions of their loans and leases to contain a minimum interest rate or escalation rate, as applicable, these features do not eliminate this risk. To that end, they may enter into derivative contracts to attempt to manage their exposure to interest rate fluctuations.

BUSINESS

Overview

We were formed on December 7, 2009 as a Delaware corporation to continue the asset management business conducted through predecessor entities since 2001. Our sole stockholder is TGC LTD, which is controlled by David Gladstone, our Chairman, President and Chief Executive Officer.

Through our wholly-owned subsidiaries, we are an independent U.S. alternative asset manager with assets under management of approximately $2.9 billion as of December 31, 2019. Our alternative asset management businesses include the management, through our Adviser Subsidiary, of (1) GAIN, a BDC that primarily invests in debt and equity securities of lower middle market private businesses operating in the United States (including in connection with management buyouts, recapitalization or, to a lesser extent, refinancing of existing debt facilities); (2) GLAD, a BDC that primarily invests in debt securities of established private lower middle market companies in the United States; (3) GOOD, a REIT that focuses on acquiring, owning and managing primarily office and industrial properties in the United States; and (4) LAND, a REIT that focuses on acquiring, owning and leasing farmland in the United States. We also provide various administrative and financial services, including investment banking, due diligence, dealer manager, mortgage placement, and other financial services through our Broker-Dealer Subsidiary.

We have grown our assets under management significantly, from approximately $132.2 million as of September 30, 2001 to approximately $2.9 billion as of December 31, 2019, representing a CAGR of approximately 19%. Our Adviser Subsidiary oversees the investments of the four Existing Gladstone Funds which have collectively invested approximately $5.7 billion in 581 businesses or properties through December 31, 2019. As of December 31, 2019, we had 29 executive officers, managing directors and directors and also employed 41 other investment and administrative professionals through our Adviser Subsidiary and Administrator Subsidiary at our headquarters in McLean, Virginia (a suburb of Washington, D.C.) and our offices in New York, New York, Chicago, Illinois, Seattle, Washington, Dallas, Texas and Salinas, California. All such personnel are directly employed by either our Adviser Subsidiary or our Administrator Subsidiary.

The alternative asset management industry has experienced significant growth in worldwide assets under management in the past ten years and is expected to grow to $14.0 trillion by 2023 based on The Future of Alternatives report published by Preqin in October 2018. Their assessment is driven by the following:

•	the track record of alternatives including their ability to deliver superior risk-adjusted returns;

•	investors’ ability to find alpha in private capital alternatives better than in public markets;

•	a steady increase in private capital as a source to fund businesses throughout their lifecycles;

•	growing opportunities for alternative asset managers in private debt as traditional lenders decline; and

•

alternative asset management vehicles have been the fastest growing segment of the asset management industry in part because many investors have sought to diversify their investment portfolios to include alternative asset strategies and alternative asset managers have generally delivered superior returns with a lower correlation to the broader market than traditional asset management strategies.

Alternative asset management vehicles have been the fastest growing segment of the asset management industry in part because many investors have sought to diversify their investment portfolios to include alternative asset strategies and alternative asset managers have generally delivered superior returns with a lower correlation to the broader market than traditional asset management strategies.

We seek to deliver superior returns to investors in our funds through a disciplined, value-oriented investment approach. We believe that this investment approach, implemented across our broad and expanding range of alternative asset classes and investment strategies, helps provide stability and predictability to our business over different economic cycles and has contributed to our growth of assets under management over an extended period of time. Our investment personnel have cultivated strong relationships with clients in our financial advisory business through our Adviser Subsidiary, where we endeavor to provide objective and insightful solutions and advice that our clients can trust. We believe our scaled, diversified businesses, coupled with our long track record of investment performance, proven investment approach and strong client relationships, position us to continue to perform well in a variety of market conditions, expand our assets under management and add complementary businesses.

Assets Under Management

Assets under management were $2.9 billion at December 31, 2019, an increase of $0.2 million, or 8.3%, compared to $2.7 billion at June 30, 2019. The following table sets forth assets under management by Existing Gladstone Fund as of December 31, 2019 and June 30, 2019.

(in millions)	December 31, 2019	June 30, 2019
GAIN	$582.84	$641.95
GLAD	438.79	415.34
GOOD	1,039.51	969.79
LAND	816.79	628.72
Other Investments(1)	56.70	55.12

Total	$2,934.63	$2,710.92

(1)	Other Investments consist of the assets of The Gladstone Companies, Inc. and its subsidiaries.

Assets under management have increased since June 30, 2019 primarily as a result of the ability of the Existing Gladstone Funds to raise additional capital and effectively deploy such capital in new investments. The growth of our assets under management is also partially due to the appreciation of certain investments over time and, to a limited extent, interest earned on certain investments and the redeployment of gains received upon the exit of investments.

The following tables provide a roll-forward of assets under management by Existing Gladstone Fund for the fiscal year ended June 30, 2019 and the six months ended December 31, 2019:

	Fiscal Year Ended June 30, 2019
(in millions)	GLAD	GAIN	GOOD	LAND	Other	Total
Beginning Balance, June 30, 2018	$415.42	$639.04	$912.01	$475.21	$49.69	$2,491.37
Investment Purchases and Additions	134.45	133.23	101.41	147.30	—	516.39
Investment Repayments and Sales	(112.40)	(185.73)	(8.50)	(14.20)	—	(320.83)
Change in Fund Value	(22.13)	55.41	(35.13)	20.41	5.43	23.99

Ending Balance, June 30, 2019	$415.34	$641.95	$969.79	$628.72	$55.12	$2,710.92

	Six Months Ended December 31, 2019
(in millions)	GLAD	GAIN	GOOD	LAND	Other	Total
Beginning Balance, June 30, 2019	$415.34	$641.95	$969.79	$628.72	$55.12	$2,710.92
Investment Purchases and Additions	67.94	44.08	89.56	112.59	—	314.17
Investment Repayments and Sales	(41.21)	(124.21)	—	—	—	(165.42)
Change in Fund Value	(3.28)	21.02	(19.84)	75.48	1.58	74.96

Ending Balance, December 31, 2019	$438.79	$582.84	$1,039.51	$816.79	$56.70	$2,934.63

Competitive Strengths

Diversified, National Alternative Asset Management. Alternative asset management is the fastest growing segment of the asset management industry, and we are one of the leading mid-sized independent alternative asset managers in the U.S. Our asset management business is diversified across a broad variety of alternative asset classes and investment strategies and has national reach and scale. From the time our Adviser Subsidiary entered the asset management business in 2001 through December 31, 2019, the Existing Gladstone Funds have raised approximately $2.4 billion of capital. Our assets under management have grown from approximately $132.2 million as of September 30, 2001 to approximately $2.9 billion as of December 31, 2019, representing a CAGR of approximately 19%. We believe that the strength and breadth of our franchise, supported by our people, investment approach and track record of success, provide a distinct advantage when raising capital, evaluating opportunities, making investments, building value and realizing returns.

Stable Earnings Model. We believe we have a stable earnings model based on:

All of the capital that we currently manage is long-term in nature. As of December 31, 2019, 100% of our assets under management were in permanent capital vehicles with no fund termination or maturity. None of the Existing Gladstone Funds has a requirement to return capital to investors. This has enabled and continues to enable us to invest assets with a long-term focus over different points in a market cycle, which we believe is an important component in generating attractive returns. We believe our long-term capital also leaves us well-positioned during economic downturns, when the fundraising environment for alternative assets has historically been more challenging than during periods of economic expansion.

We have a diverse capital base from four distinct funds. For the fiscal year ended June 30, 2019, approximately 24.5%, 39.0%, 20.1%, and 5.5% of our total fee revenue was generated from GLAD, GAIN, GOOD and LAND, respectively. We have a well-balanced and diverse capital base, which we believe is the result of our demonstrated expertise across alternative capital vehicles.

A significant portion of our revenue is generated from management fees. Management fees, which are generally based on the amount of invested capital in funds we manage, are generally more predictable and less volatile than performance-based fees. For the fiscal year ended June 30, 2019, approximately 37.1% of our total fee revenue was comprised of base management fees. For the years ended June 30, 2017, 2018 and 2019, base management fees averaged 41.4% of our total fee revenue.

Strong Middle Market Presence. While we have some exposure to large companies through tenants of certain GOOD properties, our business of investing in alternative assets includes substantial exposure to the U.S. middle market, defined as U.S. businesses with $10 million to $1 billion in annual revenue. According to the National Center for The Middle Market, middle market businesses generated $6 trillion in accrued revenue which is 33% of the private sector GDP and employed nearly 48 million people in the United States. In addition, according the National Center for the Middle Market’s second quarter 2019 report, the year-over-year revenue growth rate of middle market companies was 8.5% as compared to 2.2% for companies comprising the S&P 500. In addition, the projected revenue growth rate of middle market companies for the 12-month period ending June 30, 2020 is projected to be at 5.4% with an estimated 77% of middle market companies projecting increased revenue over the same period.

Demonstrated Investment Track Record. We have a demonstrated record of generating attractive risk-adjusted returns across our asset management business. We believe that the investment returns we have generated for investors in the Existing Gladstone Funds over many years across a broad and expanding range of alternative asset classes and through a variety of economic conditions and cycles of the equity and debt capital markets are a key reason why we have been able to consistently grow our assets under management across our alternative asset management platform.

Diverse Base of Longstanding Investors. We have a long history of raising significant amounts of capital on a national basis across a broad range of asset classes, and we believe that the strength and breadth of our relationships with individual and institutional investors will provide us with a competitive advantage in raising capital. During the nearly two decades of asset management activities of our Adviser Subsidiary, we have built long-term relationships with many individual investors through brokerage houses and smaller institutional investors in the U.S., most of which invest in a number of the Existing Gladstone Funds. Furthermore, the investor base of the Existing Gladstone Funds is highly diversified, with no single unaffiliated investor in the Existing Gladstone Funds accounting for more than 9% of the total amount of capital raised for those funds as of June 30, 2019. We believe that our strong network of investor relationships, together with our long-term track record of providing investors in our funds with superior risk-adjusted investment returns, will enable us to continue to grow the Existing Gladstone Funds and successfully launch the Future Gladstone Funds.

Strong Industry and Corporate Relationships. We believe that the strength of our relationships with investment banking firms, other financial intermediaries and leading corporations and corporate executives provides us with competitive advantages in identifying transactions, securing investment opportunities and generating exceptional returns. We actively cultivate our relationships with major investment banking firms and other financial intermediaries. We believe our repeated and consistent dealings with these firms over a long period of time have led to our being one of the first parties considered for potential investment ideas and have enhanced our ability to obtain financing on more favorable terms. We believe that our strong network of relationships with these firms provide us with a significant advantage in attracting deal flow and securing transactions, including a substantial number of exclusive investment opportunities and opportunities that are made available to a very limited number of other private equity firms.

Our People. We believe that our 29 executive officers and senior management, who average more than 28 years of experience in the business of the fund that they manage, are the key drivers in the growth of our business. Our executive officers and senior management are supported by approximately 41 other professionals with a variety of backgrounds in investment banking, leveraged finance, private equity, real estate and other disciplines. We believe that the extensive experience and financial acumen of our management and professionals provide us with a significant competitive advantage. We also believe that we benefit from substantial synergies across all of these businesses, including the ability to leverage the extensive intellectual capital that resides throughout our firm. We believe that the extensive investment review process that is conducted in all of our asset management businesses, involving active participation by David Gladstone, Terry Brubaker, David Dullum, Bob Cutlip, Bob Marcotte and Michael LiCalsi, is not only a significant reason for our successful investment performance but also helps to maximize those synergies. See “Management” for additional background information for our executive officers.

Distinct Advisory Perspective. We are not engaged in activities that might conflict with our role as a trusted financial advisor. We believe that this makes us particularly well-suited to represent boards and special committees in the increasing number of situations where they are looking to retain a financial advisor who is devoid of such conflicts. In addition, we believe that our ability to view financial advisory client assignments from both the client’s and an owner’s perspective often provides unique insights into how best to maximize value while also achieving our clients’ strategic objectives.

Demonstrated History of Legal and Regulatory Compliance. We have a proven track record of launching and managing publicly traded BDC and REIT vehicles, each of which is subject to distinctive compliance and regulatory challenges. Rigorous legal and compliance analysis of our businesses and investments is important to our culture and our history of regulatory and legal compliance across all of our vehicles is a core strength of our firm.

Our Growth Strategy

We intend to grow our assets under management by providing seed money to our Future Gladstone Funds, as outlined below, and for other possible new affiliated fund initiatives:

New REIT for Investments in Retail Properties. We intend to invest up to $20 million of the proceeds of this offering as seed capital in Gladstone Retail through an interest in Gladstone Retail’s operating partnership, which has not yet been formed. Gladstone Retail would seek to purchase and own retail properties, which we define as locations that are open to the public and provide a product or service. These can include fast food restaurants, drug stores, auto dealerships, bank branches, supermarkets and health care service locations. We would lease the locations to qualified tenants with experience in the product or service to be offered. Our management has prior experience in evaluating, purchasing and leasing retail properties and we would use this expertise to focus on acquiring properties with strong potential current income and value appreciation. Gladstone Retail would not compete with GOOD because GOOD does not invest in retail properties. As of the date of this offering circular, we have not identified specific properties that Gladstone Retail would seek to purchase.

New Fund to Invest in Farming Related Businesses. We intend to invest up to $20 million of the proceeds of this offering as seed capital in Gladstone Farming. Once launched, Gladstone Farming will seek to purchase agricultural operations across the United States that are focused on high-value crops such as organic vegetables, fruits and nuts and those of which may be converted to organic.

Gladstone Partners for Co-Investments with BDCs: We intend to invest up to $5 million of the proceeds of this offering as seed capital in Gladstone Partners. Gladstone Partners would invest alone or co-invest in new portfolio companies with the Gladstone BDCs. By using capital to co-invest with the Gladstone BDCs in this manner, we may take advantage of opportunities to make larger investments in portfolio companies, in the aggregate. Further, we believe that investing this seed capital in Gladstone Partners would enable Gladstone Partners to seek and obtain additional direct equity investments of cash from new unaffiliated investors in exchange for limited partnership interests therein. These additional investments would provide funding for Gladstone Partners to make future additional co-investments with GAIN and GLAD. Gladstone Partners does not intend to be regulated as a BDC under the 1940 Act. As of the date of this offering circular, we have not identified specific co-investment opportunities in portfolio companies or loans.

We believe that the foregoing investments in our Future Gladstone Funds would add diversification to our portfolio of funds and, in certain circumstances, allow the funds that we manage to invest in larger investment opportunities. In addition to exploring entering into new businesses, we intend to continue to explore ways to expand our lines of business, as we have successfully done throughout our firm’s history, including by (1) adding new funds to our various asset management businesses (potentially including new structured debt and asset backed funds, new proprietary real estate funds and industry- or geography-specialized types of private equity funds) and otherwise pursuing ways to expand our assets under management in all of our businesses, and (2) continuing to attract to our firm individuals who can help us expand our asset management and financial services businesses into new investment or advisory areas and new geographic regions. To date, none of the Future Gladstone Funds listed above has conducted any business other than in connection with their initial formation. There is no assurance that we will be able to utilize the offering proceeds in the manner or amounts contemplated herein, or at all. We have not determined a likely order for the intended investments described above and may determine not to pursue one or more of the above funds. In the future, we may fund other real estate or portfolio company investments. Such future strategies may include investing in entities focused on purchasing and managing large farm operations, which we generally define as an operation exceeding $100 million in value, or investing in special purpose acquisition companies. We currently do not have any plans to enter into these long-term possibilities.

Financial Services

Financial services generally include receiving transaction-based compensation or other compensation for providing advice on a variety of strategic and financial matters, such as mergers, acquisitions and divestitures, restructurings and reorganizations and capital raising and capital structure. Such services are generally provided by investment banking firms, integrated commercial banks and specialized “boutique” financial firms. Advisors typically earn either a fixed fee or a fee based on a percentage of a transaction’s value, generally paid only when the transaction is completed. The total global merger and acquisition deal value in 2018 was $3.8 trillion, an increase of 4% over 2017 levels and the fifth consecutive year to surpass $3 trillion, according to the Institute of Mergers, Acquisitions and Alliances.

In addition to the asset management services that we provide through our Adviser Subsidiary, the provision of other financial services through our Broker-Dealer Subsidiary has also impacted our overall operation positively. Our Broker-Dealer Subsidiary receives various financial services fees, which typically consist of transaction-based fee and commission arrangements related to investment banking, due diligence, dealer manager, mortgage placement, and other financial services. Transaction fees are recognized when they are collected.

Over the five year period ended June 30, 2019, we have generated $44.7 million in various fees through our financial services business, including $38.2 million of investment banking, annual review and property management fees and $6.4 million of securities trade commissions.

Administrative Services

The Administrator Subsidiary provides administrative services to the Existing Gladstone Funds as well as our Adviser Subsidiary and Broker-Dealer Subsidiary and is expected to provide such services for the Future Gladstone Funds. Its revenues equal its costs, as the Administrator Subsidiary’s purpose is to provide the requisite level of administrative services to the Existing Gladstone Funds (and to the Future Gladstone Funds) and our other subsidiaries at the lowest feasible cost. Additionally, the Administrator Subsidiary is responsible for producing the financial statements, asset valuations, handling compliance, legal, and other duties for us, the Existing Gladstone Funds, and our other subsidiaries.

The Administration Agreements for the Existing Gladstone Funds provide for payments equal to their allocable portion of the Administrator Subsidiary’s expenses incurred while performing services to them, which are primarily rent and salaries and benefits expenses of the Administrator Subsidiary’s employees, including each of the Existing Gladstone Funds’ chief financial officer and treasurer, chief compliance officer, chief valuation officer and general counsel and secretary (who also serves as the Administrator Subsidiary’s president).

Historical Investment Performance of Our Funds

When considering the data presented below, you should note that the historical results of the Existing Gladstone Funds are not indicative of the future results that investors in such funds, or in any future funds may experience.

Moreover, with respect to the historical returns of the Existing Gladstone Funds:

•

the rates of return of the Existing Gladstone Funds reflect unrealized gains as of the applicable measurement date that may never be realized, which may adversely affect the ultimate value realized from those funds’ investments;

•

in the past few years, the rates of returns of the Existing Gladstone Funds have been positively influenced by a number of investments that experienced rapid and substantial increases in value following the dates on which those investments were made, which may not occur with respect to future funds or investments;

•

the Existing Gladstone Funds’ returns have benefited from investment opportunities and general market conditions that may not recur, including favorable borrowing conditions in the debt markets, and there can be no assurance that our current or future funds will be able to avail themselves of comparable investment opportunities or market conditions; and

•	the rates of return reflect our historical cost structure, which may vary in the future due to factors beyond our control, including changes in laws.

See “Risk Factors—Risks Related to Our Business.” In addition, future returns will be affected by the applicable risks described elsewhere in this offering circular, including risks of the industries and businesses in which a particular fund invests.

Investment Records of the Existing Gladstone Funds

The following tables provide the total percentage return on a $100 investment in common stock of the Existing Gladstone Funds, assuming a reinvestment of all dividends, for one year, three years and five years ended December 31, 2019 are set out below, rounded to the nearest whole percent and the current yield on each of the Existing Gladstone Funds based on reported closing stock price as of December 31 of each year.

Total Percent Return

Funds	1 Year	3 Year	5 Year
GLAD	49%	38%	95%
GAIN	56%	65%	195%
GOOD	26%	32%	85%
LAND	18%	30%	22%

Competition

The asset management and financial services industries are intensely competitive and we expect them to remain so. We compete both nationally and on a regional, industry and niche basis. We compete on the basis of a number of factors, including investment performance, transaction execution skills, access to and cost of capital, business reputation, range and quality of products and services, innovation and price.

Asset Management. We face competition both in the pursuit of outside investors for the Existing Gladstone Funds and our Future Gladstone Funds and in acquiring investments in attractive portfolio companies and making other investments. Depending on the investment, we expect to face competition primarily from private equity funds, specialized investment funds, hedge fund sponsors, commercial banks and other financial institutions, corporate buyers and other parties, including, primarily, other BDCs and REITs. Many of these competitors are substantially larger and have considerably greater financial, technical and marketing resources than are generally available to us. Several of these competitors have recently raised funds, or are expected to raise funds, with significant amounts of capital and many of them have similar investment objectives to our funds, which may create additional competition for investment opportunities. Some of these competitors may also have a lower cost of capital and access to funding sources that are not available to us or the funds that we manage, which may create competitive disadvantages for us with respect to investment opportunities. In addition, some of these competitors may have higher risk tolerances, different risk assessments or lower return thresholds, which could allow them to consider a wider variety of investments and to bid more aggressively than us for investments that we want to make on behalf of our funds or through proprietary accounts. Corporate buyers may be able to achieve synergistic cost savings with regard to an investment that may provide them with a competitive advantage in bidding for an investment. Moreover, the allocation of increasing amounts of capital to alternative investment strategies by institutional and individual investors may lead to a reduction in the size and duration of pricing inefficiencies that many of our funds seek to exploit.

Financial Services. Our competitors are other financial advisory and investment banking firms. Our primary competitors in our financial advisory business are large financial institutions, many of which have far greater financial and other resources and much broader client relationships than us and (unlike us) have the ability to offer a wide range of products, from loans, deposit-taking and insurance to brokerage and a wide range of investment banking services, which may enhance their competitive position. Our competitors also have the ability to support investment banking, including financial advisory services, with commercial banking, insurance and other financial services revenue in an effort to gain market share, which puts us at a competitive disadvantage and could result in pricing pressures that could materially adversely affect our revenue and profitability.

Employees

As of December 31, 2019, we employed through our Adviser Subsidiary and Administrator Subsidiary 70 people, including 29 executive officers, managing directors and directors and 41 other investment and administrative professionals, all of which are full-time employees. We consider our relationship with our employees to be good and have not experienced interruptions of operations due to labor disagreements.

Regulatory and Compliance Matters

The asset management and financial services industries are subject to extensive regulation in the U.S. and elsewhere. The SEC and other regulators have in recent years significantly increased their regulatory activities with respect to alternative asset management firms. Certain of our businesses are subject to compliance with federal and state laws and regulations, the oversight of their respective agencies and/or various self-regulatory organizations or exchanges, and any failure to comply with these regulations could expose us to liability and/or reputational damage. Our businesses have operated for a number of years within a legal framework that requires our being able to monitor and comply with a broad range of legal and regulatory developments that affect our activities. However, additional legislation, changes in rules promulgated by regulators or changes in the interpretation or enforcement of existing laws and rules, either in the U.S. or elsewhere, may directly affect operation and profitability.

Rigorous legal and compliance analysis of our businesses and investments is important to our culture. We strive to maintain a culture of compliance through the use of policies and procedures such as oversight compliance, codes of conduct, compliance systems, communication of compliance guidance and employee education and training. We have a compliance group that monitors our compliance with all of the regulatory requirements to which we are subject and manages our compliance policies and procedures. Our Executive Vice President of Administration, General Counsel and Secretary, Michael LiCalsi, also serves as President of our Administrator Subsidiary, and thus supervises our compliance group, which is responsible for addressing all regulatory and compliance matters that affect our and the Existing Gladstone Funds’ activities. Our compliance policies and procedures address a variety of regulatory and compliance risks such as the handling of material non-public information, position reporting, personal securities trading, valuation of investments on a fund-specific basis, document retention, potential conflicts of interest and the allocation of investment opportunities.

FINRA Regulation

Our Broker-Dealer Subsidiary, through which we primarily conduct our financial services business, is registered as a broker-dealer with the SEC and is a member of FINRA and the SIPC, and is registered as a broker-dealer in all fifty states. Our Broker-Dealer Subsidiary is subject to regulation and oversight by the SEC and FINRA. Broker-dealers are subject to regulations that cover all aspects of the securities business, including sales methods, trade practices among broker-dealers, use and safekeeping of customers’ funds and securities, capital structure, record-keeping, the financing of customers’ purchases and the conduct and qualifications of directors, officers and employees. In recent years, the SEC and various self-regulatory organizations have aggressively increased their regulatory activities in respect of asset management firms.

SEC Regulation

Our Adviser Subsidiary is registered with the SEC as an investment adviser under the Advisers Act, and our BDCs, GLAD and GAIN, are regulated under certain provisions of the 1940 Act. As compared to other, more disclosure-oriented U.S. federal securities laws, the Advisers Act and the 1940 Act, together with the SEC’s regulations and interpretations thereunder, are highly restrictive regulatory statutes. The SEC is authorized to institute proceedings and impose sanctions for violations of the Advisers Act and the 1940 Act, ranging from fines and censures to termination of an adviser’s registration.

Under the Advisers Act, an investment adviser has fiduciary duties to its clients. The SEC has interpreted these duties to impose standards, requirements and limitations on, among other things, trading for proprietary, personal and client accounts; allocations of investment opportunities among clients; use of “soft dollars,” a practice that involves using client brokerage commissions to purchase research or other services that help managers make investment decisions; execution of transactions; and recommendations to clients. On behalf of our investment advisory clients, we make decisions to buy and sell securities for each portfolio, select broker dealers to execute trades and negotiate brokerage commission rates.

The Advisers Act also imposes specific restrictions on an investment adviser’s ability to engage in principal and agency cross transactions. As a registered adviser, our Adviser Subsidiary is subject to many additional requirements that cover, among other things, disclosure of information about its business to clients; maintenance of written policies and procedures; maintenance of extensive books and records; restrictions on the types of fees it may charge; custody of client assets; client privacy; advertising; and solicitation of clients. The SEC has legal authority to inspect any investment adviser and typically inspects a registered adviser periodically to determine whether the adviser is conducting its activities in compliance with (i) applicable laws, (ii) disclosures made to clients and (iii) adequate systems, policies and procedures to ensure compliance.

A majority of our revenues are derived from our Adviser Subsidiary’s provision of asset management services, including those provided to our BDCs. The 1940 Act imposes significant requirements and limitations on BDC funds, including with respect to its capital structure, investments and transactions. While our Adviser Subsidiary exercises broad discretion over the day-to-day management of these funds, every fund is also subject to oversight and management by a board of directors, a majority of whom are not “interested persons” as defined under the 1940 Act. The responsibilities of each board include, among other things, approving the advisory contract with the BDC; approving service providers; determining the valuation and the method for valuing assets; and monitoring transactions involving affiliates. Advisory contracts with the Gladstone BDCs may be terminated by either party or by the BDC’s stockholders on not more than 60 days’ notice, and are subject to annual renewal by the BDC’s board of directors. In addition, under the 1940 Act, advisory agreements with 1940 Act funds (such as the Gladstone BDCs) terminate automatically upon assignment. The term “assignment” is broadly defined and includes direct assignments as well as assignments that may be deemed to occur upon the transfer, directly or indirectly, of a controlling interest in us.

Generally, BDCs are prohibited under the 1940 Act from knowingly participating in certain transactions with their affiliates without prior approval of their board of directors who are not interested persons and, in some cases, prior approval by the SEC. The SEC has interpreted the prohibition on transactions with affiliates to prohibit “joint transactions” among entities that share a common investment adviser. On July 26, 2012, the SEC granted an exemptive order that permits GAIN, GLAD and any future BDC or closed-end management investment company that is advised by the Adviser Subsidiary (or sub-advised by the Adviser Subsidiary if it also controls the fund), or any combination of the foregoing, to co-invest subject to the conditions contained therein.

In certain situations where co-investment with one or more funds managed by the Adviser Subsidiary or its affiliates is not covered by the order, such as when there is an opportunity to invest in different securities of the same issuer, the personnel of the Adviser Subsidiary or its affiliates will need to decide which fund will proceed with the investment. Such personnel will make these determinations based on policies and procedures, which are designed to reasonably ensure that investment opportunities are allocated fairly and equitably, but do not entirely eliminate potential for a conflict of interest.

Properties

We do not own any real estate or other physical properties material to our operations. Our principal executive offices, which are leased by the Adviser Subsidiary, are located at 1521 Westbranch Drive, Suite 100, McLean, Virginia 22102. We also have offices in: New York, New York; Chicago, Illinois; Seattle, Washington; Dallas, Texas; and Salinas, California. We consider these facilities to be suitable and adequate for the management and operation of our business as presently conducted.

Legal Proceedings

We may from time to time be involved in litigation and claims incidental to the conduct of our business. Our businesses are also subject to extensive regulation, which may result in regulatory proceedings against us. We are not currently subject to any pending judicial, administrative or arbitration proceedings that we expect to have a material impact on our results of operations or financial condition. See “Risk Factors—Risks Related to Our Business.”

MANAGEMENT

Directors and Executive Officers

The following table sets forth the names, ages and positions of our executive officers and Directors.

Name	Age	Position
David Gladstone	78	Chairman, President and Chief Executive Officer
Michael Malesardi	59	Chief Financial Officer and Treasurer
Terry Brubaker	76	Vice Chairman and Chief Operating Officer
Michael LiCalsi	49	Director, Executive Vice President of Administration, General Counsel and Secretary

David Gladstone

Mr. Gladstone is our founder, sole shareholder, through his ownership in TGC LTD, and director, and has served as Chief Executive Officer, President and Chairman of the Board of Directors since our inception in 2009. He also founded and serves as Chief Executive Officer and Chairman of the Board of Directors of each Existing Gladstone Fund and our Adviser Subsidiary, as well as Chief Executive Officer of our Administrator Subsidiary, and a member of the board of managers of our Broker-Dealer Subsidiary. Prior to founding GLAD, Mr. Gladstone served as Vice Chairman then Chairman of the Board of Directors of American Capital Ltd. a publicly traded leveraged buyout fund and mezzanine debt finance company, from June 1997 to August 2001. From 1974 to February 1997, Mr. Gladstone held various positions, including Chairman and Chief Executive Officer, with Allied Capital Corporation, Allied Capital Corporation II, Allied Capital Lending Corporation, or, collectively, the Allied Companies, and Allied Capital Advisers, Inc., a registered investment advisor that managed the Allied Companies. During Mr. Gladstone’s tenure with them, the Allied Companies were the largest group of publicly-traded mezzanine debt funds in the U.S. and were managers of two private venture capital limited partnerships. From 1991 to 1997, Mr. Gladstone served either as Chairman of the Board of Directors or President of Allied Capital Commercial Corporation, a publicly traded REIT that invested in real estate loans to small and medium-sized businesses, managed by Allied Capital Advisers, Inc. From 1992 to 1997, Mr. Gladstone served as a Director, President and Chief Executive Officer of Business Mortgage Investors, a privately held mortgage REIT managed by Allied Capital Advisers, which invested in loans to small and medium-sized businesses. Mr. Gladstone is also a past Director of Capital Automotive REIT, a real estate investment trust that purchased and net leased real estate to automobile dealerships. Mr. Gladstone served as a Director of The Riggs National Corporation (the parent of Riggs Bank) from 1993 to May 1997 and of Riggs Bank from 1991 to 1993. He previously served as a Trustee of the George Washington University and currently is Trustee Emeritus. He is a past member of the Listings and Hearings Committee of the National Association of Securities Dealers, Inc., the predecessor to FINRA. He is a past member of the Advisory Committee to Women’s Growth Capital Fund, a venture capital firm that finances women-owned small businesses. Mr. Gladstone was the founder and managing member of The Capital Investors, LLC, a group of angel investors, and is currently a Member Emeritus. Mr. Gladstone holds an MBA from the Harvard Business School, an MA from American University and a BA from the University of Virginia. Mr. Gladstone has co-authored two books on financing for small and medium-sized businesses, Venture Capital Handbook and Venture Capital Investing.

Michael Malesardi

Mr. Malesardi has been our Chief Financial Officer and Treasurer (principal financial and accounting officer) since joining Gladstone in July 2018 on an interim basis and since September 2018 on a permanent basis. He started his career with Price Waterhouse in 1982 in Washington, DC and Calgary, Alberta, rising to Audit Senior Manager. From 1992 to 2015 he served in financial leadership roles of several public and private companies including Presidio Networked Solutions, AES, OmniSky, PSINet and Watson Wyatt. From 2015 to 2016 he served as Senior Vice President of Human Resources and Chief Ethics Officer of NVR. From 2016 to 2018 he provided financial consulting services to several public companies. A CPA licensed in the Commonwealth of Virginia, Mr. Malesardi is a graduate of Washington and Lee University with a B.S. in Business Administration and Accounting.

Terry Brubaker

Mr. Brubaker has served as our Vice Chairman of the Board of Directors, Chief Operating Officer, and Assistant Secretary since our inception in 2009. Mr. Brubaker has also served as: (1) Vice Chairman of GLAD, GAIN, GOOD and LAND since 2004, 2005, 2004 and 2007, respectively; (2) Chief Operating Officer of GLAD, GAIN, GOOD and LAND since 2001, 2005,

2003 and 2007, respectively; and (3) Assistant Secretary of GLAD and GAIN since October 2012. In addition, Mr. Brubaker has served as the Vice Chairman, Chief Operating Officer and a Director of the Adviser Subsidiary since 2006. He also served as President of our Adviser Subsidiary from inception through February 2006, when he assumed duties of Vice Chairman. Mr. Brubaker has also served as Chief Operating Officer of the Administrator Subsidiary since its inception in 2005. In March 1999, Mr. Brubaker founded and, until May 1, 2003, served as Chairman of Heads Up Systems, a company providing processing industries with leading edge technology. From 1996 to 1999, Mr. Brubaker served as Vice President of the paper group for the American Forest & Paper Association. From 1992 to 1995, Mr. Brubaker served as President of Interstate Resources, a pulp and paper company. From 1991 to 1992, Mr. Brubaker served as President of IRI, a radiation measurement equipment manufacturer. From 1981 to 1991, Mr. Brubaker held several management positions at James River Corporation, a forest and paper company, including Vice President of Strategic Planning from 1981 to 1982, Group Vice President of the Groveton Group and Premium Printing Papers from 1982 to 1990 and Vice President of Human Resources Development in 1991. From 1976 to 1981, Mr. Brubaker was Strategic Planning Manager and Marketing Manager of White Papers at Boise Cascade. Previously, Mr. Brubaker was a Senior Engagement Manager at McKinsey & Company from 1972 to 1976. Prior to 1972, Mr. Brubaker was a U.S. Navy Fighter Pilot. Mr. Brubaker holds an MBA from the Harvard Business School and a BSE from Princeton University.

Michael LiCalsi

Mr. LiCalsi has been our General Counsel and Secretary since 2009 and our Executive Vice President of Administration and a Director since May 2020 and February 2020, respectively. In addition, Mr. LiCalsi has served as General Counsel and Secretary since October 2009 and October 2012, respectively, of our Adviser Subsidiary, our Administrator Subsidiary and each of the Existing Gladstone Funds. Mr. LiCalsi was also appointed President of our Administrator Subsidiary in July 2013. Mr. LiCalsi also serves in several capacities for our Broker-Dealer Subsidiary, serving as a member of its board of managers since 2010, a managing principal since 2011, and Chief Legal Officer and Secretary since 2010. Mr. LiCalsi currently holds his series 7 and 24 licenses at our Broker-Dealer Subsidiary. A graduate of the George Mason University School of Law, where he served as Editor-in-Chief of the George Mason Law Review from 2004 to 2005. Mr. LiCalsi is currently a member of the Virginia State Bar and District of Columbia Bar. Before joining the Gladstone Companies, Mr. LiCalsi served as an Associate Attorney in the Washington, D.C. office of Baker Botts L.L.P., a multinational law firm. From 1996 to 2004, Mr. LiCalsi held various positions at TD Waterhouse Investor Services, Inc. (currently TD Ameritrade, Inc.), including those of regional and national vice president. Prior to his tenure in the financial services industry, Mr. LiCalsi graduated from Rutgers College, with a BA in History.

Director Compensation

Our employee Directors do not receive any compensation for their service as Directors.

COMPENSATION

The services necessary for the operation of our business are provided by our officers and other employees through our Adviser Subsidiary and Administrator Subsidiary.

Our named executive officers for the fiscal year ended June 30, 2019, consisting of our principal executive officer and the next two most highly compensated executive officers were:

•	Mr. Gladstone, our Chairman, President and Chief Executive Officer, who is an employee of and compensated directly by our Adviser Subsidiary;

•	Mr. Brubaker, our Vice Chairman and Chief Operating Officer, who is an employee of and compensated directly by our Adviser Subsidiary; and

•	Mr. Dullum, our Executive Vice President of Private Equity (Buyouts), who is an employee of and compensated directly by our Adviser Subsidiary.

2019 Summary Compensation Table

The following table sets forth summary information concerning the compensation earned by our named executive officers for the fiscal year ended June 30, 2019. All compensation in the table below was paid through the Adviser Subsidiary and reflects compensation for services provided to us as well as the Existing Gladstone Funds.

Name and Principal Position	Year	Salary	Bonus	Nonequity Incentive Plan Compensation	All Other Compensation(1)	Total
David Gladstone (2) President and Chief Executive Officer	2019	$451,000	$470,000	$1,514,355	$30,047	$2,465,402
Terry Brubaker (2) Vice Chairman and Chief Operating Officer	2019	219,000	457,000	1,255,382	30,063	1,961,445
David Dullum (2) Executive Vice President of Private Equity (Buyouts)	2019	420,000	2,169,000	636,922	30,080	3,256,002

(1)	Amounts in this column include 401(k) employer safe harbor contributions and the premiums paid by the Adviser Subsidiary or the Administrator Subsidiary for health insurance.
(2)	Reflects compensation paid to the executive by our Adviser Subsidiary.

Non-Equity Incentive Plan

The Adviser Subsidiary is party to certain agreements with certain current and former employees and officers of the Adviser Subsidiary that operate the respective Existing Gladstone Funds whereby substantially all of the incentive fees received by the Adviser Subsidiary from the Existing Gladstone Funds are divided among such employees and officers. The Adviser Subsidiary may retain certain unallocated portions of the incentive fees pursuant to such agreements from time to time in its discretion.

Outstanding Equity Awards

Our named executive officers did not have any outstanding equity awards with respect to our capital stock as of June 30, 2019.

Employment Agreements

Our Adviser Subsidiary is currently a party to employment agreements with each of Messrs. Gladstone and Brubaker dated April 22, 2004 and May 15, 2016, respectively. The employment agreements with Messrs. Gladstone and Brubaker have an initial three-year term which automatically renews for additional successive one-year periods unless either the Company or the executive provides three months prior written notice of their intent to terminate the employment agreement. The employment agreements provided for an initial annual base salary of $200,000 and $100,000 for Messrs. Gladstone and Brubaker, respectively, and the opportunity for annual salary increases based on performance. The annual salary increases received by Messrs. Gladstone and Brubaker are reflected in the Summary Compensation Table. As a result of performance based increases, the annual base salary for Messrs. Gladstone and Brubaker is currently $437,000 and $212,000, respectively. Messrs. Gladstone and Brubaker are eligible for a discretionary incentive bonus of up to 100% and 200%, respectively, of their base salary as determined in the sole discretion of the Board of Directors or the Compensation Committee. Under the agreements, Messrs. Gladstone and Brubaker are also entitled to participate in any plan based on the distribution of incentive fees paid to our Adviser Subsidiary by entities it manages or advises.

In the event either executive is terminated without “Cause” (as defined in the applicable employment agreement) or in connection with a “Change in Control” (as defined in the employment agreement) then, subject to his execution of a release of claims and further subject to his continued compliance with his post-termination obligations, he will receive from the Adviser Subsidiary monthly severance payments over a two-year period in an aggregate amount equal to two years of his base salary in effect as of his date of termination plus any discretionary bonus he received during the previous fiscal year.

In addition, each employment agreement contains a covenant not to compete, which covers a term of one year with respect to Mr. Gladstone and two years with respect to Mr. Brubaker beginning on the date of termination of employment by our Adviser Subsidiary. Messrs. Gladstone and Brubaker are also subject to non-solicitation restrictions with respect to our Adviser Subsidiary’s investors, customers and employees during their employment and for the one-year period thereafter.

Potential Payments upon Termination or Change in Control

Except as disclosed above, we do not have, nor do we intend to adopt, a formal plan with respect to termination or change in control benefits payable to our named executive officers.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

We and our subsidiaries engage in transactions with affiliates as part of our business. Compensation for, and expenses of, these transactions are governed by advisory and administration agreements between the parties. See Note 7, “Related Party Transactions,” to our consolidated financial statements for the fiscal year ended June 30, 2019 included elsewhere in this offering circular for additional information regarding related party transactions.

Expense Sharing Agreement

We will enter into an expense sharing agreement with the Adviser Subsidiary in connection with this offering. Under the expense sharing agreement, we will reimburse the Adviser Subsidiary for our allocable portion of expenses related to our office facilities, equipment, and clerical, bookkeeping and recordkeeping services at such facilities and certain other administrative services necessary for the operation of our business that are provided to us by our officers and the other employees of the Adviser Subsidiary.

Advisory Agreements

The Adviser Subsidiary is a party to the Advisory Agreements, pursuant to which it serves as the investment adviser of each Existing Gladstone Fund, in each case with which certain of our Directors, officers and/or employees are affiliated. Under the terms of the Advisory Agreements, the continuation of which is subject to annual review and approval by the respective boards of such funds, the Adviser Subsidiary earns base management fees based on a percentage of adjusted total assets (in the case of GLAD and GAIN), adjusted stockholders’ equity (in the case of GOOD) or the gross cost of tangible real estate (in the case of LAND) and performance-based incentive fees.

Administration Agreements

Our Administrator Subsidiary provides administrative services to us, the Existing Gladstone Funds as well as our Adviser Subsidiary and Broker-Dealer Subsidiary. Pursuant to the Administration Agreements, the Administrator Subsidiary allocates the costs of administrative services and overhead and receives administrative fee payments. Additionally, the Administrator Subsidiary is responsible for producing the financial statements and asset valuations, and handling compliance, legal, and other duties for us, the Existing Gladstone Funds, and our subsidiaries.

Dealer Manager Agreements

The Broker-Dealer Subsidiary entered into a dealer manager agreement with LAND, whereby the Broker-Dealer Subsidiary serves as LAND’s exclusive dealer manager in connection with its offering of up to 6,000,000 shares of its 6.00% Series B Cumulative Redeemable Preferred Stock. The Broker-Dealer Subsidiary provides certain sales, promotional and marketing services to LAND in connection with the offering and LAND pays the Broker-Dealer Subsidiary (1) selling commissions of up to 7.0% of the gross proceeds from sales of the preferred stock and (2) a dealer manager fee of up to 3.0% of the gross proceeds from sales. The Broker-Dealer Subsidiary may reallow the selling commissions to participating broker-dealers in the offering and reduce or eliminate its fees under certain circumstances under the terms of the dealer manager agreement.

In addition, the Broker-Dealer Subsidiary entered into a dealer manager agreement with LAND, whereby the Broker-Dealer Subsidiary serves as LAND’s exclusive dealer manager in connection with its offering of up to 30,000,000 shares of its 6.00% Series C Cumulative Redeemable Preferred Stock. The Broker-Dealer Subsidiary provides certain sales, promotional and marketing services to LAND in connection with the offering and LAND pays the Broker-Dealer Subsidiary (1) selling commissions of up to 6.0% of the gross proceeds from sales of the preferred stock and (2) a dealer manager fee of up to 3.0% of the gross proceeds from sales. The Broker-Dealer Subsidiary may reallow the selling commissions to participating broker-dealers in the offering and reduce or eliminate its fees under certain circumstances under the terms of the dealer manager agreement.

The Broker-Dealer Subsidiary has also entered into a dealer manager agreement with GOOD, whereby the Broker-Dealer Subsidiary serves as GOOD’s exclusive dealer manager in connection with its offering of up to 30,000,000 shares of its 6.00% Series F Cumulative Redeemable Preferred Stock. The Broker-Dealer Subsidiary provides certain sales, promotional and marketing services to GOOD in connection with the offering and GOOD pays the Broker-Dealer Subsidiary (1) selling commissions of up to 6.0% of the gross proceeds from sales of the preferred stock and (2) a dealer manager fee of up to 3.0% of the gross proceeds from sales. The Broker-Dealer Subsidiary may reallow the selling commissions to participating broker-dealers in the offering and reduce or eliminate its fees under certain circumstances under the terms of the dealer manager agreement.

The Broker-Dealer Subsidiary has also entered into a dealer manager agreement with GAIN, whereby the Broker-Dealer Subsidiary serves as GAIN’s exclusive dealer manager in connection with its offering of up to $350,000,000 aggregate principal amount of its 6.00% Notes due 2040. The Broker-Dealer Subsidiary provides certain sales, promotional and marketing services to GAIN in connection with the offering and GAIN pays the Broker-Dealer Subsidiary (1) selling commissions of up to 6.0% of the gross proceeds from sales of the notes and (2) a dealer manager fee of up to 3.0% of the gross proceeds from sales. The Broker-Dealer Subsidiary may reallow the selling commissions to participating broker dealers in the offering and reduce or eliminate its fees under certain circumstances under the terms of the dealer manager agreement.

Loan Servicing Agreements

Certain of GLAD’s and GAIN’s loan investments are held in their respective wholly-owned subsidiaries. Pursuant to the terms of the line of credit agreements between the relevant subsidiary and its creditor banks, the Adviser Subsidiary for acting as the servicer of the loans and receives loan servicing fees for acting in such capacity. Since GLAD and GAIN own these loans indirectly (through their 100% ownership of the relevant subsidiary), all loan-servicing fees earned by the Adviser Subsidiary are credited directly against the investment advisory fees otherwise due and payable to the Adviser Subsidiary by GLAD and GAIN.

Guarantee

As of December 31, 2019, we guaranteed the entire line of credit which the Adviser Subsidiary had available to it. Under the current extension dated January 15, 2020, availability under the line was $2 million through January 15, 2021.

DESCRIPTION OF BONDS

This description sets forth certain terms of the Bonds that we are offering pursuant to this offering circular. We refer you to the indenture governing the Bonds for a full disclosure of all such terms, as well as any other capitalized terms used in this offering circular for which no definition is provided.

Because this section is a summary, it does not describe every aspect of the Bonds or the indenture. We urge you to read the indenture because that document and not this summary defines your rights as a Bondholder. Please review a copy of the indenture. The indenture is filed as an exhibit to the offering statement, of which this offering circular is a part, at www.sec.gov. See “Where You Can Find More Information” for more information.

Security

The Bonds will be secured by a senior blanket lien on the equity interest we hold in the Future Gladstone Funds which are raised with the proceeds of this offering.

Ranking

The Bonds will be our direct, senior secured obligations and will rank:

•

pari passu, or equal, in right of payment with all of our other senior secured indebtedness from time to time outstanding (to the extent such future senior secured indebtedness is secured by our equity interest in the Future Gladstone Funds);

•	senior in right of payment to our future indebtedness from time to time outstanding that is expressly subordinated to the Bonds;

•	senior to all of our unsecured indebtedness to the extent of the value of the Bonds’ security interest in our equity interest in the Future Gladstone Funds; and

•	structurally junior to all existing and future indebtedness and other obligations of our subsidiaries.

Interest

The Bonds will bear interest at a rate equal to 6.0% per year, payable monthly in arrears on the first day of each month, beginning on the first such date that follows the first full calendar month after the initial closing in the offering.

Interest will accrue and be paid on the basis of a 360-day year consisting of twelve 30-day months. Interest on each Bond will accrue and be cumulative from the end of the most recent interest period for which interest has been paid on such Bond, or if no interest has paid, from the date of issuance. Interest will be paid to the record holder of the Bond at 5:00 p.m. New York City time (the “close of business”) on the 23rd day of the month immediately preceding the relevant interest payment date.

Maturity

The Bonds will mature on June 30, 2025.

Redemption Upon Death

Within 45 days of the death of a Bondholder who is a natural person, the estate of such Bondholder or legal representative of such Bondholder may request that we repurchase, in whole but not in part and without penalty, the Bonds held by such Bondholder by delivering to us a written notice requesting such Bonds be redeemed. In the event a Bond is held jointly by two or more natural persons, the estate or legal representative of either such Bondholder shall only have the right to request that the Company repurchase such Bond if each such Bondholder is deceased.

Upon receipt of redemption request in the event of death of a Bondholder, we will designate a date for the redemption of such Bonds, which date shall not be later than the 15th day of the month next following the month in which we receive facts or certifications establishing to the reasonable satisfaction of the Company supporting the right to be redeemed. On the designated date, we will redeem such Bonds at a price per Bond that is equal to all accrued and unpaid interest, to but not including the date on which the Bonds are redeemed, plus the then outstanding principal amount of such Bond.

Optional Redemption

We may redeem some or all of the Bonds at any time, or from time to time, on or after June 30, 2023 at a redemption price equal to 100% of the principal amount of the Bonds to be redeemed, plus any accrued, but unpaid interest to, but excluding, the redemption date. If we plan to redeem the Bonds, we are required to give notice of redemption not less than five days nor more than 60 days prior to any redemption date to each Bondholder’s address appearing in the securities register maintained by the trustee. In the event we elect to redeem less than all of the Bonds, the particular Bonds to be redeemed will be selected by the trustee using such method as the trustee deems fair and appropriate. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Bonds or portions of the Bonds called for redemption.

In addition, we may redeem all of the Bonds at any time, or from time to time, in the event that the Board of Directors, in its sole discretion, determines that the proceeds of this offering are insufficient for the intended use of proceeds, if the intended use of proceeds is no longer viable, or such other determination that such a redemption is in our best interests. Such a redemption will be at a redemption price equal to 100% of the principal amount of the Bonds to be redeemed, plus any accrued, but unpaid interest to, but excluding, the redemption date.

Merger, Consolidation or Sale

We may consolidate or merge with or into any other corporation, and we may sell, lease or convey all or substantially all of our assets to any corporation, provided that the successor entity, if other than us (1) is organized and existing under the laws of the United States of America or any United States, or U.S., state or the District of Columbia and (2) expressly assumes all of our obligations to perform and observe all of our obligations under the Bonds and the indenture; and provided further that, immediately after giving effect to such transaction or series of related transaction, no event of default under the indenture shall have occurred and be continuing.

The indenture does not provide for any right of acceleration in the event of a consolidation, merger, sale of all or substantially all of the assets, recapitalization or change in our stock ownership. In addition, the indenture does not contain any provision which would protect the Bondholders against a sudden and dramatic decline in credit quality resulting from takeovers, recapitalizations or similar restructurings.

Certain Covenants

Financial Reports

After launching this Tier 2, Regulation A offering, we will be required to comply with certain ongoing disclosure requirements under Rule 257 of Regulation A. We will be required to file with the SEC annual reports on Form 1-K, semiannual reports on Form 1-SA and current reports on Form 1-U. In addition, we will file an exit report on Form 1-Z if and when we decide to and are no longer obligated to file such reports pursuant to the requirements of Regulation A. The necessity to file current reports will be triggered by certain corporate events, similar to the ongoing reporting obligation faced by issuers under the Exchange Act, however the requirement to file a Form 1-U is expected to be triggered by significantly fewer corporate events than that of the Form 8-K.

If we are no longer obligated to file reports pursuant to the requirements of Regulation A and file an exit report on Form 1-Z, as soon as practicable, but in no event later than one hundred twenty (120) days after the close of our fiscal year, ending June 30th, we will mail or make available, by any reasonable means, to each Bondholder as of a date selected by our Board of Directors, an annual report containing financial statements for such fiscal year, presented in accordance with GAAP, including a balance sheet and statements of operations, owners’ equity and cash flows, with such statements having been audited by an accounting firm selected by our Board of Directors. We shall be deemed to have made a report available to each Bondholder as required if it has either (i) filed such report with the SEC via its Electronic Data Gathering, Analysis and Retrieval (EDGAR) system and such report is publicly available on such system or (ii) made such report available on any website we maintain and available for viewing by the Bondholders.

Payment of Taxes and Other Claims

We will pay or discharge or cause to be paid or discharged, before the same shall become delinquent: (i) all taxes, assessments and governmental charges levied or imposed upon us or upon our income, profits or assets; and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property; provided, however, that we will not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings or for which we have set apart and maintain an adequate reserve.

Liquidity

Prior to this offering, there has been no public market for the Bonds. We may apply for quotation of the Bonds on an alternative trading system or over the counter market beginning after the final closing of this offering. However, even if the Bonds are listed or quoted, no assurance can be given as to (1) the likelihood that an active market for the Bonds will develop, (2) the liquidity of any such market, (3) the ability of Bondholders to sell the Bonds or (4) the prices that Bondholders may obtain for any of the Bonds. No prediction can be made as to the effect, if any, that future sales of the Bonds, or the availability of the Bonds for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of the Bonds, or the perception that such sales could occur, may adversely affect prevailing market prices of the Bonds. See “Risk Factors — Risks Related to the Bonds and the Offering.”

Events of Default

The following are events of default under the indenture governing the Bonds:

•	default in the payment of any interest on the Bonds when due and payable and the default continues for a period of 90 days;

•	default in the payment of any principal of (or premium, if any, on) the Bonds when due and payable and the default continues for a period of 90 days;

•

default in the performance, or breach, of any other obligation or covenant contained in the indenture or in this offering circular for the benefit of the Bonds, and continuance of such default or breach for a period of 120 consecutive days after there has been given, by registered or certified mail, to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the Bonds, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” under the indenture;

•	specified events in bankruptcy, insolvency or reorganization involving us occur and remain undischarged or unstayed for a period of 90 days; and

•

any final and non-appealable judgment or order for the payment of money in excess of $50,000,000 singly, or in the aggregate for all such final judgments or orders, is rendered against us and is not be paid or discharged.

Book-entry and other indirect Bondholders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or rescind an acceleration of maturity.

Annually, within 120 days following June 30th while the Bonds are outstanding, we will furnish to the trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture, or else specifying any event of default and the nature and status thereof. We will also deliver to the trustee a written notification of any uncured event of default within 30 days after we become aware of such uncured event of default.

Remedies if an Event of Default Occurs

Subject to any respective cure period, if an event of default occurs and is continuing, the trustee or the Bondholders of not less than a majority in aggregate principal amount of the Bonds may declare the principal thereof, premium, if any, and all unpaid interest thereon to be due and payable immediately.

At any time after the trustee or the Bondholders have accelerated the repayment of the principal, premium, if any, and all unpaid interest on the Bonds, but before the trustee has obtained a judgment or decree for payment of money due, the Bondholders of a majority in aggregate principal amount of outstanding Bonds may rescind and annul that acceleration and its consequences, provided that all payments and/or deliveries due, other than those due as a result of acceleration, have been made and all events of default have been remedied or waived.

The Bondholders of a majority in principal amount of the outstanding Bonds may waive any default with respect to that series, except a default:

•	in the payment of any amounts due and payable or deliverable under the Bonds; or

•	in an obligation contained in, or a provision of, the indenture which cannot be modified under the terms of the indenture without the consent of each Bondholder.

Upon any such waiver, such default shall cease to exist, and any event of default arising therefrom shall be deemed to have been cured, for every purpose, but no such waiver shall extend to any subsequent or other default or event of default or impair any right consequent thereto.

The Bondholders of a majority in principal amount of the outstanding Bonds may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the Bonds, provided that (i) such direction is not in conflict with any rule of law or the indenture, (ii) the trustee may take any other action deemed proper by the trustee that is not inconsistent with such direction and (iii) the trustee need not take any action that might involve it in personal liability or be unduly prejudicial to the Bondholders not joining therein. Subject to the provisions of the indenture relating to the duties of the trustee, before proceeding to exercise any right or power under the indenture at the direction of the Bondholders, the trustee is entitled to receive from those Bondholders security or indemnity satisfactory to the trustee against the costs, expenses and liabilities which it might incur in complying with any direction.

A Bondholder will have the right to institute a proceeding with respect to the indenture or for any remedy under the indenture, if:

•	that Bondholder previously gives to the trustee written notice of a continuing event of default in excess of any cure period;

•	the Bondholders of not less than a majority in principal amount of the outstanding bonds have made written request;

•	such Bondholder or Bondholders have offered to indemnify the trustee against the costs, expenses and liabilities incurred in connection with such request;

•

the trustee has not received from the Bondholders of a majority in principal amount of the outstanding Bonds a direction inconsistent with the request (it being understood and intended that no one or more of such Bondholders shall have any right in any manner whatever by virtue of, or by availing of, any provision of the indenture to affect, disturb or prejudice the rights of any other of such Bondholders, or to obtain or to seek to obtain priority or preference over any other of such Bondholders or to enforce any rights under the indenture, except in the manner herein provided and for equal and ratable benefit of all Bondholders); and

•	the trustee fails to institute the proceeding within 90 days.

However, the Bondholder has the right, which is absolute and unconditional, to receive payment of the principal of and interest on such Bond on the respective due dates (or any redemption date, subject to certain discounts) and to institute suit for the enforcement of any such payment and such rights shall not be impaired without the consent of such Bondholder.

Trustee

UMB Bank is the trustee, security registrar and paying agent for the Bonds.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a general summary of certain material U.S. federal income tax considerations under the Code, related to the acquisition, ownership, and disposition of the Bonds.

This discussion does not purport to be a complete description of all of the tax considerations relating thereto. In particular, we have not described certain considerations that may be relevant to certain types of Bondholders subject to special treatment under U.S. federal income tax laws, including Bondholders subject to the alternative minimum tax, tax-exempt organizations, insurance companies, Bondholders that are treated as partnerships for U.S. federal income tax purposes, S corporations, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting for securities holdings, pension plans and trusts, financial institutions, a person that holds the Bonds as part of a straddle or a hedging or conversion transaction, REITs, RICs, U.S. persons with a functional currency that is not the U.S. dollar, non-U.S. Holders (as defined below) engaged in a trade or business in the United States or who are present in the United States for 183 days or more in the taxable year, persons who have ceased to be U.S. citizens or to be taxed as residents of the United States, controlled foreign corporations, or CFCs, and passive foreign investment companies, or PFICs. This discussion does not discuss any aspects of U.S. estate or gift tax or foreign, state or local tax. This discussion is limited to Bondholders that hold the Bonds as capital assets (within the meaning of the Code), and does not address owners of a Bondholder. This discussion is limited to persons purchasing the Bonds, or cash in this offering at their initial offering price. This discussion is based upon the Code, its legislative history, existing and proposed U.S. Treasury regulations, published rulings and court decisions, each as of the date of this offering circular and all of which are subject to change or differing interpretations, possibly retroactively, which could affect the continuing validity of this discussion. We have not sought, and will not seek any ruling from the U.S. Internal Revenue Service, or the IRS, regarding the offering pursuant to this offering circular, and this discussion is not binding on the IRS. Accordingly, there can be no assurance that the IRS would not assert, and that a court would not sustain, a position contrary to any of the tax consequences discussed herein.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds the Bonds, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership.

Prospective beneficial owners of the Bonds that are partnerships or partners in such partnerships should consult their own tax advisers with respect to the purchase, ownership and disposition of the Bonds.

Tax matters are very complicated and the tax consequences to a Bondholder of an investment in the Bonds will depend on the facts of such Bondholder’s particular situation. Bondholders are strongly encouraged to consult their own tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership, and disposition of the Bonds, as well as the effect of state, local and foreign tax laws and the effect of any possible changes in tax laws.

TAX CONSEQUENCES TO U.S. HOLDERS OF THE BONDS

The following is a summary of certain material U.S. federal income tax consequences that will apply to a “U.S. Holder” of the Bonds. As used herein, the term “U.S. Holder” means a beneficial owner of a Bond that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•

a trust if a court is able to exercise primary supervision over its administration and one or more U.S. persons (as defined in the Code) have the authority to control all of its substantial decisions, or if the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a domestic trust for U.S. federal income tax purposes; or

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source.

If you are not a U.S. Holder, this section does not apply to you. Please see “—Tax Consequences to Non-U.S. Holders of the Bonds,” below.

Payments of Stated Interest. The following discussion assumes that the Bonds will be issued with no original issue discount or a de minimis amount of original issue discount for U.S. federal income tax purposes. Stated interest paid on a Bond will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of the Bonds. Upon the sale, exchange, redemption, retirement or other taxable disposition of a Bond, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the disposition and the U.S. Holder’s tax basis in the Bond (other than amounts attributable to accrued but unpaid stated interest, which will be taxed as interest income to the extent not previously so taxed, offset by any acquisition premium). A U.S. Holder’s tax basis in a Bond generally will be equal to the cost of the Bond to such U.S. Holder.

Gain or loss recognized on the sale, exchange, redemption, retirement or other taxable disposition of a Bond generally will be capital gain or loss and will be long-term capital gain or loss if at the time of the disposition the Bond has been held for more than one year. Under current law, long-term capital gains recognized by non-corporate U.S. Holders generally are subject to reduced tax rates. The deductibility of capital losses is subject to limitations.

Net Investment Income Tax. An additional 3.8% surtax generally is applicable in respect of the net investment income of non-corporate U.S. Holders (other than certain trusts) on the lesser of (i) the U.S. Holder’s “net investment income” for a taxable year and (ii) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over $200,000 ($250,000 in the case of joint filers). “Net investment income” as defined for this purpose generally includes interest payments and gain recognized from the sale or other taxable disposition of the Bonds.

Backup Withholding and Information Reporting. We may be required to withhold, for U.S. federal income taxes, a portion of all taxable distributions payable to U.S. Holders (a) who fail to provide us with their correct taxpayer identification numbers, or TINs, or who otherwise fail to make required certifications or (b) with respect to whom the IRS notifies us that this U.S. Holder is subject to backup withholding.

Certain U.S. Holders specified in the Code and the Treasury regulations promulgated thereunder are exempt from backup withholding but may be required to provide documentation to establish their exempt status. Backup withholding is not an additional tax. Any amounts withheld will be allowed as a refund or a credit against the U.S. Holder’s U.S. federal income tax liability if the appropriate information is timely provided to the IRS. Failure by a U.S. Holder to furnish a certified TIN to us could subject the U.S. Holder to a penalty imposed by the IRS.

TAX CONSEQUENCES TO NON-U.S. HOLDERS OF THE BONDS

The following is a summary of certain material U.S. federal income tax consequences that will apply to you if you are a “Non-U.S. Holder” of the Bonds. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Bond that is not a U.S. Holder or a partnership (or an entity or arrangement treated as a partnership) for U.S. federal income tax purposes.

If you are not a Non-U.S. Holder, this section does not apply to you.

Payments on the Bonds. The following discussion assumes that the Bonds will be issued with no original issue discount or a de minimis amount of original issue discount for U.S. federal income tax purposes. Subject to the discussion below concerning backup withholding, payments of principal and interest on the Bonds to any Non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that:

•	the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock that are entitled to vote;

•	the Non-U.S. Holder is not a CFC related, directly or indirectly, to us through stock ownership; and

•

the U.S. payor of the interest (including us, or any intermediary who pays the interest on our behalf) does not have actual knowledge or reason to know that a holder is a United States person and such holder certifies to the U.S. payor under penalties of perjury on a properly executed IRS Form W-8BEN or W-8BEN-E that such holder is not (or, in the case of a Non-U.S. Holder that is an estate or trust, such forms certifying that the beneficiary of the estate or trust is not) a United States person.

If a Non-U.S. Holder does not qualify for an exemption under these rules, interest income from the Bonds may be subject to withholding tax at the rate of 30% (or lower applicable treaty rate).

Sale, Exchange, Redemption, Retirement or Other Disposition of the Bonds. Subject to the discussion below on backup withholding and withholding and information reporting on foreign financial accounts, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain recognized on a sale, exchange, redemption, retirement, or other disposition of the Bonds (except with respect to accrued and unpaid interest, which would be taxed as described above under “—Payments on the Bonds”) so long as, in the case of a non-U.S. holder who is an individual, such Non-U.S. Holder is not present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are not met.

Backup Withholding and Information Reporting. Information returns will be filed with the IRS in connection with payments on the Bonds. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the Bonds, and the Non-U.S. Holder may be subject to backup withholding on payments on the Bonds or on the proceeds from a sale or other disposition of the Bonds. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Withholding and Information Reporting on Foreign Financial Accounts. Sections 1471 through 1474 of the Code and the Treasury regulations and other published guidance promulgated thereunder (which are commonly referred to as “FATCA”) generally impose withholding taxes on certain types of payments, including interest, made to “foreign financial institutions” and certain other non-U.S. entities unless additional certification, information reporting and other specified requirements are satisfied. Failure to comply with the FATCA reporting requirements could result in withholding tax being imposed on payments of interest and sales proceeds to foreign intermediaries and certain Non-U.S. Holders. If the payee is a foreign financial institution and is subject to the certification and information reporting requirements above, it must enter into an agreement with the U.S. Department of Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations or other guidance, may modify these requirements. Accordingly, the entity through which the Bonds are held will affect the determination of whether such withholding is required. If payment of this withholding tax is made, Non-U.S. Holders that are otherwise eligible for an exemption from, or reduction of, U.S. federal withholding taxes with respect to such interest or proceeds will be required to seek a credit or refund from the IRS to obtain the benefit of such exemption or reduction, if any. We will not pay additional amounts to Non-U.S. Holders in respect of any amounts withheld. Prospective Non-U.S. Holders should consult their own tax advisors regarding the potential application of withholding under FATCA to their investment in the Bonds.

PLAN OF DISTRIBUTION

General

We are offering an aggregate of $50,000,000 of our Bonds through Timbrel Capital, LLC on a “reasonable best efforts” basis at an offering price of $25 per Bond. To the extent a participating broker-dealer reduces its selling commissions below 6%, the offering price per Bond will be decreased by an amount equal to such reduction. “Reasonable best efforts” means that the managing broker-dealer is only required to use its good faith efforts and reasonable diligence to sell the Bonds and has no firm commitment or obligation to purchase any specific number or dollar amount of the Bonds.

The Termination Date for the offering is the earlier of (1) June 30, 2023 (unless earlier terminated or extended by our Board of Directors) and (2) the date on which all $50,000,000 of our Bonds offered pursuant to this offering circular are sold. Should the offering continue beyond June 30, 2021 (which is the 12-month anniversary of the date of qualification of the offering statement of which this offering circular forms a part), we will further supplement the offering circular accordingly. We may terminate this offering at any time, or may offer the Bonds pursuant to a new offering statement, including a follow-on offering statement.

We will sell the Bonds using two closing services provided by DTC. The first service is DTC Settlement and the second service is DRS Settlement. Investors purchasing Bonds through DTC Settlement will coordinate with their registered representatives to pay the full purchase price for their Bonds by the settlement date, and such payments will not be held in escrow. Investors who are permitted to utilize the DRS Settlement method will complete and sign subscription agreements, which will be delivered to the escrow agent, UMB Bank. In addition, such investors will pay the full purchase price for their Bonds to the escrow agent (as set forth in the subscription agreement), to be held in trust for the investors’ benefit pending release to us as described herein. See “—Settlement Procedures” below for a description of the closing procedures with respect to each of the closing methods.

The dealer manager agreement between us and Timbrel Capital, LLC automatically terminates upon the Termination Date or may be terminated by either party at any time on 30 days’ written notice.

The account of our Broker-Dealer Subsidiary at RBC Capital Markets will be used to enter orders on behalf of the managing broker-dealer and as such our Broker-Dealer Subsidiary may be viewed as participating in the distribution of the securities offered hereby. Our Broker-Dealer Subsidiary will not receive any compensation or reallowances in connection with this distribution of securities.

Minimum Purchase Requirements

There will be a minimum permitted purchase in the offering of 200 Bonds having an aggregate purchase price of $5,000. We reserve the right to waive the minimum purchase requirement in our sole discretion in consultation with the managing broker-dealer.

Compensation of Managing Broker-Dealer and Participating Broker-Dealers

We will pay to Timbrel Capital, LLC selling commissions of up to 6.0% of the gross offering proceeds from the offering. We will also pay to Timbrel Capital, LLC up to 3.0% of the gross offering proceeds from the offering as compensation for acting as managing broker-dealer. As managing broker-dealer, Timbrel Capital, LLC will manage, direct and supervise its associated persons who will be wholesalers in connection with the offering. The combined selling commission and dealer manager fee under the offering will not exceed FINRA’s 10.0% cap. Our managing broker-dealer will repay to us any excess payments made to our managing broker-dealer over FINRA’s 10.0% cap if the offering is terminated prior to reaching the maximum amount of offering proceeds. We will not pay referral or similar fees to any accountants, attorneys or other persons in connection with the distribution of the Bonds.

We expect Timbrel Capital, LLC to authorize other broker-dealers that are members of FINRA, which we refer to as participating broker-dealers, to sell the Bonds. Timbrel Capital, LLC may reallow all or a portion of its selling commissions attributable to a participating broker-dealer. Timbrel Capital, LLC may also reallow a portion of its dealer manager fee earned on the proceeds raised by a participating broker-dealer, to such participating broker-dealer as a non-accountable marketing or due diligence allowance. The amount of the reallowance to any participating broker-dealer will be determined by the managing broker-dealer in its sole discretion.

We will not pay any selling commissions, but will pay dealer manager fees, in connection with the sale Bonds to investors who:

•	purchase through fee-based programs also known as “wrap accounts”;

•	purchase through participating broker-dealers that have alternative fee arrangements with their clients;

•	purchase through certain registered investment advisors;

•	purchase through bank trust departments or any other organization or person authorized to act in a fiduciary capacity for its clients or customers; or

•	are an endowment, foundation, pension fund or other institutional investor.

In addition, we will not pay and selling commissions or dealer manager fees in connection with the sale of Bonds to investors who are our Directors, officers and employees and their friends and family and certain associated persons of the Adviser Subsidiary and the Administrator Subsidiary.

The net proceeds to us will not be affected by reducing the commissions payable in connection with any such sales. Neither our managing broker-dealer nor any of our other affiliates will directly or indirectly compensate any person engaged as an investment advisor or a bank trust department by a potential investor as an inducement for such investment advisor or bank trust department to advise favorably for an investment in the Bonds.

Further, the selling commission and/or dealer manager fee may be reduced or eliminated, subject to the agreement of the managing broker-dealer, to certain investors who have agreed with a participating broker dealer to reduce or eliminate the selling commission and/or the dealer manager fees. The net proceeds we receive will not be affected by such sales of Bonds at a discount.

Your ability to receive a discount or fee waiver may depend on the financial advisor or broker dealer through which you purchase your Bonds. An investor qualifying for a discount will generally receive a higher percentage return on such investor’s investment than investors who do not qualify for such discount. Accordingly, you should consult with your financial advisor about the ability to receive such discounts or fee waivers before purchasing the Bonds.

Any discounts or fee waivers applicable to sales of our Bonds will reduce the purchase price per bond and thereby allow the purchase by an investor of additional Bonds for the same investment amount.

The table below sets forth the nature and estimated amount of all items viewed as “underwriting compensation” by FINRA, assuming we sell all $50,000,000 of the Bonds offered hereby in the offering at the maximum selling commissions and dealer manager fee.

(Maximum)
Selling commissions (6.00%)	$3,000,000
Dealer manager fee (3.00%)	1,500,000

Total	$4,500,000

We or our affiliates also may provide permissible forms of non-cash compensation to registered representatives of our managing broker-dealer and the participating broker-dealers, including gifts. In no event will such gifts exceed an aggregate value of $100.00 per annum per participating salesperson, or be pre-conditioned on achievement of a sales target. The value of such items will be considered underwriting compensation in connection with this offering. The combined selling commissions, dealer manager fee and such non-cash compensation under the offering will not exceed FINRA’s 10.0% cap. Our managing broker-dealer will repay to us any excess payments made to our managing broker-dealer over FINRA’s 10.0% cap if the offering is terminated before reaching the maximum amount of offering proceeds. The managing broker-dealer’s legal expenses will be paid by the managing broker-dealer from the dealer manager fee.

To the extent permitted by law and our certificate of incorporation we will indemnify the participating broker-dealers and the managing broker-dealer against certain civil liabilities, including certain liabilities arising under the Securities Act and liabilities arising from breaches of our representations and warranties contained in the dealer manager agreement. However, the SEC takes the position that indemnification against liabilities arising under the Securities Act is against public policy and is not enforceable.

We expect expenses (other than selling commissions and the dealer manager fee) incurred by us or on our behalf in connection with this offering (including the qualification of this offering and the marketing and distribution of the Bonds, including expenses for printing and amending offering statements or supplementing offering circulars, mailing and distributing costs, all advertising and marketing expenses (including reimbursements for actual costs incurred for travel, meals and lodging by our officers and employees of our affiliates to attend retail seminars hosted by broker-dealers or bona fide training or educational meetings hosted by us or our affiliates), charges of the trustee and experts and fees, expenses and taxes related to the filing, qualification, as necessary, of the sale of the Bonds under federal and state laws, including taxes and fees and accountants’ and attorneys’ fees) to be in an amount not to exceed 2.5% of the aggregate gross proceeds of this offering. The managing broker-dealer will bear any expenses related to due diligence of us by, and any salaries or commissions of, wholesalers and other participating broker dealers or related to contracting with an entity to provide DTC clearing services for the Bonds. We may reimburse the managing broker-dealer or our other affiliates for any other expenses incurred on our behalf in connection with the offering. All organization and offering expenses, including selling commissions and the dealer manager fee, borne by us are not expected to exceed 12.5% of the aggregate gross proceeds of this offering, though the amount of such expenses may exceed the expected amount.

Subscription Procedures

All investors not purchasing through DTC will be required to complete and execute a subscription agreement in the form filed as an exhibit to the offering statement of which this offering circular is a part. Purchasers acquiring Bonds to be held of record through DTC or its nominee will complete a limited order form. The subscription agreement is available from your registered representative or financial adviser and should be completed and delivered in accordance with the instructions in the subscription agreement. All subscriptions are irrevocable on the part of the investor. We anticipate we will have bi-monthly closings on the first and third Thursday of each month assuming there are funds to close. Once a subscription has been submitted and accepted by us, an investor will not have the right to request the return of its subscription payment prior to the next closing date. If subscriptions are received on a closing date and accepted by us prior to such closing, any such subscriptions will be closed on that closing date. If subscriptions are received on a closing date but not accepted by us prior to such closing, any such subscriptions will be closed on the next closing date.

You will be required to represent and warrant in your subscription agreement or order form that you are an accredited investor as defined under Rule 501 of Regulation D that your investment in the Bonds does not exceed 10% of your net worth or annual income, whichever is greater, if you are a natural person, or 10% of your revenues or net assets, whichever is greater, calculated as of the most recent fiscal year if you are a non-natural person. By completing and executing your subscription agreement or order form you will also acknowledge and represent that you have received a copy of this offering circular, you are purchasing the Bonds for your own account and that your rights and responsibilities regarding your Bonds will be governed by the indenture filed as an exhibit to the offering statement of which this offering circular is a part.

Settlement Procedures

If your broker-dealer uses DTC Settlement, then you can place an order for the purchase of the Bonds through your broker-dealer. A broker-dealer using this service will have an account with DTC in which your funds are placed to facilitate the anticipated bi-monthly closing cycle. Orders will be executed by your broker-dealer electronically and you must coordinate with your registered representative to pay the full purchase price of the Bonds by the settlement date, which depends on when you place the order during the bi-monthly settlement cycle and can generally be anywhere from one to 15 days after the date of your order. This purchase price will not be held in escrow.

Under special circumstances, you have the option to elect to use DRS Settlement. If you elect to use DRS Settlement, you should complete and sign a subscription agreement similar to the one filed as an exhibit to the offering statement of which this offering circular is a part, which is available from your registered representative and which will be delivered to the escrow agent. In connection with a DRS Settlement subscription, you should pay the full purchase price of the Bonds to the escrow agent as set forth in the subscription agreement. Subscribers may not withdraw funds from the escrow account. Subscriptions will be effective upon our acceptance, and we reserve the right to reject any subscription in whole or in part.

Irrespective of whether you purchase Bonds using DTC Settlement or DRS Settlement, by accepting Bonds you will be deemed to have accepted the terms of the Bonds and the indenture governing the Bonds.

In connection with purchases using DRS Settlement, our managing broker-dealer or the broker-dealers participating in this offering promptly will deposit any checks received from subscribers in an escrow account maintained by UMB Bank by the end of the next business day following receipt of the subscriber’s subscription documents and check. In certain circumstances where the subscription review procedures are more lengthy than customary or pursuant to a participating broker-dealer’s internal supervising review procedures, a subscriber’s check will be transmitted by the end of the next business day following receipt by the review office of the dealer, which will then be promptly deposited by the end of the next business day following receipt by the review office. Any subscription payments received by the escrow agent will be deposited into a special non-interest bearing account in our name until such time as we have accepted or rejected the subscription and will be held in trust for your benefit, pending our acceptance of your subscription. Subscriptions will be accepted or rejected within 10 business days of receipt by us and, if rejected, all funds shall be returned to the rejected subscribers within 10 business days. If accepted, the funds will be transferred into our general account on our next closing date. You will receive a confirmation of your purchase subsequent to a closing. We generally expect to admit bondholders on a bi-monthly basis.

Each participating dealer who sells Bonds on our behalf has the responsibility to make every reasonable effort to determine that the purchase of Bonds is appropriate for the investor. In making this determination, the participating broker-dealer will rely on relevant information provided by the investor, including information as to the investor’s age, investment objectives, investment experience, income, net worth, financial situation, other investments and other pertinent information. Each investor should be aware that the participating broker-dealer will be responsible for determining whether this investment is appropriate for your portfolio. However, you are required to represent and warrant in the subscription agreement or, if placing an order through your registered representative not through a subscription agreement in connection with a DTC Settlement, to the registered representative, that you have received a copy of this offering circular and have had sufficient time to review this offering circular. Each participating broker-dealer will maintain records of the information used to determine that an investment in the Bonds is suitable and appropriate for an investor. These records are required to be maintained for a period of at least six years.

LEGAL MATTERS

The validity of the Bonds will be passed upon for us by Proskauer Rose LLP, Washington, D.C.

INDEPENDENT ACCOUNTANTS

The financial statements as of June 30, 2019 and 2018 and for each of the two years in the period ended June 30, 2019 included in this offering circular have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report appearing herein.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC an offering statement on Form 1-A under the Securities Act with respect to the Bonds offered in this offering circular. This offering circular, filed as part of the offering statement, does not contain all of the information set forth in the offering statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our Bonds, we refer you to the offering statement and to its exhibits and schedules. Statements in this offering circular about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the offering statement. Our filings with the SEC, including the offering statement, are available to you for free on the SEC’s internet website at www.sec.gov.

After launching this Tier 2, Regulation A offering, we will be required to comply with certain ongoing disclosure requirements under Rule 257 of Regulation A. We intend to make copies of our annual, semi-annual and special reports, and other information, as applicable, if any, available free of charge through our website at www.gladstonecompanies.com as soon as practicable after such reports have been filed or furnished to the SEC. Information contained on or accessible through our website is not incorporated by reference into this offering circular and should not be considered a part of this offering circular.

F-i

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholder of The Gladstone Companies, Inc.:

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of The Gladstone Companies, Inc. and its subsidiaries (the “Company”) as of June 30, 2019 and 2018, and the related consolidated statements of operations, of owner’s equity and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2019 and 2018, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the relevant ethical requirements relating to our audit, which include standards of the American Institute of Certified Public Accountants (AICPA) Code of Professional Conduct.

We conducted our audits of these consolidated financial statements in accordance with the auditing standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

McLean, VA

September 23, 2019

We have served as the Company’s auditor since 2004.

The Gladstone Companies, Inc.

Consolidated Balance Sheets

As of June 30, 2019 and 2018

	2019	2018
Assets
Current assets
Cash	$33,511,153	$28,778,588
Accounts receivable, related parties	9,658,670	9,602,021
Prepaid expenses	504,818	471,550
Marketable securities held for trading, at fair value	8,576,388	—

Total current assets	52,251,029	38,852,159
Marketable securities held for trading, at fair value	—	8,228,722
Fixed assets less accumulated depreciation of $813,009 and $1,380,545, respectively	254,670	148,567
Intangible assets	152,266	152,266
Deferred tax asset, net	2,400,319	2,247,845
Security deposit	62,369	62,369

Total assets	$55,120,653	$49,691,928

Liabilities and Owner’s Equity
Current liabilities
Accounts payable and accrued expenses	$2,075,361	$1,769,898
Accrued payroll	22,517,282	20,239,037
Income taxes payable	—	1,933,301
Deferred revenue	580,208	564,583
Deferred compensation plan	8,576,388	—

Total current liabilities	33,749,239	24,506,819

Deferred compensation	—	8,228,722
Deferred liabilities	62,352	—

Total liabilities	33,811,591	32,735,541

Commitments and contingencies (Refer to Note 9)
Owner’s equity
Common stock, $0.01 par value, 3,000 authorized shares, 100 issued and outstanding as of June 30, 2019 and 2018	1	1
Additional paid-in capital	5,049	5,049
Retained earnings	21,304,012	16,951,337

Total owner’s equity	21,309,062	16,956,387

Total liabilities and owner’s equity	$55,120,653	$49,691,928

The accompanying notes are an integral part of these consolidated financial statements.

The Gladstone Companies, Inc.

Consolidated Statements of Operations

For the Years Ended June 30, 2019 and 2018

	2019	2018
Revenues (Related Party)
Investment advisory and loan servicing fees (Refer to Notes 1 and 7)	$19,388,476	$19,864,217
Incentive fees (Refer to Notes 1 and 7)	12,264,680	13,341,161
Administration fees	5,516,197	4,810,152
Investment banking fees	8,521,862	7,489,952
Annual review fees	578,003	530,030
Property management fees	295,551	139,308
Securities trade commissions	5,586,140	50,000
Other income	126,553	21,898

Total revenues	52,277,462	46,246,718

Operating expenses
Salaries and employee benefits	37,709,688	34,702,393
Rent	709,051	661,217
Depreciation	101,527	107,562
Telecommunications	522,802	478,335
Office expenses	379,243	358,940
Professional services	569,998	737,025
Securities trade costs	5,529,337	151,130
Interest expense	194	21,886
Other operating expenses	1,186,011	1,257,939

Total expenses	46,707,851	38,476,427

Income from operations	5,569,611	7,770,291
Dividends from marketable securities	341,562	181,472
Realized gain on marketable securities	174,290	256,072
Unrealized (loss) gain on marketable securities	(243,147)	68,199

Net income before income taxes	5,842,316	8,276,034

Income tax provision	(1,489,641)	(3,653,202)

Net income	$4,352,675	$4,622,832

Net income per share attributable to common stock—basic and diluted	$43,526.75	$46,228.32

Weighted average shares of common stock outstanding—basic and diluted	100	100

The accompanying notes are an integral part of these consolidated financial statements.

The Gladstone Companies, Inc.

Consolidated Statements of Changes in Owner’s Equity

For the Years Ended June 30, 2019 and 2018

	Common Stock
	Number of Shares	$0.01 Par Value	Additional Paid- in Capital	Retained Earnings	Total Owner’s Equity
Balance, June 30, 2017	100	1	$5,049	$12,328,505	$12,333,555

Net income	—	—	—	4,622,832	4,622,832

Balance, June 30, 2018	100	1	$5,049	$16,951,337	$16,956,387

Net income	—	—	—	4,352,675	4,352,675

Balance, June 30, 2019	100	1	$5,049	$21,304,012	$21,309,062

The accompanying notes are an integral part of these consolidated financial statements.

The Gladstone Companies, Inc.

Consolidated Statements of Cash Flows

For the Years Ended June 30, 2019 and 2018

	For the Year Ended June 30,
	2019	2018
Cash flows from operating activities
Net income	$4,352,675	$4,622,832
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	101,527	107,562
Unrealized loss (gain) on marketable securities	243,147	(68,199)
Deferred income tax(benefit) provision	(152,474)	845,564
Change in assets and liabilities:
(Increase) in accounts receivable, related parties	(56,649)	(2,925,416)
(Increase) in prepaid expenses	(33,268)	(102,706)
(Increase) in security deposits	—	(52,284)
Increase (decrease) in accounts payable and accrued expenses	305,463	(108,501)
Increase in accrued payroll	2,278,245	5,064,122
(Decrease) in interest payable	—	(52,311)
(Decrease) increase in income taxes payable	(1,933,301)	266,844
Increase in deferred revenue	15,625	66,251
Increase in deferred liabilities	62,352	—
Increase in deferred compensation	347,666	572,259

Net cash provided by operating activities	5,531,008	8,236,017

Cash flows from investing activities
Investments in marketable securities	(590,813)	(504,060)
Proceeds from notes receivable	—	437,000
Purchases of furniture, fixtures, and equipment	(207,630)	(57,735)

Net cash used in investing activities	(798,443)	(124,795)

Cash flows from financing activities
Repayments of notes payable	—	(535,949)

Net cash used in financing activities	—	(535,949)

Net increase in cash	4,732,565	7,575,273
Cash and cash equivalents, beginning of year	28,778,588	21,203,315

Cash and cash equivalents, end of year	$33,511,153	$28,778,588

Supplemental disclosure of cash flow information
Interest paid	$194	$74,197
Income taxes paid	$3,679,642	$3,386,358

The accompanying notes are an integral part of these consolidated financial statements.

The Gladstone Companies, Inc.

Notes to Consolidated Financial Statements

1.	Organization and Nature of Business

Description of the Company

The Gladstone Companies, Inc. (“TGC INC”) was incorporated on January 1, 2010. TGC INC is a wholly-owned subsidiary of The Gladstone Companies, Ltd. (formerly Gladstone Holding Corporation) (“TGC LTD”). TGC INC primarily does business through its indirect, wholly-owned subsidiaries, but owns certain investments directly. TGC INC and its subsidiaries are hereafter collectively referred to as the “Company.”

The following chart summarizes the Company’s organizational structure as of June 30, 2019 and 2018. The Company’s headquarters are in McLean, Virginia (a suburb of Washington, D.C.).

(1)	Name changed from Gladstone Holding Corporation effective September 14, 2018

Nature of Business

The Company is a leading alternative asset manager and provider of other administrative and financial services. It currently primarily provides these services to four unconsolidated public investment funds (the “Existing Gladstone Funds”), which specialize in investments across four distinct areas:

1.

Gladstone Investment Corporation (“Investment”), a publicly traded business development company (“BDC”) operating as a private equity fund, primarily financing and investing in lower middle market companies (Nasdaq: GAIN);

2.	Gladstone Capital Corporation (“Capital”), a publicly traded BDC operating as a private debt fund, primarily lending to lower middle market companies (Nasdaq: GLAD);

3.

Gladstone Commercial Corporation (“Commercial”), a publicly traded real estate fund operated as a REIT, primarily acquiring, owning and managing office and industrial properties leased to public and private companies (Nasdaq: GOOD); and,

4.	Gladstone Land Corporation (“Land”), a publicly traded real estate fund operated as a REIT, primarily acquiring, owning and leasing farms and farm or natural resource-related property (Nasdaq: LAND).

The Company primarily generates its revenue from fees earned pursuant to advisory, administrative, broker-dealer and other agreements its subsidiaries have with the Existing Gladstone Funds and to other affiliated entities. These fees are generated through:

•	Gladstone Management Corporation, an investment adviser registered with the SEC (the “Adviser Subsidiary”).

•

Gladstone Securities, LLC, a broker-dealer registered with the Financial Industry Regulatory Authority (FINRA) and insured by the Securities Investor Protection Corporation (SIPC) (the “Broker-Dealer Subsidiary”), which provides distribution, investment banking, due diligence, dealer manager, mortgage placement, and other financial services.

•

Gladstone Administration, LLC (the “Administrator Subsidiary”), which primarily provides administrative services to the Existing Gladstone Funds, including accounting, valuation, legal, compliance, and other services.

The Gladstone Companies, Inc.

Notes to Consolidated Financial Statements

The Company consolidates two additional subsidiaries which had no active business activities, Gladstone Participation Fund, LLC (“Participation”) and Gladstone Lending Corporation (“Lending”).

2.	Summary of Significant Accounting Policies

Basis of Accounting

The Company’s consolidated financial statements are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All adjustments of a normal recurring nature considered necessary for the fair presentation of the consolidated financial statements have been made.

During the fiscal year ended June 30, 2019, the Company reclassified certain financial statement line items for expenses incurred during the fiscal year ended June 30, 2018. The reclassification was related to expense allocations to a subsidiary. Expenses for the fiscal year ended June 30, 2018 have been reclassified to conform to the new allocation method and presentation of expenses used for the fiscal year ended June 30, 2019. For the fiscal year ended June 30, 2018, this reclassification had no impact on income from operations, pre-tax income or net income, but Salaries and Employee Benefits decreased by $986,088, certain other expense lines decreased by an aggregate of $96,259, and other operating expenses increased by $1,082,347.

Principles of Consolidation

The Company’s consolidated financial statements include the accounts of TGC INC and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

The Company may be required to consolidate entities that are determined to be Variable Interest Entities, (“VIEs”), where it is deemed to be the primary beneficiary of the entity. The Company is determined to be the primary beneficiary when it has a controlling financial interest in the VIE, which is defined as possessing both (1) the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance, and (2) the obligation to absorb losses of the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE.

The Company first evaluates whether it holds a variable interest in an entity. Fees (for example, management and performance-related fees) that are customary and commensurate with the level of services provided, and where the Company does not hold other economic interests in the entity that would absorb more than an insignificant amount of the expected losses or returns of the entity, would not be considered a variable interest. The Company factors in all economic interests including proportionate interests through related parties to determine if such interests are considered a variable interest. The Company’s primary interest is through market rate fees. The Company has determined that none of its affiliates or wholly-owned subsidiaries qualify as VIEs.

The Company’s wholly-owned subsidiaries and affiliates qualify as voting interest entities under the voting interest model. Under the voting interest model, it consolidates those entities it controls through a majority voting interest.

For operating entities over which it may exercise significant influence but which do not meet the requirements for consolidation, the Company will use the equity method of accounting whereby it records its share of the underlying income or losses of these entities. As of June 30, 2019 and 2018, there were no such entities included in the financial statements that were accounted for under the equity method.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could materially differ from those estimates.

The Gladstone Companies, Inc.

Notes to Consolidated Financial Statements

Segment Reporting

The Company manages its operations on an aggregated, single segment basis for purposes of assessing performance and making operating decisions, and, accordingly, has only one reporting and operating segment.

Concentration of Credit Risk and Other Risks and Uncertainties

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents. For the years ended June 30, 2019 and 2018, substantially all revenues and receivables were earned or derived from services provided to affiliated entities or their sub-affiliates.

Cash and Cash Equivalents

Cash and cash equivalents include demand deposits and investments in money market funds with maturities of three months or less when purchased. All the Company’s cash and cash equivalents are held in the custody of U.S. financial institutions. At times, amounts may exceed federally insured limits. The Company monitors the credit standing of these financial institutions and mitigates risk by depositing funds with major banking institutions.

Intangible Assets

Intangible assets consist of regulatory fees and the purchase price for the broker-dealer license relating to the Broker-Dealer Subsidiary, as well as a website license held by the Company. All the Company’s intangible assets are indefinite life assets and are therefore presented at gross carrying amounts. Intangible assets are tested for impairment annually. There were no impairments for the years ended June 30, 2019 and 2018.

Fair Value of Financial Instruments

Accounting Standard Codification 820, Fair Value Measurements and Disclosures (“ASC 820”) defines fair value as the exit price, or the amount that would be received upon sale of an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. ASC 820 also establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs market participants would use in valuing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors market participants would use in valuing the asset or liability developed based upon the best information available in the circumstances. The hierarchy of these inputs is broken down into three levels: Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities; Level 2 inputs include (1) quoted prices for similar assets or liabilities in active markets, (2) quoted prices for identical or similar assets or liabilities in markets that are not active and (3) inputs (other than quoted prices) that are observable for the asset or liability, either directly or indirectly; and Level 3 inputs are unobservable inputs for the asset or liability. Categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The assets held in connection with the Company’s non-qualified elective deferred compensation plan (the “Deferred Compensation Plan”) and the corresponding liability to the participants are measured at fair value on a recurring basis on the consolidated balance sheet using quoted market prices, as further discussed in Note 5. The assets are treated as trading securities for accounting purposes, with unrealized gains and losses included in earnings. The Company recognized unrealized (loss) gain on its marketable securities in the amount of ($243,147) and $68,199 for the years ended June 30, 2019 and 2018, respectively.

The offsetting liability is adjusted at the end of each accounting period based on the fair value of the plan assets. The assets of the Deferred Compensation Plan are classified in Level 1 of the fair value hierarchy (the Company had no financial instruments classified as Level 2 or Level 3 as of or during the years ended June 30, 2019 and 2018). There were no transfers in or out of Level 1 during the years ended June 30, 2019 or 2018. The following table summarizes the Company’s held for trading assets as of June 30, 2019 and 2018.

The Gladstone Companies, Inc.

Notes to Consolidated Financial Statements

	Level 1 Investments
	June 30, 2019		June 30, 2018
	Cost	Fair Value	Cost	Fair Value
Cash and cash equivalents	$6,066,356	$6,066,356	$3,864,186	$3,864,185
Mutual funds	1,268,796	1,244,057	3,062,000	3,167,023
Equities	1,047,867	1,265,975	950,344	1,197,514

Total	$8,383,019	$8,576,388	$7,876,530	$8,228,722

Fixed Assets

Fixed assets are furniture, fixtures and equipment (including computer hardware), software, and leasehold improvements, and are recorded at cost, less accumulated depreciation and amortization. Depreciation of furniture, fixtures and equipment is computed using the straight-line method over the estimated useful lives of the respective assets (generally two to five years). Amortization of improvements to leased properties is computed using the straight-line method based upon the initial term of the applicable lease or the estimated useful life of the improvements, whichever is shorter, and ranges from two to eight years. Routine expenditures for repairs and maintenance are charged to expense when incurred. Major betterments and improvements are capitalized. Upon retirement or disposition of fixed assets, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the Consolidated Statements of Operations. The Company evaluates fixed assets for impairment whenever events or changes in circumstances indicate that an asset’s carrying value may not be fully recovered. No impairment was recorded for the years ended June 30, 2019 and 2018.

	2019	2018
Furniture, fixtures, and equipment	$953,894	$1,323,823
Software	17,644	114,550
Leasehold improvements	96,141	90,739

Fixed assets, cost	1,067,679	1,529,112
Less: accumulated depreciation and amortization	(813,009)	(1,380,545)

Fixed assets, net book value	$254,670	$148,567

Revenue Recognition

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (ASU) No. 2014-09, “Revenue from Contracts with Customers”. This standard, along with its related amendments, is referred to as “ASC 606” and requires companies to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In March 2016 the FASB also issued ASU 2016-08, Revenue from Contracts with Customers (“Topic 606): Principal Versus Agent Consideration (Reporting Revenue Gross Versus Net) (the “Amendment”) which outlined the FASB’s amendments to its principal-versus-agent guidance. The key provisions of the Amendment are assessing the nature of the entity’s promise to the customer, identifying the specified good or services, and applying the control principle and indicators of control. In addition, entities are required to adopt the Amendment by using the same transaction method they used to adopt ASU 2014-09.

The Company adopted ASC 606 on July 1, 2018 using the modified retrospective approach. In adopting the standard, the Company reviewed its revenue contracts and concluded there were no material changes to the timing or manner of revenue recognition. The following describes the revenue stream, performance obligations and associated timing of revenue recognition:

Investment Advisory and Loan Servicing Fees

Investment advisory fee revenue is earned from services provided by the Adviser Subsidiary to the Existing Gladstone Funds pursuant to the terms of an investment advisory agreement that exists between the Adviser Subsidiary and each of the Existing Gladstone Funds (each, an “Advisory Agreement”). Investment advisory fee revenue is recognized as the advisory services are provided, and any unpaid amounts are classified as accounts receivable, related party. The Company had investment advisory fee receivables of $1,406,830 and $2,446,602 at June 30, 2019 and 2018, respectively. Refer to Note 7 for further details on the terms of the Advisory Agreements.

Certain of Capital’s and Investment’s portfolios of loan investments are held in their respective wholly-owned subsidiaries, Gladstone Business Loan, LLC (“Business Loan”) in the case of Capital, and Gladstone Business Investment, LLC (“Business Investment”) in the case of Investment. Loan servicing fees represent additional amounts earned by the Adviser Subsidiary for acting as the servicer pursuant to the terms of the line of credit agreements between Business Loan and its creditor banks and

The Gladstone Companies, Inc.

Notes to Consolidated Financial Statements

Business Investment and its creditor banks. Since Capital and Investment own these loans indirectly (through their 100% ownership of Business Loan and Business Investment, respectively), all loan-servicing fees earned by the Adviser Subsidiary are credited directly against the investment advisory fees otherwise due and payable to the Adviser Subsidiary by Capital and Investment. Loan servicing fee revenue is recognized when it is earned, and any unpaid amounts are classified as accounts receivable, related party. The Company had loan servicing fee receivables of $761,298 and $632,227 at June 30, 2019 and 2018, respectively.

Incentive Fees

Incentive fees are earned by the Adviser Subsidiary pursuant to a given Advisory Agreement when an Existing Gladstone Fund meets certain income or realized capital gains thresholds. Refer to Note 7 for further details on the terms of the Advisory Agreements.

The Company does not record capital gains-based incentive fee income as earned until such capital gains are contractually due to the Company under the terms of the Advisory Agreements with Commercial, Capital, Investment or Land. To the extent that receipt of capital gains-based incentive fees give rise to an obligation under the Company’s Capital Gain Carried Interest Plan, the Company records compensation expense when this obligation becomes estimable and probable.

Incentive fees are recognized as income when all contingencies, including realization of specified minimum hurdle rates, have been exceeded. Any calculated amounts above the required minimum hurdle rates, as specified in the Advisory Agreements, is allocated by the Existing Gladstone Funds to the Adviser Subsidiary. The incentive fees are not subject to reversal or clawback under the terms of the Advisory Agreements.

Any unpaid amounts are classified as accounts receivable, related party. The Company had income-based incentive fee receivables of $4,479,048 and $3,310,943 at June 30, 2019 and 2018, respectively.

Administration Fees

The Administrator Subsidiary has entered into administrative agreements with each of the Existing Gladstone Funds and its other affiliates (each an “Administrative Agreement”), pursuant to which it furnishes such funds and other companies with accounting, valuation, legal, compliance, and other services. Pursuant to the Administrative Agreements, the Existing Gladstone Funds and the Administrator Subsidiary’s other affiliates collectively pay the costs and expenses of the Administrator Subsidiary to perform the administrative services, which are primarily rent and the salaries, benefits and expenses of the Administrator Subsidiary’s employees, including the chief financial officer and treasurer, chief compliance officer, chief valuation officer, and general counsel and secretary (and the staffs of all of the foregoing) of each of the Existing Gladstone Funds and the Administrator Subsidiary’s other affiliates.

Administration fee revenue is recognized when it is earned, and unpaid amounts are classified as accounts receivable, related party. Refer to Note 7 for details on the administration fees earned. The Company had administration fee receivables of $1,252,659 and $1,358,197 at June 30, 2019 and 2018, respectively.

Investment Banking Fees

Investment banking fees include fees (1) received by the Broker-Dealer Subsidiary for providing investment banking and due diligence services to certain portfolio companies of Capital and Investment, (2) received by the Adviser Subsidiary for providing management or advisory services to certain portfolio companies of Capital and Investment and (3) received by the Adviser Subsidiary for providing mortgage placement services to Commercial and Land. Such fees may be received in advance and, if so, are recorded as deferred revenue in the Consolidated Balance Sheets and are refundable until earned. Due to uncertainty surrounding the collectibility of the certain of these fees, they are recognized when they are collected. To the extent that the Adviser Subsidiary receives any fees directly from a portfolio company of either Capital or Investment for any such services, 100% of such fees are credited against the investment advisory fees otherwise due to the Adviser Subsidiary pursuant to the applicable Advisory Agreement.

Annual Review Fees

Annual review fee income, which is received by the Adviser Subsidiary from certain portfolio companies of Capital and Investment, includes amounts charged for recurring portfolio review and valuation services. Amounts are generally payable to the Adviser Subsidiary quarterly or annually in advance, but due to uncertainty surrounding the collectibility of the fees, they are recognized when they are collected, at which point they are deferred until they have been earned, generally over a period of one year.

The Gladstone Companies, Inc.

Notes to Consolidated Financial Statements

Property Management Fees

Property management fee income received by the Adviser Subsidiary includes amounts charged for recurring property management services provided to and paid by the properties and tenants of Commercial. Generally, amounts are payable annually in arrears and are recognized as they are earned.

Securities Trade Commissions

Securities trade commission income includes dealer manager and broker-dealer commissions received by the Broker-Dealer Subsidiary pursuant to its role in distributing certain shares of preferred stock of its affiliates through the independent broker-dealer network. Fees are generated and earned on a trade-date basis, when the Company’s obligation to its customers is satisfied.

On May 31, 2018, the Broker-Dealer Subsidiary entered into an Amended and Restated Dealer Manager Agreement with Land, whereby the Broker-Dealer Subsidiary serves as Land’s exclusive dealer manager in connection with its offering of up to 6,000,000 shares of its 6.0% Series B Cumulative Redeemable Preferred Stock. The Broker-Dealer Subsidiary will provide certain sales, promotional and marketing services to Land in connection with the offering and Land will pay the Broker-Dealer Subsidiary (1) selling commissions of up to 7.0% of the gross proceeds from sales of the preferred stock and (2) a dealer manager fee of up to 3.0% of the gross proceeds from sales. The Broker-Dealer Subsidiary may reallow the selling commissions to participating broker-dealers in the offering and reduce or eliminate its fees under certain circumstances under the terms of the Amended and Restated Dealer Manager Agreement. Through June 30, 2019 and 2018, 2,643,468 and 20,280 shares, respectively, of the 6,000,000 shares had been sold.

Fee Credits

Fee credits historically consist of non-contractual, unconditional and irrevocable waivers of loan servicing fees, investment advisory fees and incentive fees otherwise due to the Adviser Subsidiary from the Existing Gladstone Funds under the Advisory Agreements. Such credits are either related to: (1) certain investment banking fees received by the Adviser Subsidiary from portfolio companies of Capital and Investment, (2) loan servicing fees received by the Adviser Subsidiary from Business Loan and Business Investment, (3) a portion of the annual review fees received by the Adviser Subsidiary from certain portfolio companies of Capital and Investment, (4) other amounts granted to allow the Existing Gladstone Funds to comply with the requirements of their credit facilities or maintain the desired level of distributions to their shareholders (see Note 7), and (5) a reduction in the investment advisory fees received in connection with syndicated loan investments held by Capital or Investment. Revenues are presented net of any related fee credits; refer to Note 7 for a reconciliation of the elements of investment advisory and incentive fees.

Income Taxes

The Company accounts for income taxes using the asset and liability method per Accounting Standards Codification 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the temporary differences between the financial statement and the tax basis of existing assets and liabilities, measured at prevailing enacted tax rates that are expected to be in effect when these temporary differences are expected to affect taxable income. A valuation allowance will be recognized if, based on the available evidence, it is more likely than not that some or all of the deferred tax asset will not be realized. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carry forward periods and the associated risk that operating loss carry-forwards may expire unused. The Company records interest and penalties to interest expense as incurred.

The Company is also required to determine whether a tax position taken or expected to be taken is more likely than not to be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. For tax positions meeting the more likely than not threshold, the tax amount recognized in the financial statements is reduced by the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement with the relevant taxing authority. The Company recognizes interest related to these positions in interest expense.

Recent Accounting Pronouncements

In January 2016, the FASB issued ASU 2016-01, Financial Instruments—Overall, which makes limited amendments to the guidance in U.S. GAAP on the classification and measurement of financial instruments. The new standard significantly revises an entity’s accounting related to (1) the classification and measurement of investments in equity securities and (2) the presentation of certain fair value changes for financial liabilities measured at fair value. It also amends certain disclosure requirements associated with the fair value of financial instruments. ASU 2016-01 is effective for fiscal years beginning after

The Gladstone Companies, Inc.

Notes to Consolidated Financial Statements

December 15, 2018, including interim periods therein. Early adoption is permitted specifically for the amendments pertaining to the presentation of certain fair value changes for financial liabilities measured at fair value. Early adoption of all other amendments is not permitted. Upon adoption, the Company will be required to make a cumulative-effect adjustment to the Consolidated Balance Sheet as of the beginning of the first reporting period in which the guidance is effective. The Company has completed an evaluation of the effect that ASU 2016-01 will have on its consolidated financial statements and related disclosures and has preliminarily concluded there will be no material changes.

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842): An Amendment of the FASB Accounting Standards Codification” (“ASU 2016-02”). The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee, which classification determines whether lease expense is recognized based on an effective interest method or on a straight-line basis, respectively, over the term of the lease. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months, regardless of the classification. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases. The amendments in ASU 2016-02 are effective for annual reporting periods beginning after December 15, 2018, including interim periods within that reporting period with early adoption permitted. The Company is currently evaluating the impact of adopting this ASU on its financial statements but based on its limited leasing activity and the relatively short duration of its leases has preliminarily concluded that the effect on its balance sheet will not be material.

3.	Notes Receivable and Payable – Related Parties

As of June 30, 2017, the Company had notes receivable from a related party totaling $437,000 and notes payable to its stockholder totaling $535,949. During the fiscal year ended June 30, 2018, the Company received the full principal balance of the notes receivable plus $31,145 in accrued interest. It then repaid its debt to its stockholder, including the full principal balance of the notes payable plus an accrued interest balance of $62,287.

4.	Revolving Credit Facility

The Adviser Subsidiary and TGC INC maintain, as co-borrowers, a credit facility with Wells Fargo Bank, N.A., with an original maturity date of August 31, 2015, and which has been subsequently amended under substantively similar terms to the original agreement. Interest accrues at LIBOR plus 3.0% and is payable monthly. Under the current extension dated January 15, 2019, availability under the line was $1,000,000 through June 30, 2019, $2,000,000 from July 1, 2019 through December 31, 2020, and $1,000,000 from January 1, 2020 through January 15, 2020. TGC INC serves as the guarantor of this credit facility.

The credit facility contains various covenants. Prior to the current extension, the agreement required the Adviser Subsidiary to maintain net income after-taxes of not less than one dollar calculated on a rolling four quarter basis. The Adviser Subsidiary was not in compliance with this covenant for the quarter ended September 30, 2018, for which it obtained a waiver from the bank, but was otherwise in compliance with all covenants for that period and for the fiscal year ended June 30, 2018. Under the current extension, the Adviser Subsidiary was required to maintain net income after-taxes of not less than one dollar for the quarter ended December 31, 2018, and commencing with the quarter ended March 31, 2019, not less than one dollar calculated on a rolling four quarter basis. Under the current extension, the Adviser Subsidiary was in compliance with all covenants of the credit facility for the period from October 1, 2018 through June 30, 2019. No balances were outstanding under the credit facility as of June 30, 2019 or 2018.

5.	Deferred Compensation Plan and Defined Contribution Plan

Effective October 1, 2004, the Board of Directors of the Company adopted the Deferred Compensation Plan (known as the Executive Nonqualified Excess Plan). The Deferred Compensation Plan is a nonqualified plan that permitted participants to defer all or a portion of their base salary and annual bonus. The Deferred Compensation Plan’s assets are fair valued in accordance with ASC 820, and the plan’s liabilities are equal to the assets, as these amounts are payable to the participants.

In October 2018, the Company terminated the Deferred Compensation Plan and ceased permitting participants to make further contributions into the plan.

The value of a participant’s account is determined by the amounts deferred and the performance of investment benchmarks selected by the participant under the Deferred Compensation Plan. Each participant is fully vested in the amounts deferred. Participant deferrals are not directly invested; therefore, participants do not have an ownership interest in any securities.

The Gladstone Companies, Inc.

Notes to Consolidated Financial Statements

However, the Company has made investments intended to mirror the selected benchmarks in order to meet its future obligations under the Deferred Compensation Plan. As a result, the Deferred Compensation Plan’s assets are generally equal to its obligations.

Until January 3, 2020, the Deferred Compensation Plan’s obligations will be payable in a lump sum in cash within sixty days, or as soon as practicable, following the date of a qualifying distribution event, unless the participant chooses to receive annual installments for a maximum period of five years. Qualifying distribution events include death of a participant, disability of a participant, and termination of service or retirement. In-service and educational withdrawals may also be made by participants without penalty provided that they are requested in accordance with plan rules. Hardship withdrawals may be made at any time without penalty with the approval of the Board of Directors of TGC INC.

As of January 3, 2020, all remaining obligations will be valued, the trust will be liquidated, and the obligations will be paid to participants in a subsequent payroll. These payments to participants will give rise to income tax deductions in the Company’s current or future tax returns that are currently recognized as deferred tax assets.

The Deferred Compensation Plan’s obligations are unsecured general obligations of the Company to pay in the future the value of the Deferred Compensation Plan accounts adjusted to reflect the hypothetical gains and losses resulting from the performance of the selected investment benchmarks in accordance with the terms of the plan. The deferred compensation obligations will rank without preference with other outstanding unsecured and unsubordinated indebtedness of the Company and are, therefore, subject to the risks of the Company’s insolvency. The Deferred Compensation Plan obligations will be paid in cash and will be subject to withholding for applicable taxes.

Additionally, the Company sponsors a non-discriminatory defined contribution plan as a fringe benefit to all employees. The assets and associated liabilities of this plan are assets and liabilities of such plan, and not assets and liabilities of the Company. The defined contribution plan allows participants to contribute as much as seventy-five percent of their salaries up to the maximum amount allowed under the Employee Retirement Income Security Act of 1974 (“ERISA”). The defined contribution plan allows the Company to make employer contributions, employer discretionary contributions, and safe harbor contributions. During the fiscal years ended June 30, 2019 and 2018, the Company funded safe harbor contributions for calendar years 2018 and 2017 totaling $406,862 and $382,573, respectively. These amounts equaled three percent of each participants’ salary, limited by the maximum contribution allowable per ERISA.

6.	Income Taxes

The Company’s net income is taxed at regular corporate tax rates for both U.S. Federal and U.S. State purposes.

Recent U.S. federal income tax legislation, commonly referred to as The Tax Cuts and Jobs Act (“TCJA”), was enacted on December 22, 2017. Among other things, the TCJA reduced the U.S. federal corporate tax rate from 35% to 21% effective on January 1, 2018, resulting in a blended rate of 27.55% for the fiscal year ended June 30, 2018. The U.S. federal corporate tax rate for the fiscal year ended June 30, 2019 and future years is 21%.

The Company recognized a provisional amount of $1.1 million of income tax expense for the fiscal year ended June 30, 2018 relating to the revaluation of deferred tax asset balances due to the change in tax rates enacted in the period. The Company’s preliminary analyses and provisional estimates of the financial statement impacts of the TCJA were completed in accordance with guidance issued by the SEC under Staff Accounting Bulletin No. 118, Income Tax Accounting Implications of the Tax Cuts and Jobs Act. The changes included in the TCJA are broad and complex and could materially affect the estimates recorded for the quarter and year to date periods, due to, among other things, changes in legislative interpretations or further guidance issued on the application of certain provisions of the TCJA. The Securities and Exchange Commission has issued rules that would allow for a measurement period of up to one year after the enactment date of the TCJA to finalize the recording of the related tax impacts.

The current and prior period effective tax rates differ from the federal statutory tax rate of 21% due primarily to the TCJA impact on the deferred tax asset and the effect of state taxes.

The Company evaluated the tax positions taken on federal and state tax returns for all open tax years (June 30, 2016—June 30, 2019) and determined that no uncertain tax position liability exists as of June 30, 2019 or 2018.

The Gladstone Companies, Inc.

Notes to Consolidated Financial Statements

Significant components of the Company’s deferred tax assets and liabilities as of June 30, 2019 and 2018 are summarized as follows:

	2019	2018
Deferred Tax Assets
Accrued compensation	$2,401,023	$2,309,217
Other	26,541	27,494

Total deferred tax assets	2,427,564	2,336,711

Deferred Tax Liabilities
Unrealized gain on marketable securities	(27,245)	(88,866)

Total deferred tax liabilities	(27,245)	(88,866)

Net deferred tax assets	$2,400,319	$2,247,845

The Company believes it is more likely than not it will generate sufficient taxable income in future periods to realize the deferred tax assets.

The U.S. Federal and U.S. State income tax provision consists of the following for the fiscal years ended June 30, 2019 and 2018:

	2019	2018
Current
U.S. Federal	$(1,281,020)	$(2,227,457)
U.S. State	(361,094)	(580,181)

Total current	(1,642,114)	(2,807,638)

Deferred
U.S. Federal	119,297	(889,652)
U.S. State	33,176	44,088

Total deferred	152,473	(845,564)

Income tax provision	$(1,489,641)	$(3,653,202)

Income tax expense from operations differs from taxes computed using the U.S. Federal statutory tax rate for the fiscal years ended June 30, 2019 and 2018 as follows:

	2019	2018
Federal tax expense, at statutory rate	$(1,226,886)	$(2,283,586)
State income tax expense, net of federal benefit	(259,095)	(332,896)
Deferred tax impacts of TCJA	—	(1,052,011)
Non-deductible expenses	(12,316)	(1,878)
State rate changes	87	—
Other, net	8,569	17,169

Income tax provision	$(1,489,641)	$(3,653,202)

The Gladstone Companies, Inc.

Notes to Consolidated Financial Statements

7.	Related Party Transactions

The following tables list the investment advisory and loan servicing fees, incentive fees, and irrevocable, unconditional, and non-contractual fee waivers granted by the Adviser Subsidiary to the Existing Gladstone Funds, as further described below:

Revenue – Investment Advisory and Loan Servicing Fees

	Capital	Investment	Commercial	Land	Total
2019
Base management fees	$7,195,097	$12,812,329	$5,058,535	$3,308,478	$28,374,439
Loan servicing fees	5,050,967	6,839,215	—	—	11,890,182
Loan servicing fee credit	(5,050,967)	(6,839,215)	—	—	(11,890,182)
Credit for fees received from portfolio companies and other fee waivers	(1,187,838)	(5,770,917)	—	(1,648,381)	(8,607,136)
Fee reduction on senior syndicated loans	(378,827)	—	—	—	(378,827)

Investment advisory and loan servicing fee revenue	$5,628,432	$7,041,412	$5,058,535	$1,660,097	$19,388,476

	Capital	Investment	Commercial	Land	Total
2018
Base management fees	$6,824,678	$11,390,145	$5,127,420	$2,410,549	$25,752,792
Loan servicing fees	4,891,139	6,453,815	—	—	11,344,954
Loan servicing fee credit	(4,891,139)	(6,453,815)	—	—	(11,344,954)
Credit for fees received from portfolio companies and other fee waivers	(1,245,422)	(4,093,689)	—	(174,014)	(5,513,125)
Fee reduction on senior syndicated loans	(375,450)	—	—	—	(375,450)

Investment advisory and loan servicing fee revenue	$5,203,806	$7,296,456	$5,127,420	$2,236,535	$19,864,217

Revenue – Incentive Fees

	Capital	Investment	Commercial	Land	Total
2019
Incentive fees	$5,549,080	$5,420,850	$3,367,474	$628,098	$14,965,502
Incentive fee waiver	(1,922,745)	—	—	(778,077)	(2,700,822)

Incentive fee revenue	$3,626,335	$5,420,850	$3,367,474	$(149,979)	$12,264,680

	Capital	Investment	Commercial	Land	Total
2018
Incentive fees	$5,382,005	$6,163,931	$2,732,168	$260,879	$14,538,983
Incentive fee waiver	(1,144,250)	—	—	(53,572)	(1,197,822)

Incentive fee revenue	$4,237,755	$6,163,931	$2,732,168	$207,307	$13,341,161

The Gladstone Companies, Inc.

Notes to Consolidated Financial Statements

Credits to Investment Advisory and Loan Servicing Fees and Incentive Fees

	Capital	Investment	Commercial	Land	Total
Credit for fees received from portfolio companies and other fee waivers	$(1,187,838)	$(5,770,917)	$—	$(1,648,381)	$(8,607,136)
Loan servicing fee credit	(5,050,967)	(6,839,215)	—	—	(11,890,182)
Fee reduction on senior syndicated loans	(378,827)	—	—	—	(378,827)
Incentive fee waiver	(1,922,745)	—	—	(778,077)	(2,700,822)

Total credits	$(8,540,377)	$(12,610,132)	$—	$(2,426,458)	$(23,576,967)

	Capital	Investment	Commercial	Land	Total
2018
Credit for fees received from portfolio companies and other fee waivers	$(1,245,422)	$(4,093,689)	$—	$(174,014)	$(5,513,125)
Loan servicing fee credit	(4,891,139)	(6,453,815)	—	—	$(11,344,954)
Fee reduction on senior syndicated loans	(375,450)	—	—	—	$(375,450)
Incentive fee waiver	(1,144,250)	—	—	(53,572)	$(1,197,822)

Total credits	$(7,656,261)	$(10,547,504)	$—	$(227,586)	$(18,431,351)

The Adviser Subsidiary has entered into an Advisory Agreement with each of the Existing Gladstone Funds. Through June 30, 2019, the Advisory Agreement with Land provided for (1) an annual base management fee equal to 2% of the Land’s total adjusted stockholders’ equity and (2) an income-based quarterly incentive fee which will be earned if Land’s pre-incentive fee FFO exceeds on a quarterly basis 1.75% of total adjusted stockholder’s equity. The Adviser Subsidiary is entitled to receive 100% of the amount of the pre-incentive fee FFO that exceeds the hurdle rate but is less than 2.1875% of Land’s pre-incentive fee FFO in any calendar quarter. The Adviser Subsidiary is also entitled to receive an incentive fee equal to 20% of the amount of Land’s pre-incentive fee FFO that exceeds 2.1875% in any calendar quarter. Additionally, the Adviser Subsidiary is entitled to receive an annual capital gains-based incentive fee from Land equal to 15% of certain net capital gains realized by Land. In fiscal year 2019 a capital gains fee was earned from Land, but was fully credited back, resulting in no net revenue. Refer to Note 9 for a description of changes to the Advisory Agreement that occurred subsequent to June 30, 2019.

The Advisory Agreement with Commercial provides for (1) an annual base management fee equal to 1.5% of Commercial’s total adjusted stockholders’ equity and (2) an income-based quarterly incentive fee which will be earned if Commercial’s pre-incentive fee core FFO exceeds 2% of Commercial’s total adjusted stockholder’s equity. In the event that the calculation of the income-based quarterly incentive fee yields an incentive fee for a particular quarter that exceeds by greater than 15% the average quarterly incentive fee paid during the trailing four quarters (averaged over the number of quarters any incentive fee was paid), then such incentive fee will equal 115% of such trailing average quarterly incentive fee. Additionally, the Adviser Subsidiary is entitled to receive an annual capital gains-based incentive fee from Commercial equal to 15% of certain net capital gains realized by Commercial. No capital gains incentive fees were earned from Commercial for the years ended June 30, 2019 and 2018.

The Adviser Subsidiary has also entered into separate Advisory Agreements with each of Capital and Investment (collectively the “BDCs”). The Advisory Agreements provide for an annual base management fee equal to 2%, in the case of Investment, and 1.75%, in the case of Capital, of the respective BDC’s average gross assets, which is defined as total assets less uninvested cash and cash equivalents resulting from borrowings calculated as of the end of the two most recently completed quarters and appropriately adjusted for any share issuances or repurchases during the applicable calendar quarter.

The Adviser Subsidiary also services the loans held by the BDCs. All loan servicing fees paid to the Adviser Subsidiary are treated as reductions directly against the investment advisory fees under the Advisory Agreements. The Adviser Subsidiary’s board of directors voluntarily provide non-contractual, unconditional and irrevocable credits to reduce the loan servicing fee rate on syndicated loan participations to 0.5% for each of the years ended June 30, 2019 and 2018. In addition, the investment advisory fee is credited by 100% of certain management service and other fees received by the Adviser Subsidiary from the BDCs’ portfolio companies and a further variable amount of annual review fees received by the Adviser Subsidiary from certain of the BDCs’ portfolio companies. Overall, the investment advisory fee due to the Adviser Subsidiary cannot exceed 2% of total assets (as reduced by cash and cash equivalents pledged to creditors) during any given fiscal year.

The Gladstone Companies, Inc.

Notes to Consolidated Financial Statements

The Advisory Agreements with the BDCs also include an income based quarterly incentive fee which the Adviser Subsidiary will be entitled to receive if either of the BDCs’ quarterly net investment income (before giving effect to the incentive fee) exceeds 1.75% of net assets up to a threshold of 2.1875% of net assets and 20% of the net investment income in excess of such 2.1875% threshold.

The Advisory Agreements also provide for an annual capital gains based incentive fee, in which the Adviser Subsidiary will be entitled to receive an annual fee equal to 20% of certain of the BDCs’ realized capital gains, net of realized capital losses and unrealized capital depreciation at the end of the applicable year. No capital gains incentive fees were earned from the BDCs for the years ended June 30, 2019 and 2018.

Many of Capital’s loan investments are held directly by its wholly-owned subsidiary, Business Loan. Likewise, many of Investment’s loan investments are held directly by its wholly-owned subsidiary, Business Investment. Business Loan and Business Investment pay the Adviser Subsidiary a loan servicing fee of 1.5% and 2.0%, respectively, per annum, on a monthly basis, on the fair value of the loans directly held thereby. Loan servicing fees represent amounts earned by the Adviser Subsidiary for acting as the servicer pursuant to the terms of the line of credit agreements between Business Loan and its creditor banks and Business Investment and its creditor banks. Since Capital and Investment own these loans (through their 100% ownership of Business Loan and Business Investment, respectively), all loan-servicing fees earned by the Adviser Subsidiary are credited directly against the investment advisory fees otherwise due and payable to the Adviser Subsidiary by Capital and Investment. Loan servicing fee revenue is recognized when earned and unpaid amounts are classified as accounts receivable, related party.

The table below lists the servicing fees earned by the Adviser Subsidiary for servicing Capital’s (thus, Business Loan’s) and Investment’s (thus, Business Investment’s) loan portfolios for the fiscal years ended June 30, 2019 and 2018:

	2019	2018
Portfolio:
Business Loan (Capital)	$5,050,967	$4,891,139
Business Investment (Investment)	6,839,215	6,453,815

Total loan servicing fees	$11,890,182	$11,344,954

The Gladstone Companies, Inc.

Notes to Consolidated Financial Statements

The following table lists the administration fees earned from the Existing Gladstone Funds and three of its unconsolidated affiliates (David and Lorna Gladstone Foundation, Gladstone International Corporation and Gladstone Land Advisers, Inc.) for the fiscal years ended June 30, 2019 and 2018, respectively:

	2019	2018
Administration Agreement with:
Capital	$1,275,928	$1,209,371
Commercial	1,633,054	1,393,485
Investment	1,333,870	1,107,613
Land	1,234,962	1,089,457
Gladstone Foundation	24,498	—
Gladstone International	13,885	—
Gladstone Land Advisers	—	10,226

Total administration fees	$5,516,197	$4,810,152

8.	Calculation of Net Income per Share

The following table sets forth the computation of basic and diluted net income per share of common shares for the fiscal years ended June 30, 2019 and 2018 using the weighted average number of shares outstanding during the periods in accordance with ASC 260-10.

	2019	2018
Net income attributable to common shareholders	$4,352,675	$4,622,832

Denominator for average shares of common shares outstanding—basic and diluted	100	100

Net income per share attributable to common shares—basic and diluted	$43,526.75	$46,228.32

9.	Commitments and Contingencies

The Adviser Subsidiary rents office space in multiple locations throughout the United States and has entered into operating leases for its office spaces. These rental lease agreements are generally subject to escalation provisions on base rental payments, as well as certain costs incurred by the property owners. On April 15, 2005, the Adviser Subsidiary entered into an operating lease agreement to lease the office space in McLean, Virginia. The most recent amendment, dated January 18, 2019, extended the lease expiration date to April 30, 2025. This lease is cancellable by the Adviser Subsidiary upon providing the property owner with three months’ written notice.

The Gladstone Companies, Inc.

Notes to Consolidated Financial Statements

The following table summarizes the contractual payments due under cancellable operating leases by fiscal year:

Fiscal Year Ended June 30,	Amount
2020	$726,066
2021	741,186
2022	762,511
2023	780,338
2024	803,860
2025	686,587

Total contractual repayments	$4,500,548

10.	Subsequent Events

The Company evaluated all events that have occurred subsequent to June 30, 2019 through September 23, 2019, the date these financial statements were available for issuance.

Effective July 1, 2019, the Adviser Subsidiary amended its Advisory Agreement with Land to (1) make the annual base management fee equal to 2% of Land’s “Total Adjusted Common Equity”, as defined, rather than 2% of total stockholder’s equity; (2) base the 1.75% income-based quarterly incentive fee on “Total Adjusted Common Equity”, as defined, rather than on total stockholder’s equity; and (3) express the Pre-Incentive Fee FFO as a rate of return on “Total Adjusted Common Equity”, as defined, rather than on total stockholder’s equity.

Other than this amendment, there were no subsequent events requiring disclosure.

Events Subsequent to Original Issuance of Financial Statements (Unaudited)

In connection with the reissuance of the financial statements, the Company has evaluated subsequent events through June 1, 2020, the date the financial statements were available to be reissued.

Effective January 1, 2020, the Adviser Subsidiary further amended its Advisory Agreement with Land to make the annual base management fee equal to 0.50% (0.125% per quarter) of the prior calendar quarter’s “Gross Tangible Real Estate” as defined in the agreement.

Effective January 15, 2020, the Revolving Credit Facility described in Note 4 was amended and restated to adjust the availability under the line to $2 million through January 15, 2021.

Effective April 1, 2020, the Adviser Subsidiary amended its Advisory Agreement with Capital such that for the period from April 1, 2020 through March 31, 2021, the income-based incentive fee will be based on all of the pre-incentive fee net investment income generated quarterly in excess of a hurdle rate of 2.00% of net assets up to a threshold of 2.4375% of net assets (8% to 9.75% annualized) and 20% of the pre-incentive fee net investment income in excess of such 2.4375% threshold (9.75% annualized). Beginning April 1, 2021, the basis for the income-based incentive fee will revert back to being based on all of the pre-incentive fee net investment income generated quarterly in excess of a hurdle rate of 1.75% of net assets up to a threshold of 2.1875% of net assets (7% to 8.75% annualized) and 20% of the pre-incentive fee net investment income in excess of such 2.1875% threshold (8.75% annualized).

Subsequent to December 31, 2019, the pandemic caused by the spread of COVID-19 has impacted most countries, communities, and markets. The extent to which the COVID-19 pandemic may impact our business, financial condition, liquidity, results of operations, or prospects will depend on numerous evolving factors that are out of our control and that we are not able to predict at this time.

The Gladstone Companies, Inc.

Consolidated Balance Sheets

As of December 31, 2019 (unaudited) and June 30, 2019

	December 31,	June 30,
	2019	2019
Assets
Current assets
Cash	$25,414,822	$33,511,153
Accounts receivable, related parties	19,014,643	9,658,670
Prepaid expenses	607,187	504,818
Marketable securities held for trading, at fair value	8,712,784	8,576,388

Total current assets	53,749,436	52,251,029

Fixed assets less accumulated depreciation of $878,257 and $813,009, respectively	329,471	254,670
Intangible assets	152,266	152,266
Deferred tax asset, net	2,400,319	2,400,319
Security deposit	66,663	62,369

Total assets	$56,698,155	$55,120,653

Liabilities and Owner’s Equity
Current liabilities
Accounts payable and accrued expenses	$2,674,464	$2,075,361
Accrued payroll	19,635,011	22,517,282
Income taxes payable	626,412	—
Deferred revenue	403,958	580,208
Deferred compensation plan	8,851,527	8,576,388
Total current liabilities	32,191,372	33,749,239

Deferred liabilities	62,352	62,352

Total liabilities	32,253,724	33,811,591
Commitments and contingencies (Refer to Note 8)
Owner’s equity
Common stock, $0.01 par value, 3,000 authorized shares, 100 issued and outstanding as of December 31, 2019 and June 30, 2019	1	1
Additional paid-in capital	5,049	5,049
Retained earnings	24,439,381	21,304,012

Total owner’s equity	24,444,431	21,309,062
Total liabilities and owner’s equity	$56,698,155	$55,120,653

The accompanying notes are an integral part of these consolidated financial statements.

The Gladstone Companies, Inc.

Consolidated Statements of Operations

For the Six Months Ended December 31, 2019 and 2018 (unaudited)

	2019	2018
Revenues (Related Party)
Investment advisory and loan servicing fees (Refer to Notes 1 and 7)	$11,797,022	$9,382,824
Incentive fees (Refer to Notes 1 and 7)	14,801,454	4,882,377
Administration fees	3,074,020	2,824,983
Investment banking fees	2,893,475	5,475,892
Annual review fees	262,989	308,668
Property management fees	159,977	184,769
Securities trade commissions	4,332,780	2,273,592
Other income	265,539	11,341

Total revenues	37,587,256	25,344,446

Operating expenses
Salaries and employee benefits	27,542,938	18,139,771
Rent	406,604	322,162
Depreciation	65,248	53,323
Telecommunications	237,787	258,624
Office expenses	159,877	250,896
Professional services	334,453	283,376
Securities trade costs	4,200,284	2,302,135
Interest expense	—	193
Other operating expenses	564,891	575,970

Total expenses	33,512,082	22,186,450

Income from operations	4,075,174	3,157,996
Dividends from marketable securities	91,963	114,362
Realized gain on marketable securities	225,807	225,598
Unrealized loss on marketable securities	(178,738)	(780,238)

Net income before income taxes	4,214,206	2,717,718
Income tax provision	(1,078,837)	(689,375)

Net income	$3,135,369	$2,028,343

Net income per share attributable to common stock—basic and diluted	$31,353.69	$20,283.43

Weighted average shares of common stock outstanding—basic and diluted	100	100

The accompanying notes are an integral part of these consolidated financial statements.

The Gladstone Companies, Inc.

Consolidated Statements of Changes in Owner’s Equity

For the Six Months Ended December 31, 2019 and 2018 (unaudited)

	Common Stock
	Number of Shares	$0.01 Par Value	Additional Paid- in Capital	Earnings Retained	Total Owner’s Equity
Balance, June 30, 2018	100	1	$5,049	$16,951,337	$16,956,387

Net income (unaudited)	—	—	—	2,028,343	2,028,343

Balance, December 31, 2018 (unaudited)	100	1	$5,049	$18,979,680	$18,984,730

Net income (unaudited)	—	—	—	2,324,332	2,324,332

Balance, June 30, 2019	100	1	$5,049	$21,304,012	$21,309,062

Net income (unaudited)	—	—	—	3,135,369	3,135,369

Balance, December 31, 2019 (unaudited)	100	1	$5,049	$24,439,381	$24,444,431

The accompanying notes are an integral part of these consolidated financial statements.

The Gladstone Companies, Inc.

Consolidated Statements of Cash Flows

For the Six Months Ended December 31, 2019 and 2018 (unaudited)

	2019	2018
Cash flows from operating activities
Net income	$3,135,369	$2,028,343
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	65,248	53,323
Unrealized loss on marketable securities	178,738	780,238
Change in assets and liabilities:
(Increase) decrease in accounts receivable, related parties	(9,355,973)	1,745,130
(Increase) in prepaid expenses	(102,369)	(12,705)
(Increase) in security deposits	(4,294)	—
Increase in accounts payable and accrued expenses	599,103	114,286
(Decrease) in accrued payroll	(2,882,271)	(8,789,249)
Increase (decrease) in income taxes payable	626,412	(1,933,301)
(Decrease) in deferred revenue	(176,250)	(227,395)
Increase (decrease) in deferred compensation	275,139	(342,686)

Net cash used in operating activities	(7,641,148)	(6,584,016)

Cash flows from investing activities
Investments in marketable securities	(315,134)	(437,552)
Purchases of furniture, fixtures, and equipment	(140,049)	(48,219)

Net cash used in investing activities	(455,183)	(485,771)

Net (decrease) in cash	(8,096,331)	(7,069,787)
Cash and cash equivalents, beginning of period	33,511,153	28,778,588

Cash and cash equivalents, end of period	$25,414,822	$21,708,801

Supplemental disclosure of cash flow information
Interest paid	$—	$193
Income taxes paid	$403,407	$2,740,825

The accompanying notes are an integral part of these consolidated financial statements.

The Gladstone Companies, Inc.

Notes to Consolidated Financial Statements

1.	Organization and Nature of Business

Description of the Company

The Gladstone Companies, Inc. (“TGC INC”) was incorporated on January 1, 2010. TGC INC is a wholly-owned subsidiary of The Gladstone Companies, Ltd. (formerly Gladstone Holding Corporation) (“TGC LTD”). TGC INC primarily does business through its indirect, wholly-owned subsidiaries, but owns certain investments directly. TGC INC and its subsidiaries are hereafter collectively referred to as the “Company.”

The following chart summarizes the Company’s organizational structure as of December 31, 2019 and June 30, 2019. The Company’s headquarters are in McLean, Virginia (a suburb of Washington, D.C.).

(1)	Name changed from Gladstone Holding Corporation effective September 14, 2018

Nature of Business

The Company is a leading alternative asset manager and provider of other administrative and financial services. It currently primarily provides these services to four unconsolidated public investment funds (the “Existing Gladstone Funds”), which specialize in investments across four distinct areas:

(1)

Gladstone Investment Corporation (“Investment”), a publicly traded business development company (“BDC”) operating as a private equity fund, primarily financing and investing in lower middle market companies (Nasdaq: GAIN);

(2)	Gladstone Capital Corporation (“Capital”), a publicly traded BDC operating as a private debt fund, primarily lending to lower middle market companies (Nasdaq: GLAD);

(3)

Gladstone Commercial Corporation (“Commercial”), a publicly traded real estate fund operated as a REIT, primarily acquiring, owning and managing office and industrial properties leased to public and private companies (Nasdaq: GOOD); and,

(4)	Gladstone Land Corporation (“Land”), a publicly traded real estate fund operated as a REIT, primarily acquiring, owning and leasing farms and farm or natural resource-related property (Nasdaq: LAND).

The Company primarily generates its revenue from fees earned pursuant to advisory, administrative, broker-dealer and other agreements its subsidiaries have with the Existing Gladstone Funds and to other affiliated entities. These fees are generated through:

•	Gladstone Management Corporation, an investment adviser registered with the SEC (the “Adviser Subsidiary”).

•

Gladstone Securities, LLC, a broker-dealer registered with the Financial Industry Regulatory Authority (FINRA) and insured by the Securities Investor Protection Corporation (SIPC) (the “Broker-Dealer Subsidiary”), which provides distribution, investment banking, due diligence, dealer manager, mortgage placement, and other financial services.

•

Gladstone Administration, LLC (the “Administrator Subsidiary”), which primarily provides administrative services to the Existing Gladstone Funds, including accounting, valuation, legal, compliance, and other services.

The Gladstone Companies, Inc.

Notes to Consolidated Financial Statements

The Company consolidates two additional subsidiaries which had no active business activities, Gladstone Participation Fund, LLC (“Participation”) and Gladstone Lending Corporation (“Lending”).

2.	Summary of Significant Accounting Policies

Basis of Accounting

The Company’s consolidated financial statements are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All adjustments of a normal recurring nature considered necessary for the fair statement of the consolidated financial statements have been made. The consolidated financial statements do not include all disclosures normally made in annual financial statements. These consolidated financial statements should be read in conjunction with the audited consolidated financial statements for the fiscal year ended June 30, 2019.

Principles of Consolidation

The Company’s consolidated financial statements include the accounts of TGC INC and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could materially differ from those estimates.

Fair Value of Financial Instruments

The assets held in connection with the Company’s non-qualified elective deferred compensation plan (the “Deferred Compensation Plan”) and the corresponding liability to the participants are measured at fair value on a recurring basis on the consolidated balance sheet using quoted market prices, as further discussed in Note 5. The assets are treated as trading securities for accounting purposes, with unrealized gains and losses included in earnings. The Company recognized unrealized loss on its marketable securities in the amount of $(178,738) and $(780,238) for the six months ended December 31, 2019 and 2018, respectively.

The offsetting liability is adjusted at the end of each accounting period based on the fair value of the plan assets. The assets of the Deferred Compensation Plan are classified in Level 1 of the fair value hierarchy (the Company had no financial instruments classified as Level 2 or Level 3 as of or during the six months ended December 31, 2019 and 2018). There were no transfers in or out of Level 1 during the six months ended December 31, 2019 or 2018. The following table summarizes the Company’s held for trading assets as of December 31, 2019 and June 30, 2019.

The Gladstone Companies, Inc.

Notes to Consolidated Financial Statements

		Level 1 Investments
	December 31, 2019		June 30, 2019
	Cost	Fair Value	Cost	Fair Value
Cash and cash equivalents	$8,559,460	$8,559,460	$6,066,356	$6,066,356
Mutual funds	153,413	153,324	1,268,796	1,244,057
Equities	—	—	1,047,867	1,265,975

Total	$8,712,873	$8,712,784	$8,383,019	$8,576,388

Fixed Assets

The following table summarizes the Company’s fixed assets as of December 31, 2019 and June 30, 2019. No impairment was recorded during the six months ended December 31, 2019 or 2018 or the year ended June 30, 2019.

	December 31, 2019	June 30, 2019
Furniture, fixtures, and equipment	$1,051,821	$953,894
Software	41,873	17,644
Leasehold improvements	114,034	96,141
Fixed assets, cost	1,207,728	1,067,679
Less: accumulated depreciation and amortization	(878,257)	(813,009)

Fixed assets, net book value	$329,471	$254,670

Revenue Recognition

Investment Advisory and Loan Servicing Fees

Investment advisory fee revenue is earned from services provided by the Adviser Subsidiary to the Existing Gladstone Funds pursuant to the terms of an investment advisory agreement that exists between the Adviser Subsidiary and each of the Existing Gladstone Funds (each, an “Advisory Agreement”). Investment advisory fee revenue is recognized as the advisory services are provided, and any unpaid amounts are classified as accounts receivable, related party. The Company had investment advisory fee receivables of $2,541,612 and $1,406,830 at December 31, 2019 and June 30, 2019, respectively. Refer to Note 7 for further details on the terms of the Advisory Agreements.

Certain of Capital’s and Investment’s portfolios of loan investments are held in their respective wholly-owned subsidiaries, Gladstone Business Loan, LLC (“Business Loan”) in the case of Capital, and Gladstone Business Investment, LLC (“Business Investment”) in the case of Investment. Loan servicing fees represent additional amounts earned by the Adviser Subsidiary for acting as the servicer pursuant to the terms of the line of credit agreements between Business Loan and its creditor banks and

The Gladstone Companies, Inc.

Notes to Consolidated Financial Statements

Business Investment and its creditor banks. Since Capital and Investment own these loans indirectly (through their 100% ownership of Business Loan and Business Investment, respectively), all loan-servicing fees earned by the Adviser Subsidiary are credited directly against the investment advisory fees otherwise due and payable to the Adviser Subsidiary by Capital and Investment. Loan servicing fee revenue is recognized when it is earned, and any unpaid amounts are classified as accounts receivable, related party. The Company had loan servicing fee receivables of $763,729 and $761,298 at December 31, 2019 and June 30, 2019, respectively.

Incentive Fees

Incentive fees are earned by the Adviser Subsidiary pursuant to a given Advisory Agreement when an Existing Gladstone Fund meets certain income or realized capital gains thresholds. Refer to Note 7 for further details on the terms of the Advisory Agreements.

The Company does not record capital gains-based incentive fee income as earned until such capital gains are contractually due to the Company under the terms of the Advisory Agreements with Commercial, Capital, Investment or Land. To the extent that receipt of capital gains-based incentive fees give rise to an obligation under the Company’s Capital Gain Carried Interest Plan, the Company records compensation expense when this obligation becomes estimable and probable.

Incentive fees are recognized as income when all contingencies, including realization of specified minimum hurdle rates, have been exceeded. Any calculated amounts above the required minimum hurdle rates, as specified in the Advisory Agreements, is allocated by the Existing Gladstone Funds to the Adviser Subsidiary. The incentive fees are not subject to reversal or clawback under the terms of the Advisory Agreements.

Any unpaid amounts are classified as accounts receivable, related party. The Company had income-based incentive fee receivables of $12,008,911 and $4,479,048 at December 31, 2019 and June 30, 2019, respectively.

Administration Fees

The Administrator Subsidiary has entered into administrative agreements with each of the Existing Gladstone Funds and its other affiliates (each an “Administrative Agreement”), pursuant to which it furnishes such funds and other companies with accounting, valuation, legal, compliance, and other services. Pursuant to the Administrative Agreements, the Existing Gladstone Funds and the Administrator Subsidiary’s other affiliates collectively pay the costs and expenses of the Administrator Subsidiary to perform the administrative services, which are primarily rent and the salaries, benefits and expenses of the Administrator Subsidiary’s employees, including the chief financial officer and treasurer, chief compliance officer, chief valuation officer, and general counsel and secretary (and the staffs of all of the foregoing) of each of the Existing Gladstone Funds and the Administrator Subsidiary’s other affiliates.

Administration fee revenue is recognized when it is earned, and unpaid amounts are classified as accounts receivable, related party. Refer to Note 7 for details on the administration fees earned. The Company had administration fee receivables of $1,931,380 and $1,252,659 at December 31, 2019 and June 30, 2019, respectively.

Investment Banking Fees

Investment banking fees include fees (1) received by the Broker-Dealer Subsidiary for providing investment banking and due diligence services to certain portfolio companies of Capital and Investment, (2) received by the Adviser Subsidiary for providing management or advisory services to certain portfolio companies of Capital and Investment and (3) received by the Adviser Subsidiary for providing mortgage placement services to Commercial and Land. Such fees may be received in advance and, if so, are recorded as deferred revenue in the Consolidated Balance Sheets and are refundable until earned. Due to uncertainty surrounding the collectibility of the certain of these fees, they are recognized when they are collected. To the extent that the Adviser Subsidiary receives any fees directly from a portfolio company of either Capital or Investment for any such services, 100% of such fees are credited against the investment advisory fees otherwise due to the Adviser Subsidiary pursuant to the applicable Advisory Agreement.

Annual Review Fees

Annual review fee income, which is received by the Adviser Subsidiary from certain portfolio companies of Capital and Investment, includes amounts charged for recurring portfolio review and valuation services. Amounts are generally payable to the Adviser Subsidiary quarterly or annually in advance, but due to uncertainty surrounding the collectibility of the fees, they are recognized when they are collected, at which point they are deferred until they have been earned, generally over a period of one year.

The Gladstone Companies, Inc.

Notes to Consolidated Financial Statements

Property Management Fees

Property management fee income received by the Adviser Subsidiary includes amounts charged for recurring property management services provided to and paid by the properties and tenants of Commercial. Generally, amounts are payable annually in arrears and are recognized as they are earned.

Securities Trade Commissions

Securities trade commission income includes dealer manager and broker-dealer commissions received by the Broker-Dealer Subsidiary pursuant to its role in distributing certain shares of preferred stock of its affiliates through the independent broker-dealer network. Fees are generated and earned on a trade-date basis, when the Company’s obligation to its customers is satisfied.

On May 31, 2018, the Broker-Dealer Subsidiary entered into an Amended and Restated Dealer Manager Agreement with Land, whereby the Broker-Dealer Subsidiary serves as Land’s exclusive dealer manager in connection with its offering of up to 6,000,000 shares of its 6.0% Series B Cumulative Redeemable Preferred Stock. The Broker-Dealer Subsidiary will provide certain sales, promotional and marketing services to Land in connection with the offering and Land will pay the Broker-Dealer Subsidiary (1) selling commissions of up to 7.0% of the gross proceeds from sales of the preferred stock and (2) a dealer manager fee of up to 3.0% of the gross proceeds from sales. The Broker-Dealer Subsidiary may reallow the selling commissions to participating broker-dealers in the offering and reduce or eliminate its fees under certain circumstances under the terms of the Amended and Restated Dealer Manager Agreement. Through December 31, 2019 and June 30, 2019, 4,755,869 and 2,643,468 shares, respectively, of the 6,000,000 shares had been sold.

Fee Credits

Fee credits historically consist of non-contractual, unconditional and irrevocable waivers of loan servicing fees, investment advisory fees and incentive fees otherwise due to the Adviser Subsidiary from the Existing Gladstone Funds under the Advisory Agreements. Such credits are either related to: (1) certain investment banking fees received by the Adviser Subsidiary from portfolio companies of Capital and Investment, (2) loan servicing fees received by the Adviser Subsidiary from Business Loan and Business Investment, (3) a portion of the annual review fees received by the Adviser Subsidiary from certain portfolio companies of Capital and Investment, (4) other amounts granted to allow the Existing Gladstone Funds to comply with the requirements of their credit facilities or maintain the desired level of distributions to their shareholders (see Note 7), and (5) a reduction in the investment advisory fees received in connection with syndicated loan investments held by Capital or Investment. Revenues are presented net of any related fee credits; refer to Note 7 for a reconciliation of the elements of investment advisory and incentive fees.

Recent Accounting Pronouncements

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update 2016-13, “Financial Instruments - Credit Losses (Topic 326)” (“ASU 2016-13”). The new standard requires more timely recognition of credit losses on loans and other financial instruments that are not accounted for at fair market value through net income. The standard also requires the financial assets measured at amortized cost be presented at the net amounts anticipated to the collected, through an allowance for credit losses that is deducted from the amortized cost basis. We will be required to measure all expected credit losses based on historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the financial assets. We are required to adopt ASU 2016-13 beginning with the fiscal year ending June 30, 2021; its adoption is not expected to have a material impact on our consolidated financial statements.

In March 2020, the FASB issued Accounting Standards Update 2020-04, “Reference Rate Reform (Topic 848)” (“ASU 2020-04”). The main provisions of this update provide optional expedients and exceptions for contracts, hedging relationships, and other transactions that reference the London Inter-bank Offered Rate (“LIBOR”) or another reference rate expected to be discontinued because of reference rate reform. ASU 2020-04 is effective for all entities as of March 12, 2020. We are required to adopt ASU 2020-04 beginning with the fiscal year ending June 30, 2020; its adoption is not expected to have a material impact on our consolidated financial statements.

3.	Revolving Credit Facility

The Adviser Subsidiary and TGC INC maintain, as co-borrowers, a credit facility with Wells Fargo Bank, N.A., with a maturity date of January 15, 2021. Interest accrues at LIBOR plus 3.0% and is payable monthly. Under the credit facility availability under the line is $2,000,000. TGC INC serves as the guarantor of this credit facility.

The credit facility contains various covenants. The Adviser Subsidiary is required to maintain net income after-taxes of not less than one dollar calculated on a rolling four quarter basis. The Adviser Subsidiary was in compliance with all covenants of the credit facility for the period from October 1, 2018 through December 31, 2019. No balances were outstanding under the credit facility as of December 31, 2019 or June 30, 2019.

4.	Deferred Compensation Plan and Defined Contribution Plan

Effective October 1, 2004, the Board of Directors of the Company adopted the Deferred Compensation Plan (known as the Executive Nonqualified Excess Plan). The Deferred Compensation Plan is a nonqualified plan that permitted participants to defer all or a portion of their base salary and annual bonus. The Deferred Compensation Plan’s assets are fair valued in accordance with ASC 820.

In October 2018, the Company terminated the Deferred Compensation Plan and ceased permitting participants to make further contributions into the plan.

The value of a participant’s account is determined by the amounts deferred and the performance of investment benchmarks selected by the participant under the Deferred Compensation Plan. Each participant is fully vested in the amounts deferred. Participant deferrals are not directly invested; therefore, participants do not have an ownership interest in any securities.

The Gladstone Companies, Inc.

Notes to Consolidated Financial Statements

However, the Company has made investments intended to mirror the selected benchmarks in order to meet its future obligations under the Deferred Compensation Plan. As a result, the Deferred Compensation Plan’s assets are generally close in amount to its obligations.

As of January 3, 2020, all remaining obligations were valued, the trust was liquidated, and the obligations were paid to participants in a subsequent payroll. These payments to participants will gave rise to income tax deductions in the Company’s current or future tax returns that were recognized as of December 31, 2019 and June 30, 2019 as deferred tax assets.

Additionally, the Company sponsors a non-discriminatory defined contribution plan as a fringe benefit to all employees. The assets and associated liabilities of this plan are assets and liabilities of such plan, and not assets and liabilities of the Company. The defined contribution plan allows participants to contribute as much as seventy-five percent of their salaries up to the maximum amount allowed under the Employee Retirement Income Security Act of 1974 (“ERISA”). The defined contribution plan allows the Company to make employer contributions, employer discretionary contributions, and safe harbor contributions. As of December 31, 2019 and June 30, 2019, the Company had accrued safe harbor contributions totaling $425,000 and $212,500, respectively. These amounts equaled a prorated expected annual contribution of three percent of each participants’ salary, limited by the maximum contribution allowable per ERISA.

5.	Income Taxes

The Company’s net income is taxed at regular corporate tax rates for both U.S. Federal and U.S. State purposes.

The U.S. federal corporate tax rate for the six months ended December 31, 2019 and 2018 and for future years was 21%.

The current and prior period effective tax rates differ from the federal statutory tax rate of 21% due primarily to the effect of state taxes.

The Company evaluated the tax positions taken on Federal and state tax returns for all open tax years (June 30, 2016—June 30, 2019) and determined that no uncertain tax position liability exists as of December 31, 2019 or June 30, 2019.

The Gladstone Companies, Inc.

Notes to Consolidated Financial Statements

The Gladstone Companies, Inc.

Notes to Consolidated Financial Statements

6.	Related Party Transactions

The following tables list the investment advisory and loan servicing fees, incentive fees, and irrevocable, unconditional, and non-contractual fee waivers granted by the Adviser Subsidiary to the Existing Gladstone Funds (as further described below) for the six months ended December 31, 2019 and 2018. Refer to the Notes to the Audited Financial Statements for discussion of the basis for fees and credits.

Revenue – Investment Advisory and Loan Servicing Fees

2019	GLAD	GAIN	GOOD	LAND	Total
Base management fees	$3,659,399	$6,114,240	$2,614,101	$1,743,660	$14,131,400
Loan servicing fees	2,712,978	3,387,129	—	—	6,100,107
Loan servicing fee credit	(2,712,978)	(3,387,129)	—	—	(6,100,107)
Credit for fees received from portfolio companies and other fee waivers	(656,128)	(1,424,508)	—	—	(2,080,636)
Fee reduction on senior syndicated loans	(253,742)	—	—	—	(253,742)

Investment advisory and loan servicing fee revenue	$2,749,529	$4,689,732	$2,614,101	$1,743,660	$11,797,022

2018	GLAD	GAIN	GOOD	LAND	Total
Base management fees	$3,601,126	$6,502,413	$2,498,309	$1,429,368	$14,031,216
Loan servicing fees	2,550,499	3,404,018	—	—	5,954,517
Loan servicing fee credit	(2,550,499)	(3,404,018)	—	—	(5,954,517)
Credit for fees received from portfolio companies and other fee waivers	(562,678)	(3,852,469)	—	(62,187)	(4,474,334)
Fee reduction on senior syndicated loans	(171,058)	—	—	—	(171,058)

Investment advisory and loan servicing fee revenue	$2,867,390	$2,649,944	$2,498,309	$1,367,181	$9,382,824

Revenue – Incentive Fees

2019	GLAD	GAIN	GOOD	LAND	Total
Income-based incentive fees	$2,883,607	$2,257,421	$1,932,967	$846,573	$7,920,568
Capital gains-based incentive fees	—	8,127,214	—	—	8,127,214
Incentive fee waiver	(1,246,328)	—	—	—	(1,246,328)

Incentive fee revenue	$1,637,279	$10,384,635	$1,932,967	$846,573	$14,801,454

2018	GLAD	GAIN	GOOD	LAND	Total
Income-based incentive fees	$2,652,326	$2,032,000	$1,612,709	$—	$6,270,035
Capital gains-based incentive fees	—	—	—	778,077	778,077
Incentive fee waiver	(1,387,658)	—	—	(778,077)	$(2,165,735)

Incentive fee revenue	$1,237,668	$2,032,000	$1,612,709	$0	$4,882,377

The Gladstone Companies, Inc.

Notes to Consolidated Financial Statements

Credits to Investment Advisory and Loan Servicing Fees and Incentive Fees

2019	GLAD	GAIN	GOOD	LAND	Total
Credit for fees received from portfolio companies and other fee waivers	$(656,128)	$(1,424,508)	$—	$—	$(2,080,636)
Loan servicing fee credit	(2,712,978)	(3,387,129)	—	—	(6,100,107)
Fee reduction on senior syndicated loans	(253,742)	—	—	—	(253,742)
Incentive fee waiver	(1,246,328)	—	—	—	(1,246,328)

Total credits	$(4,869,176)	$(4,811,637)	$0	$0	$(9,680,813)

2018	GLAD	GAIN	GOOD	LAND	Total
Credit for fees received from portfolio companies and other fee waivers	$(562,678)	$(3,852,469)	—	$(62,187)	$(4,474,334)
Loan servicing fee credit	(2,550,499)	(3,404,018)	—	—	(5,954,517)
Fee reduction on senior syndicated loans	(171,058)	—	—	—	(171,058)
Incentive fee waiver	$(1,387,658)	—	—	(778,077)	(2,165,735)

Total credits	$(4,671,893)	$(7,256,487)	$0	$(840,264)	$(12,768,644)

The Gladstone Companies, Inc.

Notes to Consolidated Financial Statements

The table below lists the servicing fees earned by the Adviser Subsidiary for servicing Capital’s (thus, Business Loan’s) and Investment’s (thus, Business Investment’s) loan portfolios for the six months ended December 31, 2019 and 2018:

	2019	2018
Portfolio:
Business Loan (Capital)	$2,712,978	$2,550,499
Business Investment (Investment)	3,387,129	3,404,018

Total loan servicing fees	$6,100,107	$5,954,517

The Gladstone Companies, Inc.

Notes to Consolidated Financial Statements

The following table lists the administration fees earned from the Existing Gladstone Funds and three of its unconsolidated affiliates (David and Lorna Gladstone Foundation, Gladstone International Corporation and Gladstone Land Advisers, Inc.) for the six months ended December 31, 2019 and 2018, respectively:

	2019	2018
Administration Agreement with:
Capital	$737,251	$661,351
Commercial	879,889	822,894
Investment	789,474	676,136
Land	651,668	649,423
David and Lorna Gladstone Foundation	7,352	9,876
Gladstone International Corporation	4,322	5,303
The Gladstone Companies, Ltd.	4,064	—

Total administration fees	$3,074,020	$2,824,983

7.	Calculation of Net Income per Share

The following table sets forth the computation of basic and diluted net income per share of common shares for the six months ended December 31, 2019 and 2018 using the weighted average number of shares outstanding during the periods in accordance with ASC 260-10.

	2019	2018
Net income attributable to common shareholders	$3,135,369	$2,028,343

Denominator for average shares of common shares outstanding—basic and diluted	100	100

Net income per share attributable to common shares—basic and diluted	$31,353.69	$20,283.43

8.	Commitments and Contingencies

The Adviser Subsidiary rents office space in multiple locations throughout the United States and has entered into operating leases for its office spaces. These rental lease agreements are generally subject to escalation provisions on base rental payments, as well as certain costs incurred by the property owners.

The Gladstone Companies, Inc.

Notes to Consolidated Financial Statements

The following table summarizes the contractual payments due under cancellable operating leases by fiscal year:

Fiscal Year Ended June 30,	Amount
2020	$726,066
2021	741,186
2022	762,511
2023	780,338
2024	803,860
2025	686,587

Total contractual repayments	$4,500,548

9.	Subsequent Events

The Company evaluated all events that have occurred subsequent to December 31, 2019 through June 1, 2020, the date these financial statements were available for issuance.

Effective January 1, 2020, the Adviser Subsidiary further amended its Advisory Agreement with Land to make the annual base management fee equal to 0.50% (0.125% per quarter) of the prior calendar quarter’s “Gross Tangible Real Estate” as defined in the agreement.

Effective January 15, 2020, the Revolving Credit Facility described in Note 4 was amended and restated to adjust the availability under the line to $2 million through January 15, 2021.

Effective April 1, 2020, the Adviser Subsidiary amended its Advisory Agreement with Capital such that for the period from April 1, 2020 through March 31, 2021, the income-based incentive fee will be based on all of the pre-incentive fee net investment income generated quarterly in excess of a hurdle rate of 2.00% of net assets up to a threshold of 2.4375% of net assets (8% to 9.75% annualized) and 20% of the pre-incentive fee net investment income in excess of such 2.4375% threshold (9.75% annualized). Beginning again April 1, 2021, the basis for the income-based incentive fee will revert back to being based on all of the pre-incentive fee net investment income generated quarterly in excess of a hurdle rate of 1.75% of net assets up to a threshold of 2.1875% of net assets (7% to 8.75% annualized) and 20% of the pre-incentive fee net investment income in excess of such 2.1875% threshold (8.75% annualized).

Subsequent to December 31, 2019, the pandemic caused by the spread of COVID-19 has impacted most countries, communities, and markets. The extent to which the COVID-19 pandemic may impact our business, financial condition, liquidity, results of operations, or prospects will depend on numerous evolving factors that are out of our control and that we are not able to predict at this time.

6.0% Senior Secured Bonds

PRELIMINARY OFFERING CIRCULAR

PART III

Exhibits

Exhibit Index

1.1	Dealer Manager Agreement

2.1	Certificate of Incorporation of The Gladstone Companies, Inc.

2.2	Bylaws of The Gladstone Companies, Inc.

3.1	Form of Common Stock Certificate

3.2	Form of Indenture

3.3	Form of 6.0% Senior Bond

3.4	Form of Pledge and Security Agreement

4.1	Form of Subscription Agreement

6.1	Employment Agreement between Gladstone Management Corporation and David Gladstone dated as of April 22, 2004

6.2	Employment Agreement between Gladstone Management Corporation and Terry L. Brubaker dated as of May 26, 2019

6.3	Second Amended and Restated Investment Advisory and Management Agreement between Gladstone Capital Corporation and Gladstone Management Corporation dated as of April 14, 2020

6.4	Administration Agreement between Gladstone Capital Corporation and Gladstone Administration LLC dated as of October 1, 2006

6.5	Investment Advisory and Management Agreement between Gladstone Investment Corporation and Gladstone Management Corporation dated as of June 22, 2005

6.6	Administration Agreement between Gladstone Investment Corporation and Gladstone Administration LLC dated as of June 22, 2005

6.7	Fifth Amended and Restated Investment Advisory Agreement between Gladstone Commercial Corporation and Gladstone Management Corporation dated as of January 8, 2019

6.8	Administration Agreement between Gladstone Commercial Corporation and Gladstone Administration LLC dated as of January 1, 2007

6.9	Fourth Amended and Restated Investment Advisory Agreement between Gladstone Land Corporation and Gladstone Management Corporation dated as of January 14, 2020

6.10	Second Amended and Restated Administration Agreement between Gladstone Land Corporation and Gladstone Administration LLC dated as of February 1, 2013

6.11	Administration Agreement by and between The Gladstone Companies, Inc., The Gladstone Companies, Ltd. and Gladstone Administration LLC dated as of December 1, 2019

6.12	Form of Expense Sharing Agreement by and between The Gladstone Companies, Inc. and Gladstone Management Corporation

11.1	Consent of PricewaterhouseCoopers LLP

11.2	Consent of Proskauer Rose LLP (included as part of Exhibit 12.1)

12.1	Opinion of Proskauer Rose LLP

III-1

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of McLean, in the Commonwealth of Virginia, on the 1st day of June, 2020.

THE GLADSTONE COMPANIES, INC.

By:	/s/ David Gladstone
Name: David Gladstone
Title: President and Chief Executive Officer

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ David Gladstone David Gladstone	Chairman, President and Chief Executive Officer (principal executive officer)	June 1, 2020

/s/ Michael Malesardi Michael Malesardi	Chief Financial Officer (principal financial and accounting officer)	June 1, 2020

/s/ Terry Brubaker Terry Brubaker	Director	June 1, 2020

/s/ Michael LiCalsi Michael LiCalsi	Director	June 1, 2020

III-2